    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1996

                                                      REGISTRATION NO. 333-04219
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 3
                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          PREMIER LASER SYSTEMS, INC.
                 (Name of small business issuer in its charter)

         CALIFORNIA                       3841                       33-0476284
(State or other jurisdiction  (Primary Standard Industrial        (I.R.S. Employer
             of               Classification Code Number)       Identification No.)
      incorporation or
       organization)

                                    3 MORGAN
                            IRVINE, CALIFORNIA 92718
                                 (714) 859-0656
         (Address and telephone number of principal executive offices)

                             COLETTE COZEAN, PH.D.
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                                    3 MORGAN
                            IRVINE, CALIFORNIA 92718
                                 (714) 859-0656
           (Name, address and telephone number, of agent of service)
                         ------------------------------

                                   COPIES TO:

                 THOMAS G. BROCKINGTON, Esq.                                       SHELDON E. MISHER, Esq.
                     Rutan & Tucker, LLP                                     Bachner, Tally, Polevoy & Misher LLP
               611 Anton Boulevard, Suite 1400                                        380 Madison Avenue
                 Costa Mesa, California 92626                                      New York, New York 10017
                        (714) 641-5100                                                  (212) 687-7000

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                         ------------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                          AMOUNT TO      PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
               TITLE OF EACH CLASS OF                   BE REGISTERED   OFFERING PRICE PER  AGGREGATE OFFERING   REGISTRATION FEE
           SECURITIES TO BE REGISTERED (8)                   (8)            SHARE (1)           PRICE (1)             (2)(8)
Units, each consisting of 190 shares of Class A
 Common Stock, no par value, and 95 Class B Warrants
 (3).................................................      12,650             $1,000           $12,650,000          $4,362.07
Class A Common Stock (4).............................     1,201,750           $8.00             $9,614,000          $3,315.17
Unit Purchase Option (5).............................       1,100             $0.01                $110               $0.04
Units, each consisting of 190 shares of Class A
 Common Stock and 95 Class B Warrants (6)............       1,100             $1,000            $1,100,000           $379.31
Class A Common Stock (7).............................      104,500            $8.00              836,000             $288.28
Total................................................                                          $24,200,110          $8,344.87


(1) Estimated solely for the purpose of calculating the registration fee.
(2) $10,409.48 was paid in May 1996 with the initial filing.
(3) Includes 1,650 Units subject to the Underwriter's over-allotment option.
(4) Issuable upon exercise of the Class B Warrants contained in the Units.
(5) To be issued to the Underwriter.
(6) Issuable upon exercise of the Unit Purchase Option.
(7) Issuable upon exercise of the Class B Warrants contained in the Unit Purchase Option.
(8) Pursuant to Rule 429 under the Securities Act, this Registration Statement also relates to and may be used in connection with the securities previously registered under the Securities Act pursuant to Registration Statement No. 33-83984. The securities covered by such Registration Statement and the related registration fee previously submitted for such securities consist of the following: (i) 4,120,149 shares of Class A Common Stock and 4,120,149 Class B Warrants issuable upon exercise of outstanding Class A Warrants ($5,412.40), (ii) 7,247,198 shares of Class A Common Stock issuable upon exercise of Class B Warrants that are either presently outstanding or are issuable upon exercise of outstanding Class A Warrants ($13,323.07), (iii) 240,000 shares of Class A Common Stock, Class A Warrants and Class B Warrants issuable upon exercise of the IPO Unit Purchase Options, 240,000 shares of Class A Common Stock and Class B Warrants issuable upon exercise of said Class A Warrants and 480,000 shares of Class A Common Stock issuable upon exercise of all of said Class B Warrants ($1,629.18).
                       ----------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          PREMIER LASER SYSTEMS, INC.
                             CROSS REFERENCE SHEET
 (SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM SB-2)

FORM SB-2 ITEM NUMBER AND CAPTION                                                LOCATION IN PROSPECTUS
----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of Registration Statement and Outside Front
            Cover Page of Prospectus............................  Outside Front Cover Page of Prospectus
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Inside Front and Outside Back Cover Pages of
                                                                   Prospectus; Available Information
       3.  Summary Information and Risk Factors.................  Prospectus Summary; Risk Factors
       4.  Use of Proceeds......................................  Use of Proceeds
       5.  Determination of Offering Price......................  Outside Front Cover Page of Prospectus; Underwriting
       6.  Dilution.............................................  Not Applicable
       7.  Selling Security Holders.............................  Not Applicable
       8.  Plan of Distribution.................................  Outside Front Cover Page of Prospectus; Underwriting
       9.  Legal Proceedings....................................  Business
      10.  Directors, Executive Officers, Promoters and Control
            Persons.............................................  Management
      11.  Security Ownership of Certain Beneficial Owners and
            Management..........................................  Principal Shareholders
      12.  Description of Securities............................  Description of Securities
      13.  Interest of Named Experts and Counsel................  Not Applicable
      14.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................  Management; Description of Securities
      15.  Organization within Last Five Years..................  Certain Transactions
      16.  Description of Business..............................  Business
      17.  Management's Discussion and Analysis or Plan of
            Operation...........................................  Management's Discussion and Analysis of Financial
                                                                   Condition and Results of Operations
      18.  Description of Property..............................  Business
      19.  Certain Relationships and Related Transactions.......  Certain Transactions
      20.  Market for Common Equity and Related Stockholder
            Matters.............................................  Price Range of Securities
      21.  Executive Compensation...............................  Management
      22.  Financial Statements.................................  Prospectus Summary; Selected Financial Data;
                                                                   Financial Statements
      23.  Changes In and Disagreements With Accountants on
            Accounting and Financial Disclosure.................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS       SUBJECT TO COMPLETION - DATED OCTOBER 15, 1996


                                  11,000 UNITS

                                     [LOGO]


                            EACH UNIT CONSISTING OF
                     190 SHARES OF CLASS A COMMON STOCK AND
                         95 REDEEMABLE CLASS B WARRANTS



    Each unit ("Unit") of Premier Laser Systems, Inc. (the "Company") offered hereby consists of 190 shares of Class A Common Stock, no par value ("Class A Common Stock") and 95 redeemable Class B Warrants ("Class B Warrants"). The Class B Warrants are immediately exercisable and are transferable separately from the Class A Common Stock. The number of shares of Class A Common Stock and Class B Warrants included in each Unit has been determined by D.H. Blair Investment Banking Corp. (the "Underwriter") based primarily upon the current market price of the Class A Common Stock, as well as the Underwriter's determination of the number of shares and Class B Warrants per Unit necessary to successfully market the Units in light of the size of the offering made hereby (the "Offering") relative to the number of shares of Class A Common Stock outstanding immediately prior to the Offering. Fractional Units may not be purchased in the Offering.


    Each Class B Warrant entitles the registered holder thereof to purchase one share of Class A Common Stock for $8.00, subject to adjustment, at any time from the date of issuance through November 30, 1999. Commencing November 30, 1997, the Class B Warrants will be subject to redemption by the Company at a redemption price of $.05 per Warrant on 30 days' written notice provided that the average closing bid price as reported by the Nasdaq Stock Market ("Nasdaq") of the Class A Common Stock exceeds $11.20 per share for 30 consecutive trading days ending within 15 days of the notice of redemption. The public offering price of the Units and the exercise price and other terms of the Class B Warrants were determined by negotiations between the Company and the Underwriter and are not necessarily related to the Company's asset value, net worth or other criteria of value. The Underwriter is the subject of an investigation by the Securities and Exchange Commission (the "Commission"). See "Risk Factors" and "Underwriting."


    The Company's Class A Common Stock, Class A Warrants and Class B Warrants are presently quoted on the Nasdaq National Market. The last reported sale prices of the Class A Common Stock and Class B Warrants on October 14, 1996 as reported by the Nasdaq National Market, were $7 3/4 and $1 3/4, respectively. The Units offered hereby will not be listed on Nasdaq. The Class A Common Stock is one of three classes of the Company's Common Stock. The Company also has outstanding publicly traded units (the "IPO Units"), each IPO Unit consisting of one share of Class A Common Stock, one Class A Warrant and one Class B Warrant sold in the Company's initial public offering in December 1994. See "Description of Securities."

                           --------------------------

    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL IMMEDIATE DILUTION. SEE "RISK FACTORS" BEGINNING ON PAGE 7 AND "DILUTION."
                           --------------------------

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION NOR  HAS  THE
     SECURITIES   AND  EXCHANGE   COMMISSION  OR   ANY  STATE  SECURITIES
       COMMISSION PASSED  UPON  THE  ACCURACY OR  ADEQUACY  OF  THIS
            PROSPECTUS.  ANY REPRESENTATION TO  THE CONTRARY IS A
                               CRIMINAL OFFENSE.


                                                          UNDERWRITING
                                                         DISCOUNTS AND          PROCEEDS TO
                                  PRICE TO PUBLIC       COMMISSIONS (1)         COMPANY (2)
Per Unit......................         $1,000                 $75                   $925
Total (3).....................      $11,000,000             $825,000            $10,175,000


                                                   (FOOTNOTES ON FOLLOWING PAGE)

    These Units are being offered by the Underwriter on a "firm commitment" basis when, as and if delivered to and accepted by the Underwriter, and subject to withdrawal or cancellation of the offer without notice and to its right to reject orders in whole or in part and to certain other conditions. It is expected that delivery of the certificates representing the Units will be made at the offices of D.H. Blair Investment Banking Corp., 44 Wall Street, New York,
New York 10005, on or about              , 1996.

                      D.H. BLAIR INVESTMENT BANKING CORP.
                                ---------------

              The date of this Prospectus is              , 1996.

(FOOTNOTES FROM PREVIOUS PAGE)

(1) Does not reflect additional compensation to be received by the Underwriter in the form of (i) a nonaccountable expense allowance of $330,000 ($379,500 if the over-allotment option is exercised in full); and (ii) an option to purchase up to 1,100 Units at 120% of the per Unit public offering price, exercisable over a period of three years commencing two years from the date of this Prospectus (the "Unit Purchase Option"). In addition, the Company has agreed to indemnify the Underwriter for certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2)  Before deducting expenses of the Offering payable by the Company, estimated
    to  be  $975,000,   including  the   Underwriter's  nonaccountable   expense
    allowance.


(3) The Company has granted the Underwriter an option (the "Over-Allotment Option"), exercisable within 45 days of the date of this Prospectus, to purchase up to 1,650 additional Units on the same terms set forth above solely to cover over-allotments, if any. If the Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be increased to $12,650,000, $948,750 and $11,701,250. See "Underwriting."


                                     [LOGO]

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK AND/ OR THE CLASS B WARRANTS AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE CLASS A COMMON STOCK AND/OR THE CLASS B WARRANTS ON NASDAQ IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT"). SEE "UNDERWRITING."

    Altair, AngleTIPS, Arago, Arcturus, Aurora, Centauri, Dentalaser, MOD, Orion, Pegasus, Polaris, Premier Laser Systems,
Proclosure-Registered Trademark-, Sirius and TouchTIPS are trademarks of the Company. This Prospectus also includes trademarks and trade names of companies other than the Company.


    Pursuant to Rule 429 under the Securities Act, this Prospectus also relates to and may be used in connection with the securities previously registered under said Act pursuant to Registration Statement No. 33-83984 and consisting of (i) 4,120,149 shares of Class A Common Stock and 4,120,149 Class B Warrants issuable upon exercise of outstanding Class A Warrants; (ii) 7,247,198 shares of Class A Common Stock issuable upon exercise of Class B Warrants that are either presently outstanding or are issuable upon exercise of outstanding Class A Warrants; and (iii) 240,000 shares of Class A Common Stock, Class A Warrants and Class B Warrants issuable upon exercise of unit purchase options (the "IPO Unit Purchase Options") received by the Underwriter and its designees in connection with the Company's initial public offering (the "IPO"), 240,000 shares of Class A Common Stock and Class B Warrants issuable upon exercise of said Class A Warrants and 480,000 shares of Class A Common Stock issuable upon exercise of all of said Class B Warrants.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES
(I) A PUBLIC OFFERING PRICE OF $1,000 PER UNIT, (II) NO EXERCISE OF THE UNDERWRITER'S OVER-ALLOTMENT OPTION AND (III) NO EXERCISE OF ANY OTHER
OUTSTANDING WARRANTS OR OPTIONS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS."

                                  THE COMPANY

    Premier Laser Systems, Inc. develops, manufactures and markets several lines of proprietary medical lasers, fiberoptic delivery systems and associated products for a variety of dental, ophthalmic and surgical applications principally for use in surgical centers and medical offices. The Company's lasers and related products use the controlled application of thermal, acoustic and optical energy to allow the physician or dentist to perform selected minimally invasive procedures which, compared to conventional techniques not involving the use of lasers, vaporize or sever tissue with minimal blood loss and scarring, increase patient comfort and reduce patient treatment time and treatment costs.

    The Company's product line of proprietary lasers includes argon, diode, CO(2), neodymium:yttrium aluminum garnet ("Nd:YAG"), erbium:yttrium aluminum garnet ("Er:YAG") and holmium:yttrium aluminum garnet ("Ho:YAG") lasers, which the Company believes are capable of a wide range of procedures in multiple medical and surgical specialties ranging from cutting bone and teeth to removing precise layers of cellular tissue in the eye. Representative procedures for which the Company has market clearance from the United States Food and Drug Administration ("FDA") include teeth whitening, treatment of endometriosis, treatment of gum disease, laparoscopic procedures, dermatological treatment of port wine stains and discectomy. The Company is currently conducting various clinical trials relating to additional applications for its laser products. The Company also manufactures a variety of disposable fiberoptic delivery systems and sculpted fiberoptic probes, optical tips, waveguides and catheters which are designed for single-patient use. The Company believes that the increasing demand for product sterility and cost containment will result in an increase in disposable product sales and will provide a recurring revenue stream.

    In  dentistry,  the Company  currently markets  its  lasers for  soft tissue
(gums) procedures, composite curing in cavity preparation and teeth whitening procedures. The Company's Aurora diode laser is currently used by dentists and periodontists to treat periodontal disease and has been shown to postpone or in some cases eliminate the need for conventional periodontal surgery. The Company's Arago and MOD (Multi Operatory Dentalaser) argon lasers are currently used by dentists to accelerate the curing of composites placed in cavity preparations. The use of the laser for this application has been shown to result in a stronger restoration than composites cured by traditional curing lights. The Company is seeking clearance for additional dental applications to enable it to market its Centauri Er:YAG laser for hard tissue (teeth) procedures, and is currently initiating clinical trials for cavity prevention.

    Medical lasers have been used for the treatment of eye disorders for many years and are widely accepted in the ophthalmic community. The Company's multiple application Centauri Er:YAG laser is priced significantly below current single purpose refractive lasers and has been cleared for anterior capsulotomy (one step in the cataract extraction procedure) and occuloplastic and other cosmetic procedures, among other indications. The Centauri laser is also currently being tested in clinical trials and animal studies for cataract removal, glaucoma treatment and corneal sculpting (treatment of myopia, hyperopia and astigmatism).

    The Company believes surgical lasers, either in conjunction with or independent of traditional sutures or staples, may be used for various wound closure procedures. The Company believes that the benefits of the use of surgical lasers for tissue melding, as compared to sutures and staples, include fluid-static seals, immediate closure strength and reduced surgical time. The Company and its strategic partner are currently conducting clinical and animal studies for tissue melding for ducts, arteries, veins and skin, in support of future regulatory applications.

    The Company's strategy is to seek to increase its market penetration in the dental, ophthalmic and surgical markets by (i) expanding its marketing and distribution efforts, (ii) creating market awareness through increased publicity and the education of dentists and physicians, (iii) pursuing clearances for additional laser applications, (iv) capitalizing on disposable aftermarket related products, and (v) expanding domestically and internationally through strategic alliances or acquisitions of companies with additional distribution channels, complementary products or an international presence.

    The Company commenced operations in August 1991, after acquiring substantially all of the assets of Pfizer Laser Systems, a division of Pfizer Hospital Products Group, Inc. ("Pfizer HPG"), in an acquisition led by the Company's Chief Executive Officer. The assets acquired by the Company included the proprietary rights to a broad base of laser and fiberoptic technologies, which the Company developed over the past four years into 19 laser models cleared for market introduction. Following an initial public offering in December 1994, the Company increased inventory and expanded its dental sales force in December 1995 to include five area sales managers and 25 independent marketing representatives. As a result of this expansion, the Company achieved $723,000 in sales to the dental market for the fiscal year ended March 31, 1996.

    The Company has not generated significant revenues to date, and may continue to incur losses for the foreseeable future due to substantial costs associated with manufacturing, marketing and distributing its laser products and continued research and development related to additional applications for these products.

    The Company's principal executive offices are located at 3 Morgan, Irvine, California 92718. The Company's telephone number is (714) 859-0656.

                                  THE OFFERING


Securities Offered by the Company......  11,000 Units, each Unit consisting of 190 shares of
                                         Class  A Common Stock and 95 Class B Warrants. Each
                                         Class B Warrant is exercisable at $8.00 (subject to
                                         adjustment) to purchase one share of Class A Common
                                         Stock, at  any  time  from  the  date  of  issuance
                                         through  November  30,  1999,  subject  to  earlier
                                         redemption by the Company. See "Capitalization" and
                                         "Description of Securities."

Class A Common Stock Outstanding Before
 the Offering (1)(2)...................  4,750,554 shares

Class A Common Stock Outstanding After
 the Offering (1)(2)...................  6,840,554 shares

Class E-1 Common Stock Outstanding
 Before and After the Offering (1).....  1,256,818 shares

Class E-2 Common Stock Outstanding
 Before and After the Offering (1).....  1,256,818 shares

Nasdaq National Market Symbols.........  Class A Common Stock -- PLSIA
                                         Class A Warrants -- PLSIW
                                         Class B Warrants -- PLSIZ

Nasdaq SmallCap Symbols................  IPO Units -- PLSIU

Use of Proceeds........................  To fund the  expansion of  the Company's  marketing and distribution capabilities, including
                                         distribution   to  international  markets,  through
                                         acquisitions,  strategic   alliances  or   internal
                                         development;    to   invest    in   inventory   and
                                         demonstration   equipment;   to   fund   additional
                                         research  and  development; to  repay indebtedness;
                                         and  for  general  corporate  and  working  capital
                                         purposes.

Risk Factors...........................  The securities offered hereby involve a high degree of  risk and immediate  and substantial dilution to
                                         public investors.  Investors  should  purchase  the
                                         securities  offered hereby only  if they can afford
                                         the loss  of  their entire  investment.  See  "Risk
                                         Factors" and "Dilution."

------------------------
(1) The Class E-1 and Class E-2 Common Stock (collectively, the "Escrow Shares") will be automatically converted into Class A Common Stock if the Company attains certain earnings levels over the next four years or if the Class A Common Stock attains certain market price targets over the next year, and will be cancelled by the Company on June 30, 2000 if the Escrow Shares have not been converted into Class A Common Stock prior to that time. See "Description of Securities."


(2) Does not include (i) 723,796 shares of Class A Common Stock issuable upon exercise of outstanding options as of October 14, 1996 granted under the Company's 1992 Employee Stock Option Plan, 1995 Stock Option Plan and 1996 Stock Option Plans; (ii) 470,250 shares of Class A Common Stock issuable upon exercise of the Over-Allotment Option (and the underlying Class B Warrants); (iii) 313,500 shares of Class A Common Stock issuable upon exercise of the Unit Purchase Option (and the underlying Class B Warrants);
    (iv) 696,540 shares of Class A Common Stock issuable upon exercise of other outstanding options and warrants to purchase Class A Common Stock; (v)
    8,240,298 shares of Class A Common Stock issuable upon exercise of the Company's outstanding publicly-held Class A Warrants and the underlying Class B Warrants; (vi) 3,127,049 shares of Class A Common Stock issuable upon exercise of the Company's outstanding publicly-held Class B Warrants;
    (vii) 960,000 shares of Class A Common Stock issuable upon exercise of the IPO Unit Purchase Options (and the underlying Class A Warrants and Class B Warrants) and (viii) 1,256,818 shares of each of Class E-1 Common Stock and Class E-2 Common Stock. For a description of the Class A Warrants, Class B Warrants (collectively, the "Warrants"), IPO Unit Purchase Options, Class E-1 Common Stock and Class E-2 Common Stock, see "Description of Securities." For a description of the Company's stock option plans and options outstanding thereunder, see "Management -- Stock Option Plans."

                             SUMMARY FINANCIAL DATA

                                                                                         THREE MONTHS ENDED
                                                 FISCAL YEAR ENDED MARCH 31,                  JUNE 30,
                                           ----------------------------------------  --------------------------
                                               1994          1995          1996          1995          1996
                                           ------------  ------------  ------------  ------------  ------------
SELECTED STATEMENT OF OPERATIONS DATA:
  Net sales..............................  $  2,079,335  $  1,249,403  $  1,704,390  $    112,564  $  1,254,082
  Cost of sales..........................     1,753,352     1,298,420     3,324,757       450,353     1,028,611
                                           ------------  ------------  ------------  ------------  ------------
  Gross profit (loss)....................       325,983       (49,017)   (1,620,367)     (337,789)      225,471
  Selling and marketing expenses.........     1,087,461     1,035,863     1,308,767       195,831       461,772
  Research and development expenses......       678,279     1,035,705     1,213,471       255,959       126,779
  General and administrative expenses....     1,322,888     1,747,090     1,709,327       501,078       326,786
                                           ------------  ------------  ------------  ------------  ------------
  Loss from operations...................    (2,762,645)   (3,867,675)   (5,851,932)   (1,290,657)     (689,866)
  Interest (expense) income, net.........      (434,851)     (322,540)       99,037        94,449        (7,194)
                                           ------------  ------------  ------------  ------------  ------------
  Loss before extraordinary items........    (3,197,496)   (4,190,215)   (5,752,895)   (1,196,208)     (697,060)
  Extraordinary gain from extinguishment
   of indebtedness.......................            --       381,730            --            --            --
                                           ------------  ------------  ------------  ------------  ------------
  Net loss...............................  $ (3,197,496) $ (3,808,485) $ (5,752,895)   (1,196,208)     (697,060)
                                           ------------  ------------  ------------  ------------  ------------
                                           ------------  ------------  ------------  ------------  ------------

SELECTED PER SHARE DATA:
  Net loss...............................                              $      (1.26) $      (0.27) $      (0.15)
                                                                       ------------  ------------  ------------
                                                                       ------------  ------------  ------------
  Weighted average shares outstanding
   (1)...................................                                 4,556,959     4,501,899     4,719,923
  Pro forma loss before extraordinary
   item (2)..............................  $      (2.45) $      (1.59)
  Extraordinary gain from extinguishment
   of indebtedness.......................            --           .15
                                           ------------  ------------
  Pro forma net loss (2).................  $      (2.45) $      (1.44)
                                           ------------  ------------
                                           ------------  ------------
  Pro forma weighted average shares
   outstanding (1)(2)....................     1,288,751     2,584,722


                                                                                          AT JUNE 30, 1996
                                                                                    -----------------------------
                                                                                                    AS ADJUSTED
                                                                                       ACTUAL           (3)
                                                                                    -------------  --------------
SELECTED BALANCE SHEET DATA:
  Cash and cash equivalents.......................................................  $     135,881   $  7,735,881
  Working capital.................................................................      4,449,812     13,649,812
  Total assets....................................................................     15,670,277     22,825,367
  Total debt......................................................................        881,195        400,000
  Shareholders' equity............................................................     12,223,544     21,423,544


--------------------------
(1) Does not include 1,256,818 shares of each of Class E-1 or Class E-2 Common Stock outstanding as of March 31, 1996 and June 30, 1996, which are subject to cancellation under certain circumstances. See "Description of Securities -- Common Stock" and Notes 2 and 16 of Notes to Financial Statements.

(2) Adjusted to give pro forma effect to the conversion of certain of the Company's indebtedness which occurred upon completion of the Company's IPO. The effect on net loss per common share from the conversion of such indebtedness was to reduce historical net loss by $37,500 and $67,995, and to increase weighted average shares outstanding by 76,875 and 321,099 shares for the fiscal years ended March 31, 1994 and 1995, respectively.

(3) Adjusted to reflect the receipt by the Company of estimated net proceeds from the issuance of 11,000 Units offered hereby and the application of the net proceeds thereof. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

    In evaluating an investment in the securities being offered hereby, investors should consider carefully the following principal risk factors, as well as the other information contained in this Prospectus.

    LIMITED OPERATING HISTORY; CONTINUING OPERATING LOSSES. The Company was formed in July 1991 and has not generated significant revenues to date. As of June 30, 1996, the Company had an accumulated deficit of $19,313,474. For the three months ended June 30, 1996 and the fiscal years ended March 31, 1994, 1995 and 1996, the Company had operating losses of $689,866, $2,762,645, $3,867,675 and $5,851,932, respectively, resulting principally from costs incurred in research and development and other costs of operations. The Company expects that operating losses will continue until such time as product sales generate sufficient revenues to fund its continuing operations, as to which there can be no assurance.

    INDEPENDENT ACCOUNTANTS' REPORT; GOING CONCERN QUALIFICATION. The report from the Company's independent accountants includes an explanatory paragraph which describes substantial doubt concerning the ability of the Company to continue as a going concern. The Company may incur losses for the foreseeable future due to the significant costs associated with manufacturing, marketing and distributing its laser products and due to continual research and development activities which will be necessary to develop additional applications for the Company's laser technology. See "Management's Discussion and Analysis of
Financial Condition and Results of Operations" and "Financial Statements -- Report of Independent Accountants."

    UNCERTAINTIES CONCERNING FUTURE PROFITABILITY. The Company's ability to achieve profitability will depend, in part, on its ability to continue to successfully develop clinical applications and obtain regulatory approvals for its products and to develop the capacity to manufacture and market such products on a wide scale. There is no assurance that the Company will be able to successfully make the transition from research and development to manufacturing and selling commercial medical laser products on a broad basis. While attempting to make this transition, the Company will be subject to all risks inherent in a growing venture, including the need to produce reliable and effective products, develop marketing expertise and enlarge its sales force. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    UNCERTAIN MARKET ACCEPTANCE. The Company's future sales are dependent, in part, on the Company's ability to demonstrate to dentists, ophthalmologists and other physicians the potential cost and performance advantages of its laser systems over traditional methods of treatment and, to a lesser extent, over competitive laser systems. To date, commercial sales of the Company's lasers have been limited, and no assurance can be given that these laser products can be successfully commercialized on a broad basis. Lasers have not been widely used in dentistry and their use requires training and expertise. The acceptance of dental lasers may be adversely affected by their high cost, concerns by patients and dentists relating to their safety and efficacy, and the substantial market acceptance and penetration of alternative dental tools such as the dental drill. Current economic pressure may make dentists and physicians reluctant to purchase substantial capital equipment or invest in new technology. The failure of medical lasers to achieve broad market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. No assurance can be given that any of the Company's products will be accepted by the medical or dental community or by patients, or that a significant market for the Company's laser systems will be developed and sustained. The Company currently has a limited sales force and will need to hire additional sales and marketing personnel to facilitate the general acceptance of its products. See "Business -- Market Overview."

    DEPENDENCE ON SUPPLIERS. The Company purchases certain raw materials, components and subassemblies included in the Company's products from a limited group of qualified suppliers and does not maintain long-term supply contracts with any of its key suppliers. The disruption or termination of these sources could have a material adverse effect on the Company's business and results of operations. For example, during fiscal 1994, the Company's sole supplier of the specialized optic fiber required for use in the Company's Er:YAG lasers ceased to provide this fiber to the Company. The

Company's inability to obtain sufficient quantities of this specialized optical fiber had a material adverse effect on the volume of Er:YAG lasers the Company was able to sell during fiscal 1994 and 1995. The Company's arrangement with the supplier of its Arago argon laser terminates in November 1996, and if this arrangement is not renewed and the Company is unable to secure another source for this argon laser, the Company's results of operations may be adversely affected. There can be no assurance that this or any other supplier could be replaced in a timely manner. Any interruption in the supply of these and other key components can have a material adverse effect on the Company's ability to manufacture its products and, consequently, on its business, financial condition and results of operations. See "Business -- Manufacturing and Materials."

    RISKS APPLICABLE TO FOREIGN SALES. For the years ended March 31, 1994, 1995 and 1996, sales to foreign markets accounted for approximately 22%, 63% and 40%, respectively, of the Company's net sales. Foreign sales expose the Company to certain risks, including the difficulty and expense of maintaining foreign sales distribution channels, barriers to trade, potential fluctuations in foreign currency exchange rates, political and economic instability, availability of suitable export financing, accounts receivable collections, tariff regulations, quotas, shipping delays, foreign taxes, export licensing requirements and other United States and foreign regulations that may apply to the export of medical lasers. The regulation of medical devices worldwide also continues to develop, and there can be no assurance that new laws or regulations will not have an adverse effect on the Company. In addition, the Company may experience additional difficulties in providing prompt and cost effective service of its medical lasers in foreign countries. The Company does not carry insurance against such risks. The occurrence of any one or more of these events may individually or in the aggregate have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business -- Marketing, Sales and Service."

    RISK OF TECHNOLOGICAL OBSOLESCENCE. The markets in which the Company's laser products compete are subject to rapid technological change, as well as the potential development of alternative surgical techniques or new pharmaceutical products. Such changes could render the Company's products uncompetitive or obsolete. The Company will be required to invest in research and development to attempt to maintain and enhance its existing products and develop new products. No assurances can be given that such research and development efforts will result in the introduction of new products or product improvements. See "Business -- Research and Development."


    DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY. The Company's success will depend, in part, on its ability to obtain patent protection for products and processes, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. The Company holds 19 United States patents and has other patent applications pending in the United States. The Company also holds 13 foreign patents including two utility model patents and has other foreign patent applications pending. No assurance can be given that any additional United States or foreign patents will be issued, that the scope of any patent protection will exclude competitors or that any of the Company's patents will be held valid if subsequently challenged. Further, there can be no assurance that others will not independently develop similar products, duplicate the Company's products or design products that circumvent any patents used by the Company. The Company is aware of certain patents which, along with other patents that may exist or be granted in the future, could restrict the Company's right to market certain of its technologies without a license, including, without limitation, patents relating to the Company's lens emulsification product and ophthalmic probes for the Er:YAG laser. In the past, the Company has received allegations that certain of the Company's laser products infringe other patents. There has been significant patent litigation in the medical industry in general, and in the medical laser industry in particular. Adverse determinations in litigation or other patent proceedings to which the Company may become a party could subject the Company to significant legal judgments or other liabilities to third parties and could require the Company to seek licenses from third parties that may or may not be economically viable. Patent and other intellectual property rights disputes often are settled through licensing arrangements. No assurance can be given that any licenses required under these or any other patents or proprietary rights would be available on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, it could encounter delays in product introductions while it attempts to design around such patents, or it could find that the development, manufacture or sale of products requiring such licenses could be enjoined. If the Company is found, in a legal proceeding, to have infringed the patents or other proprietary rights of others, it could be liable for significant damages. The Company also relies upon unpatented trade secrets, and no assurance can be given that others will not independently develop or otherwise acquire substantially equivalent trade secrets.


    POTENTIAL CHARGES RESULTING FROM WRITE-OFFS OF INTANGIBLES. At June 30, 1996, the Company's financial statements reflect patents, licenses and other intangible assets in the approximate net amount of $7,211,072 which amount is being amortized over the next two to 15 years. Accordingly, the Company expects to recognize a charge to earnings of approximately $700,000 for the fiscal year ending March 31, 1997, and expects to continue to recognize substantial charges to earnings in subsequent fiscal years. In addition, at each balance sheet date, the Company is required to review the value of its intangible assets based on various factors, such as changes in technology. Any adjustment downward in such value may result in a write-off of the intangible asset and a substantial charge to earnings, thereby adversely affecting the operating results of the Company in the future.


    NEED FOR FDA AND FOREIGN GOVERNMENTAL APPROVALS; GOVERNMENT REGULATION. The Company's products are regulated as medical devices by the FDA under the Federal Food, Drug and Cosmetic Act (the "FDC Act") and the regulations promulgated thereunder. As such, these devices require either Section 510(k) premarket clearance ("510(k)") or approval of a premarket approval application ("PMA") by the FDA prior to commercialization. Satisfaction of applicable regulatory requirements may take several years and varies substantially based upon the type, complexity and novelty of such devices, as well as the clinical procedure. There can be no assurance that some of the Company's products will not require the more rigorous and time consuming PMA approval, including laser uses for vasovasotomy or other tissue melding, dental hard tissue, cavity prevention, cosmetic surgery, sclerostomy and lens emulsification, among others. Filings and governmental approvals may be required in foreign countries before the devices can be marketed in these countries. There can be no assurance that further clinical trials of the Company's medical lasers or of any future products will be successfully completed or, if they are completed, that any requisite FDA or foreign governmental clearances or approvals will be obtained. FDA or other governmental clearances or approvals of products developed by the Company in the future may require substantial filing fees which could limit the number of applications sought by the Company and may entail limitations on the indicated uses for which such products may be marketed. In addition, approved or cleared products may be subject to additional testing and surveillance programs required by the FDA and other regulatory agencies, and product approvals and clearances could be withdrawn for failure to comply with regulatory standards or by the occurrence of unforeseen problems following initial marketing. Also, the Company has made modifications to certain of its existing products which it does not believe require the submission of a new 510(k) notification to the FDA. However, there can be no assurance that the FDA would agree with the Company's determination and not require the Company to discontinue marketing one or more of the modified devices until they have been cleared by the FDA. There also can be no assurance that any such clearance of modifications would be granted should it become necessary. The Company is also required to adhere to applicable requirements for current Good Manufacturing Practices ("cGMP") and radiological health requirements, to engage in extensive record keeping and reporting and to comply with the FDA's product labeling, promotional and advertising requirements. Noncompliance with state, local, federal or foreign requirements can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, delay, denial or withdrawal of premarket clearance or approval of devices, recommendations by the FDA that the Company not be allowed to enter into government contracts, and criminal prosecution, all of which would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's manufacturing facilities are subject to periodic inspections by state and federal agencies, including the FDA, the California Department of Health Services, and comparable agencies in other countries. See "Business -- Government Regulation."

    DEPENDENCE ON KEY PERSONNEL. The Company depends to a considerable degree on a limited number of key personnel, including Colette Cozean, Ph.D., its Chairman of the Board, Chief Executive Officer, President and Director of Research. Dr. Cozean is also an inventor of a number of the Company's patented technologies. During the Company's limited operating history, many key responsibilities within the Company have been assigned to a relatively small number of individuals. The loss of Dr. Cozean's services or those of certain other members of management could adversely affect the Company. The Company has no long-term employment agreements with its key personnel. The success of the Company will also depend, among other factors, on the successful recruitment and retention of qualified technical and other personnel. See "Management."


    HIGHLY COMPETITIVE INDUSTRY. The medical laser industry is subject to intense competition and is characterized by rapid technological change. The Company is and will continue to be subject to competition in its targeted markets, principally from businesses providing other traditional surgical and nonsurgical treatments, including existing and developing technologies, and to a lesser extent competitors' CO(2), argon, diode, Er:YAG and Nd:YAG lasers. Many of the Company's competitors have substantially greater financial, marketing and manufacturing resources and experience than the Company. Furthermore, the Company expects other companies will enter the market, particularly as medical lasers gain increasing market acceptance. Significant competitive factors which will affect future sales in the marketplace include regulatory approvals, performance, pricing and general market acceptance. See "-- Dependence on Suppliers" and "Business -- Competition."


    POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. Due to the relatively high sales price of the Company's laser systems and the low sales unit volume, minor timing differences in receipt of customer orders have produced and could continue to produce significant fluctuations in quarterly results. In addition, if anticipated sales and shipments in any quarter do not occur when expected, expenditures and inventory levels could be disproportionately high, and the Company's operating results for that quarter, and potentially for future quarters, would be adversely affected. Quarterly results may also fluctuate based on a variety of other factors, such as seasonality, production delays, product mix, cancellation or rescheduling of orders, new product announcements by competitors, receipt of clearances or approvals by the Company or its competitors, notices of product suspension or recall, the Company's ability to manage product transitions, sales prices and market conditions. In addition, if the Company expands or augments its manufacturing capabilities in connection with the introduction of new products, quarterly revenues and operating results are expected to fluctuate to an even greater degree. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    UNCERTAIN ABILITY TO MEET CAPITAL NEEDS. The Company will require substantial additional funds for its research and development programs, preclinical and clinical testing, development of its sales and distribution force, operating expenses, regulatory processes and manufacturing and marketing programs. The Company's capital requirements will depend on numerous factors, including the progress of its research and development programs, results of preclinical and clinical testing, the time and cost involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, developments and changes in the Company's existing research, licensing and other relationships and the terms of any new collaborative, licensing and other arrangements that the Company may establish. The Company believes that the net proceeds of the Offering, together with its available short-term assets and investment income, will be sufficient to meet its operating expenses and capital expenditures through the next 12 months. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." However, the Company's cash requirements may vary materially from those now planned due to potential future acquisitions, the progress of research and development programs, results of clinical testing, relationships with strategic partners, if any, competitive and technological advances, the FDA and foreign regulatory processes and other factors. There can be no assurance, however, that additional financing will be available when needed, or if available, will be available on acceptable terms. Insufficient funds may prevent the Company from implementing its business strategy or may require the Company to delay, scale back or eliminate certain of its research and product development programs or to license to third parties rights to commercialize products or technologies that the Company would otherwise seek to develop itself.

    BROAD DISCRETION OVER USE OF PROCEEDS. The Company intends to use a substantial portion of the net proceeds of the Offering to expand the Company's marketing and distribution capabilities through internal development, strategic alliances and acquisitions. In addition, the Company may use of a portion of the net proceeds to increase its available technologies or products through acquisitions, capital and research and development expenditures or a combination or both. Management's allocation decisions concerning such net proceeds will be dependent upon a variety of factors, including the progress and results of clinical trials, the timing of receipt of regulatory approvals and potential strategic alliances and acquisitions. The Company is not engaged in discussions relating to any acquisitions and has not yet determined the extent to which it will expand its marketing, distribution, technologies and products through acquisitions or strategic alliances, as contrasted with internal growth. As a result, a significant portion of the net proceeds will be available for acquisitions and projects that are not yet identified, and the Board of Directors will have broad discretion with respect to the application of such proceeds. There can be no assurance that the Company will be able to consummate acquisitions or identify and arrange projects that meet the Company's requirements. Approximately $500,000 of the net proceeds will be used to pay in full a note due to Pfizer HPG which is secured by certain tangible and intangible assets of the Company. The Company has not made a payment with respect to this note that was due in July 1996, but is attempting to negotiate an extension of this payment date. No assurance can be given, however, that such extension will be granted or that Pfizer will not seek to enforce its rights under such note. See "Use of Proceeds."

    POSSIBLE VOLATILITY OF STOCK PRICE. The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of the Company's securities. In addition, the market price of the Company's securities has been and is likely to be highly volatile. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, FDA and international regulatory actions, developments with respect to patents or proprietary rights, public concern as to the safety of products developed by the Company or its competitors, changes in health care policy in the United States and internationally, changes in analysts' recommendations regarding the Company, other medical companies or the medical laser industry generally and general market conditions may have a significant effect on the market price of the Company's securities. See "Price Range of Securities."

    PRODUCT LIABILITY EXPOSURE. The sale of the Company's laser products involves the inherent risk of product liability claims against the Company. The Company currently maintains product liability insurance coverage in the amount of $5 million per occurrence and $5 million in the aggregate, but such insurance is expensive, subject to various coverage exclusions and may not be obtainable by the Company in the future on terms acceptable to the Company. There can be no assurance that claims against the Company arising with respect to its products will be successfully defended or that the insurance carried by the Company will be sufficient to cover liabilities arising from such claims. A successful claim against the Company in excess of the Company's insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Product Liability and Insurance."

    LIMITATIONS ON THIRD PARTY REIMBURSEMENT. The Company's laser products are generally purchased by physicians, dentists and surgical centers which then bill various third party payors, such as government programs and private insurance plans, for the procedures conducted with the Company's lasers. Third-party payors carefully review and are increasingly challenging the prices charged for medical products and services. Reimbursement rates from private companies vary depending on the procedure performed, the third-party payor, the insurance plan and other factors. Medicare reimburses hospitals a prospectively-determined fixed amount for the costs associated with an in-patient hospitalization based on the patient's discharge diagnosis, and reimburses physicians a prospectively-determined fixed amount based on the procedure performed, regardless of the actual costs incurred by the hospital or physician in furnishing the care and unrelated to the specific devices used in that procedure. Third-party payors are increasingly scrutinizing whether to cover new products and the level of reimbursement for covered products. Payors may deny coverage and reimbursement for the Company's products if they determine that the device was not reasonable and necessary for the purpose for which used, was investigational or not cost-effective. As a result, there can be no assurance that reimbursement from third party payors for these procedures will be available or if available, that reimbursement will not be limited, thereby adversely affecting the Company's ability to sell its products on a profitable basis. Moreover, the Company is unable to predict what legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future, or what effect such legislation or regulation may have on the Company.

    UNCERTAINTIES REGARDING HEALTH CARE REFORM. Several states and the United States government are investigating a variety of alternatives to reform the health care delivery system and further reduce and control health care spending. These reform efforts include proposals to limit spending on health care items and services, limit coverage for new technology and limit or control the price health care providers and drug and device manufacturers may charge for their services and products. If adopted and implemented, such reforms could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

    CHARGE TO EARNINGS IN THE EVENT OF RELEASE OF ESCROW SHARES. The Company has outstanding 1,256,818 shares of each of Class E-1 and Class E-2 Common Stock which are being held by the Company in escrow, and which will be released from escrow and converted into shares of Class A Common Stock if certain criteria are met. In the event any of these criteria are met and any Escrow Shares are released from escrow to shareholders who are officers, directors, employees or consultants of the Company, a substantial noncash compensation expense will be recorded for financial reporting purposes. The recognition of such compensation expense may have an adverse effect on the market price of the Company's securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Potential Future Charge to Income," "Principal Shareholders" and "Description of Securities -- Common Stock."


    SHARES ELIGIBLE FOR FUTURE SALE; POTENTIAL ADVERSE EFFECT ON MARKET PRICE OF CLASS A COMMON STOCK RESULTING FROM EFFECT OF OUTSTANDING OPTIONS AND WARRANTS. Sales of a substantial number of shares of Class A Common Stock in the public market following the Offering could adversely affect the market price for the Class A Common Stock. Other than 161,352 shares of Class A Common Stock held by the Company's officers, directors and certain shareholders which are subject to 13 month lock-up agreements, substantially all of the Company's 6,840,554 shares of Class A Common Stock to be outstanding upon completion of the Offering will be freely tradeable, including the shares offered hereby, 3,708,997 registered shares of Class A Common Stock which have been previously registered under the Securities Act and 1,041,557 unregistered shares of Class A Common Stock which may be sold in the public market subject to compliance with Rule 144 promulgated under the Securities Act. An additional 11,367,347 shares of Common Stock are issuable upon the full exercise of the Company's outstanding publicly traded Warrants, and 2,380,336 shares of Class A Common Stock are issuable upon exercise of other outstanding warrants and options. The issuance of shares upon the exercise of the outstanding Warrants, the IPO Unit Purchase Options and options under the 1995 Stock Option Plan has been registered under the Securities Act, and 718,680 shares of Class A Common Stock issuable upon exercise of the remaining options and warrants may be resold pursuant to Rule 701 under the Securities Act. The existence of the Company's outstanding warrants and options could adversely affect the Company's ability to obtain future financing. The price which the Company may receive for the Class A Common Stock issued upon exercise of such options and warrants will likely be less than the market price of the Class A Common Stock at the time such options and warrants are exercised. Moreover, the holders of the options and warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain needed capital by a new offering of its securities on terms more favorable than those provided for by the options and warrants. See "Management -- Stock Option Plans" and "Shares Eligible for Future Sale."

    POTENTIAL ANTI-TAKEOVER EFFECTS OF PREFERRED STOCK. The Company's Articles of Incorporation authorize the issuance of 8,850,000 shares of "blank check" preferred stock, which will have such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of such issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. See "Description of Securities -- Preferred Stock."

    POTENTIAL ADVERSE EFFECT OF REDEMPTION OF CLASS B WARRANTS. The Class B Warrants may be redeemed by the Company at any time commencing November 30, 1997 at a redemption price of $.05 per Class B Warrant upon 30 days' notice if the average closing bid prices (or last sales prices if listed on a national securities exchange) of the Class A Common Stock exceeds $11.20 for 30 consecutive trading days ending within 15 days of the notice of redemption. Redemption of the Class B Warrants could force the holders (i) to exercise the Class B Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, (ii) to sell the Class B Warrants at the then current market price when they might otherwise wish to hold the Class B Warrants, or (iii) to accept the nominal redemption price, which is likely to be substantially less than the market value of the Class B Warrants at the time of redemption. See "Description of Securities -- Redeemable Warrants."

    CURRENT PROSPECTUS AND STATE REGISTRATION TO EXERCISE CLASS B WARRANTS. Holders of Class B Warrants will be able to exercise the warrants only if (i) a current prospectus under the Securities Act relating to the securities underlying the Class B Warrants is then in effect and (ii) such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Class B Warrants reside. Although the Company has undertaken and intends to use its best efforts to maintain a current prospectus covering the securities underlying the Class B Warrants following completion of the Offering to the extent required by federal securities laws, there can be no assurance that the Company will be able to do so. The value of the Class B Warrants may be greatly reduced if a prospectus covering the securities issuable upon the exercise of the Class B Warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of Class B Warrants reside. Persons holding Class B Warrants who reside in jurisdictions in which such securities are not qualified and in which there is no exemption will be unable to exercise their Class B Warrants and would either have to sell their Class B Warrants in the open market or allow them to expire unexercised. If and when the Class B Warrants become redeemable by the terms thereof, the Company may exercise its redemption right even if it is unable to qualify the underlying securities for sale under all applicable state securities laws. See "Description of Securities -- Redeemable Warrants."

    POSSIBLE ADVERSE EFFECT ON LIQUIDITY OF THE COMPANY'S SECURITIES DUE TO THE INVESTIGATION OF D.H. BLAIR INVESTMENT BANKING CORP. AND D.H. BLAIR & CO., INC. BY THE SECURITIES AND EXCHANGE COMMISSION. The Commission is conducting an investigation concerning various business activities of the Underwriter and D.H. Blair & Co., Inc. ("Blair & Co."), a selling group member which will distribute substantially all of the Units offered hereby. The investigation appears to be broad in scope, involving numerous aspects of the Underwriter's and Blair & Co.'s compliance with the federal securities laws and compliance with the federal securities laws by issuers whose securities were underwritten by the Underwriter or Blair & Co., or in which the Underwriter or Blair & Co. made over-the-counter markets, persons associated with the Underwriter or Blair & Co., such issuers and other persons. The Company has been advised by the Underwriter that the investigation has been ongoing since at least 1989 and that the Underwriter is cooperating with the investigation. The

Underwriter cannot predict whether this investigation will ever result in any type of formal enforcement action against the Underwriter or Blair & Co., or, if so, whether any such action might have an adverse effect on the Underwriter, Blair & Co. or the securities offered hereby. The Company has been advised that Blair & Co., which has continued to make a market in the Company's securities since the IPO, intends to make a market in the securities following the Offering. An unfavorable resolution of the Commission's investigation could have the effect of limiting such firm's ability to make a market in the Company's securities, which could affect the liquidity or price of such securities. See "-- Adverse Effect on Liquidity Associated with Possible Restrictions on Market Making Activities in the Company's Securities" and "Underwriting."

    ADVERSE EFFECT ON LIQUIDITY ASSOCIATED WITH POSSIBLE RESTRICTIONS ON MARKET MAKING ACTIVITIES IN THE COMPANY'S SECURITIES. The Underwriter has advised the Company that Blair & Co. intends to continue to make a market in the Company's securities. Rule 10b-6 promulgated under the Securities Act of 1934, as amended (the "Exchange Act") may prohibit Blair & Co. from engaging in any market-making activities with regard to the Company's securities for a period from nine business days (or such other applicable period as Rule 10b-6 may provide) prior to any solicitation by the Underwriter of the exercise of the Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of Warrants following such solicitation. As a result, Blair & Co. may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable. Any temporary cessation of such market-making activities could have an adverse effect on the market price of the Company's securities.

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 11,000 Units being offered hereby are estimated to be $9,200,000 (or $10,676,750 if the Underwriter's Over-Allotment Option is exercised in full) after deducting underwriting discounts and estimated offering expenses payable by the Company.


    The Company intends to use the net proceeds of the Offering to fund the expansion of the Company's marketing and distribution capabilities, including distribution into international markets, through acquisitions, strategic alliances or internal development. The Company also plans to invest in inventory and demonstration or loaner equipment, and to fund additional research and development including further clinical trials.

    The Company also plans to use approximately $1.6 million of the net proceeds of the Offering to repay outstanding indebtedness including approximately $1.1 million in trade payables and approximately $500,000 representing the outstanding principal and unpaid accrued interest on a promissory note payable to Pfizer HPG representing acquisition indebtedness, which note bears interest at the rate of 10.0% per annum, and matures on the closing of the Offering.

    The remaining proceeds are expected to be used for working capital and other general corporate purposes, including possible strategic alliances with or acquisitions of businesses that may provide distributor networks, complementary products or an international presence. There are no present negotiations, agreements or understandings with respect to any such acquisitions. Because a significant portion of the net proceeds will be available for acquisitions and projects that are not yet identified, the Board of Directors will have broad discretion with respect to the application of such proceeds. There can be no assurance that the Company will be able to identify and arrange projects that meet the Company's requirements or to consummate any such acquisition.

    Pending the application of such proceeds, the Company intends to invest the net proceeds of the Offering in bank deposits and short-term, investment grade securities.

                           PRICE RANGE OF SECURITIES

    The Company's Class A Common Stock, Class A Warrants and Class B Warrants are quoted on the Nasdaq National Market under the symbols "PLSIA," PLSIW and "PLSIZ," respectively. Prior to May 1, 1995, the Company's Class A Common Stock and Warrants were listed on the Nasdaq SmallCap Market under the same symbols. The Company's IPO Units are listed on the Nasdaq SmallCap Market under the symbol "PLSIU." The following table sets forth, for the quarters indicated, the high and low bid prices of the Company's Class A Common Stock, IPO Units and Warrants on the Nasdaq SmallCap Market through April 30, 1995, and the high and low last sale prices of the Class A Common Stock and Warrants on the Nasdaq National Market thereafter.

                                                                   CLASS A              CLASS A              CLASS B
                                                                 COMMON STOCK           WARRANTS             WARRANTS
                                                              ------------------   ------------------   ------------------
                                                                HIGH       LOW       HIGH       LOW       HIGH       LOW
                                                              --------   -------   --------   -------   --------   -------
FISCAL YEAR ENDED MARCH 31, 1995:
  Third Quarter (commencing November 30, 1994)..............  $  4       $ 4       $  1       $   3/4   $    1/2   $   1/2
  Fourth Quarter............................................     4 1/2     3 1/2        31/32     5/8        5/8       1/2
FISCAL YEAR ENDED MARCH 31, 1996:
  First Quarter*............................................  $  6 3/4   $ 3 3/4   $  2 5/16  $   63/64 $    3/4   $   25/32
  Second Quarter............................................     7         5 5/8      2 1/2     1 3/4      2         1 1/2
  Third Quarter.............................................     6 1/8     5          3 1/8     1 1/2      2 3/8     1 3/8
  Fourth Quarter............................................     8 5/8     3 7/8      4 3/4     1 3/4      3         1 5/8
FISCAL YEAR ENDING MARCH 31, 1997:
  First Quarter.............................................  $ 10 3/4   $ 8       $  7 7/8   $ 3 7/8   $  3 5/8   $ 2 1/8
  Second Quarter............................................     9         6 1/8      5 7/8     3          2 3/4     1 3/8
  Third Quarter (through October 14, 1996)..................     7 3/4     6 1/4      4 5/8     3 1/8      1 3/4     1 3/16

                                                                     IPO
                                                                    UNITS
                                                              ------------------
                                                                HIGH       LOW
                                                              --------   -------
FISCAL YEAR ENDED MARCH 31, 1995:
  Third Quarter (commencing November 30, 1994)..............  $  7       $ 5 55/64
  Fourth Quarter............................................     6 3/4     5 5/8
FISCAL YEAR ENDED MARCH 31, 1996:
  First Quarter*............................................  $ 10 1/8   $ 5 3/4
  Second Quarter............................................    10 1/8     9 1/4
  Third Quarter.............................................    10 1/8     8 3/4
  Fourth Quarter............................................    16         7 3/4
FISCAL YEAR ENDING MARCH 31, 1997:
  First Quarter.............................................  $ 21 3/4   $15
  Second Quarter............................................    17 1/2    10 1/4
  Third Quarter (through October 14, 1996)..................    13 1/4    10 1/2


------------------------
 * For April 1 through April 30, 1995, the high and low bid prices of the Class A Common Stock Class A Warrants and Class B Warrants were $5 and $3 1/2, $1 and $ 15/16, and $ 3/4 and $ 1/2, respectively.

    The quotations in the above table reflect inter-dealer prices without retail markups, markdowns or commissions. In addition, for all periods prior to May 1, 1995, the quotations do not represent actual transactions.


    On October 14, 1996, the last reported sale prices for the Company's Class A Common Stock, Class A Warrants and Class B Warrants were $7 3/4, $4 5/8 and $1 3/4, respectively, on the Nasdaq National Market. The Company also has outstanding Class E-1 Common Stock and Class E-2 Common Stock for which there is no public market. See "Description of Securities." As of October 14, 1996, the approximate number of holders of record of the Company's Class A Common Stock, Class E-1 and Class E-2 Common Stock were 261, 323 and 323 respectively. The Company believes that there are a substantial number of additional beneficial holders of Class A Common Stock.


                                DIVIDEND POLICY

    The Company has not declared or paid any cash dividends on its capital stock since its inception and for the foreseeable future intends to follow a policy of retaining all of its earnings, if any, to finance the development and continued expansion of its business. There can be no assurance that dividends will ever be paid by the Company. Any future determination as to payment of dividends will depend upon the Company's financial condition, results of operations and such other factors as the Board of Directors deems relevant. In addition, the Company's credit facility with Silicon Valley Bank prohibits the Company's payment of any dividends without the prior consent of such bank. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at June 30, 1996, and as adjusted to reflect the sale of 11,000 Units offered by the Company hereby and the application of the net proceeds of the Offering as set forth at "Use of Proceeds." The following table should be read in conjunction with the financial statements and related notes thereto appearing elsewhere in this Prospectus.


                                                                                           AT JUNE 30, 1996
                                                                                     ----------------------------
                                                                                        ACTUAL       AS ADJUSTED
                                                                                     -------------  -------------
Short-term debt....................................................................  $     881,195  $     400,000
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Shareholders' equity:
  Preferred Stock, no par value; 8,850,000 shares authorized; no shares
   outstanding.....................................................................             --             --
  Class A Common Stock, no par value; 35,600,000 shares authorized; 4,748,758
   shares outstanding; 6,840,554 shares outstanding, as adjusted (1)(2)............     16,565,250     24,831,917
  Class E-1 Common Stock, no par value; 2,200,000 shares authorized; 1,256,818
   shares outstanding and as adjusted..............................................      4,769,878      4,769,878
  Class E-2 Common Stock, no par value; 2,200,000 shares authorized; 1,256,818
   shares outstanding and as adjusted..............................................      4,769,878      4,769,878
  Class A Warrants, 4,120,149 warrants outstanding and as adjusted.................      2,295,328      2,295,328
  Class B Warrants, 3,127,049 warrants outstanding and 4,172,049 warrants
   outstanding, as adjusted (3)....................................................        453,304      1,386,637
  Warrants to purchase Class A Common Stock........................................        192,130        192,130
  Unrealized holding gain on short-term investments................................      2,491,250      2,491,250
  Accumulated deficit..............................................................    (19,313,474)   (19,313,474)
                                                                                     -------------  -------------
    Total shareholders' equity.....................................................     12,223,544     21,423,544
                                                                                     -------------  -------------
      Total capitalization.........................................................  $  12,223,544  $  21,423,544
                                                                                     -------------  -------------
                                                                                     -------------  -------------


--------------------------

(1) Does not include (i) 723,796 shares of Class A Common Stock issuable upon exercise of outstanding options as of October 14, 1996 granted under the Company's 1992 Employee Stock Option Plan, 1995 Stock Option Plan and 1996 Stock Option Plans; (ii) 470,250 shares of Class A Common Stock issuable upon exercise of the Over-Allotment Option (and the underlying Class B Warrants); (iii) 313,500 shares of Class A Common Stock issuable upon exercise of the Unit Purchase Option (and the underlying Class B Warrants);
    (iv) 696,540 shares of Class A Common Stock issuable upon exercise of other outstanding options and warrants to purchase Class A Common Stock; (v)
    8,240,298 shares of Class A Common Stock issuable upon exercise of the Company's outstanding publicly-held Class A Warrants and the underlying Class B Warrants; (vi) 3,127,049 shares of Class A Common Stock issuable upon exercise of the Company's outstanding publicly-held Class B Warrants;
    (vii) 960,000 shares of Class A Common Stock issuable upon exercise of IPO Unit Purchase Options (and the underlying Class A Warrants and Class B Warrants) granted to the Underwriter and its designees in connection with the IPO and (viii) 1,256,818 shares of each of Class E-1 Common Stock and Class E-2 Common Stock. For a description of the Class A Warrants, Class B Warrants, IPO Unit Purchase Options, Class E-1 Common Stock and Class E-2 Common Stock, see "Description of Securities." For a description of the Company's stock option plans and options outstanding thereunder, see "Management -- Stock Option Plans."



(2) As adjusted gives effect to the issuance of the shares of Class A Common Stock included in the Units offered hereby.



(3) As adjusted gives effect to the issuance of the Class B Warrants included in the Units offered hereby.

                            SELECTED FINANCIAL DATA

    The following table sets forth for the periods indicated, the selected financial data of the Company and should be read in conjunction with the Company's Financial Statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus. The selected financial data of the Company as of March 31, 1994, 1995 and 1996 and for each of the fiscal years then ended are derived from financial statements of the Company audited by Price Waterhouse LLP, independent accountants. The balance sheet at March 31, 1996 and the related statements of operations, shareholders' equity and cash flows for the fiscal years ended March 31, 1995 and 1996 and notes thereto are included in this Prospectus. The report of Price Waterhouse LLP, which also appears herein, contains an explanatory paragraph that describes uncertainty as to the ability of the Company to continue as a going concern. The statement of operations data presented below for the three months ended June 30, 1995 and 1996 and the balance sheet data as of June 30, 1996 are derived from unaudited financial statements included elsewhere in this Prospectus. The unaudited financial statements have been prepared by the Company on a basis consistent with the Company's audited financial statements and include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information. Operating results for the three months ended June 30, 1996 are not necessarily indicative of the results expected for any future period.

                                                                                         THREE MONTHS ENDED
                                                    FISCAL YEAR ENDED MARCH 31,               JUNE 30,
                                               -------------------------------------  ------------------------
                                                  1994         1995         1996         1995         1996
                                               -----------  -----------  -----------  -----------  -----------
SELECTED STATEMENT OF OPERATIONS DATA:
  Net sales..................................  $ 2,079,335  $ 1,249,403  $ 1,704,390  $   112,564  $ 1,254,082
  Cost of sales..............................    1,753,352    1,298,420    3,324,757      450,353    1,028,611
                                               -----------  -----------  -----------  -----------  -----------
  Gross profit (loss)........................      325,983      (49,017)  (1,620,367)    (337,789)     225,471
  Selling and marketing expenses.............    1,087,461    1,035,863    1,308,767      195,831      461,772
  Research and development expenses..........      678,279    1,035,705    1,213,471      255,959      126,779
  General and administrative expenses........    1,322,888    1,747,090    1,709,327      501,078      326,786
                                               -----------  -----------  -----------  -----------  -----------
  Loss from operations.......................   (2,762,645)  (3,867,675)  (5,851,932)  (1,290,657)    (689,866)
  Interest (expense) income, net.............     (434,851)    (322,540)      99,037       94,449       (7,194)
                                               -----------  -----------  -----------  -----------  -----------
  Loss before extraordinary items............   (3,197,496)  (4,190,215)  (5,752,895)  (1,196,208)    (697,060)
  Extraordinary gain from extinguishment of
   indebtedness..............................           --      381,730           --           --           --
                                               -----------  -----------  -----------  -----------  -----------
  Net loss...................................  $(3,197,496) $(3,808,485) $(5,752,895) $(1,196,208) $  (697,060)
                                               -----------  -----------  -----------  -----------  -----------
                                               -----------  -----------  -----------  -----------  -----------
SELECTED PER SHARE DATA:
  Net loss...................................                            $     (1.26) $     (0.27) $     (0.15)
                                                                         -----------  -----------  -----------
                                                                         -----------  -----------  -----------
  Weighted average shares outstanding (1)....                              4,556,959    4,501,899    4,719,923
  Pro forma loss before extraordinary item
   (2).......................................  $     (2.45) $     (1.59)
  Extraordinary gain from extinguishment of
   indebtedness..............................           --          .15
                                               -----------  -----------
  Pro forma net loss (2).....................  $     (2.45) $     (1.44)
                                               -----------  -----------
                                               -----------  -----------
  Pro forma weighted average shares
   outstanding (1)(2)........................    1,288,751    2,584,722

                                                                         AT MARCH 31,               AT JUNE 30,
                                                             -------------------------------------  -----------
                                                                1994         1995         1996         1996
                                                             -----------  -----------  -----------  -----------
SELECTED BALANCE SHEET DATA:
  Cash and cash equivalents................................  $   308,764  $ 5,888,237  $    35,463  $   135,881
  Working capital (3)......................................    1,287,587    6,756,149    5,818,492    4,449,812
  Total assets.............................................   12,325,029   16,883,975   15,674,568   15,670,277
  Total debt (4)...........................................    4,403,890      481,195      481,195      881,195
  Shareholders' equity.....................................    6,022,174   15,002,260   13,797,046   12,223,544

------------------------------
(1) Does not include 1,256,818 shares of each of Class E-1 or Class E-2 Common Stock outstanding as of March 31, 1996 and as of June 30, 1996, which are subject to cancellation under certain circumstances. See "Description of Securities -- Common Stock" and Notes 2 and 16 of Notes to Financial Statements.

(2) Adjusted to give pro forma effect to the conversion of certain of the Company's indebtedness which occurred upon completion of the Company's IPO. The effect on net loss per common share from the conversion of such indebtedness was to reduce historical net loss by $37,500 and $67,995, and to increase weighted average shares outstanding by 76,875 and 321,099 shares for the fiscal years ended March 31, 1994 and 1995, respectively.

(3) The decrease in working capital at June 30, 1996 is primarily attributable to a decrease in the market value of short-term investments.

(4) Amounts for long-term debt at March 31, 1994 include $285,000 in mandatorily redeemable warrants.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the Selected Financial Data and the Company's Financial Statements and related notes thereto appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements including, without limitation, statements concerning future cost of sales, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in these forward-looking statements. Factors that may cause such differences include, but are not limited to, those discussed in "Risk Factors."

GENERAL

    The Company develops, manufactures and markets several lines of proprietary medical lasers, fiberoptic delivery systems and associated products for a variety of dental, ophthalmic and surgical applications. The Company commenced operations in August 1991, after acquiring substantially all of the assets of Pfizer Laser Systems ("Pfizer Laser"), a division of Pfizer HPG which is a wholly-owned subsidiary of Pfizer, Inc. The assets acquired by the Company included the proprietary rights to a broad base of laser and fiberoptic technologies developed by Pfizer Laser.

    Since its formation and until its IPO in December 1994, the Company principally focused on, and its research and development activities related to, growing markets in dentistry, ophthalmology, cosmetic procedures and certain surgical specialties to be used in surgical centers and medical offices. To implement this strategy, the Company developed the Pegasus Nd:YAG dental laser system from existing technology and introduced this laser to the dental market in February 1992. In June 1993, the Company introduced the Centauri Er:YAG laser for ophthalmology and initiated clinical trials for hard tissue procedures in dentistry. In December 1993, the Company acquired from Proclosure, Inc., a Florida corporation ("Proclosure"), certain technology, assets and proprietary rights relating to a 1.32m Nd:YAG laser system for tissue melding. From its formation in 1991 through its IPO, the Company developed and received regulatory approvals for 15 models of lasers and sold certain of those products for soft tissue applications in dentistry and as part of clinical trials conducted by third parties.

    After the Company's IPO in December 1994, the Company increased its inventory, acquired the distribution rights to two new dental lasers and, in December 1995, expanded its dental sales force. In September and November 1995, the Company acquired rights to market and distribute the Arago and MOD argon lasers, respectively for dental applications, and in February 1996, the Company introduced and began shipping its Aurora diode laser for soft tissue dental applications.

    While the Company has received clearance to market laser products covering a variety of medical applications, to date the Company has focused its research, development and marketing efforts on a limited number of products or applications (principally specific dental and ophthalmic applications). As future resources permit, the Company may introduce certain products for applications for which it already has all necessary approvals or may seek strategic alliances to develop, market and distribute such products.

    The Company has recorded operating losses in each of the fiscal years since its formation, resulting principally from substantial costs incurred in research and development activities and obtaining regulatory approvals, together with the absence of significant revenues to date primarily due to the Company's limited marketing and financial resources, the Company's inability to obtain certain critical components and lasers from time to time, and until recently, the limited acceptance of lasers in the medical industry, in general. The report of the Company's independent accountants includes an explanatory paragraph describing substantial doubt concerning the ability of the Company to continue as a going concern. The Company believes, however, that its presently available short-term assets, expected revenues from operations and the net proceeds of the Offering will provide sufficient working capital through the next 12 months. See "-- Liquidity and Capital Resources."

RESULTS OF OPERATIONS

    QUARTER ENDED JUNE 30, 1996 COMPARED TO QUARTER ENDED JUNE 30, 1995

    The Company's net sales for the quarter ended June 30, 1996 (the "1996 Quarter") increased 1,014.1% to $1,254,082 from $112,564 for the quarter ended June 30, 1995 (the "1995 Quarter"). The increase is primarily attributable to continued growth in sales in the dental market, principally from the Company's three new products, which accounted for $855,654 of the increase. Sales of other dental, surgical and ophthalmic products increased by 325.2% to $331,651 in the 1996 Quarter from $78,005 in the 1995 Quarter and included initial sales to Mattan Corporation (Medical Laser Institute of America) ("Mattan") for its new laser centers.

    Cost of sales increased 128.4% to $1,028,611 in the 1996 Quarter from $450,353 in the 1995 Quarter. This increase was directly attributable to the increase in sales and included a fee of $87,545 to a third party pursuant to the Company's manufacturing arrangement relating to the argon MOD laser. Cost of sales related to sales to Mattan were 95% of the amount of the corresponding sales due to the fact that the products sold were purchased from original equipment manufacturers, instead of being manufactured by the Company. It is intended that as additional centers are opened, the Company will commence manufacturing of the lasers and cost of sales will only include manufacturing costs. If production volumes increase in future periods, management anticipates higher absorption of manufacturing costs and increased utilization of the Company's manufacturing personnel, which could lead to positive gross margins based upon management's current calculation of the Company's standard cost of sales for fiscal 1996. There can be no assurance that the Company will, in future periods, achieve positive gross margins, or that the assumptions on which standard cost of sales is computed will be realized by the Company.

    Selling and marketing expenses increased 135.8% to $461,772 in the 1996 Quarter from $195,831 for the 1995 Quarter. The increase was primarily attributable to marketing and sales efforts related to the Company's dental products. These expenses primarily included increased commissions and related selling expenses, expenses of sales and marketing personnel, trade show attendance and advertising expenses. Sales and marketing expenses also included expenses relating to the initial showing of the Company's Er:YAG laser at the annual meeting of the American Society of Cataract and Refractive Surgeons.

    Research and development expenses decreased 50.5% to $126,779 in the 1996 Quarter from $255,959 in the 1995 Quarter. This net decrease resulted from a $397,634 cash reimbursement received by the Company from a Small Business Innovative Research ("SBIR") Grant which was partially offset by increased clinical trial costs for certain ophthalmic applications and expenses incurred in the development of the argon MOD laser.

    General and administrative expenses decreased 34.8% to $326,786 in the 1996 Quarter from $501,078 in the 1995 Quarter. The decrease was primarily attributable to a $58,637 reduction in annual report production and printing expenses which have been delayed, and a $50,423 reduction in "out-of-pocket" legal expenses associated with the Company's litigation with a former supplier of optical fiber (the "Fiber Litigation").

    Net interest income decreased 107.6%, to a net interest expense of $7,194 in the 1996 Quarter from net interest income of $94,449 in the 1995 Quarter, reflecting the decreased cash available for the Company to invest and an increase in borrowings under the Company's credit facility with Silicon Valley Bank (the "Credit Facility"). See "-- Liquidity and Capital Resources."

    Net loss decreased 41.7% to $697,060 in the 1996 Quarter from $1,196,208 in the 1995 Quarter. This decrease was primarily attributable to the increase in sales and decreases in research and development and general and administrative expenses, offset in part by increases in sales and marketing expenses.

    FISCAL YEAR ENDED MARCH 31, 1996 COMPARED TO FISCAL YEAR ENDED MARCH 31,
1995

    Net sales increased 36.4% to $1,704,390 in fiscal 1996 from $1,249,403 in fiscal 1995. This increase was primarily attributable to an increase of $723,000 in sales to the dental market, related principally to the introduction of three new products in the latter half of fiscal 1996, the Aurora diode laser, the Arago argon laser and the MOD argon laser. This increase was partially offset by a decrease in sales to the surgical market of approximately $200,000, largely due to a decline in the demand for the Company's 10 and 20 watt CO(2) lasers, which are nearing the end of their product life cycle. The Company's arrangement with the supplier of the Arago argon laser terminates in November 1996, and to the extent the Company is unable to extend this arrangement or to secure another source for this laser, the Company's results of operations may be adversely affected.

    Cost of sales increased 156.1% to $3,324,757 in fiscal 1996 from $1,298,420 in fiscal 1995. This increase in the cost of sales was due primarily to (i) a write-down of approximately $848,000 principally attributed to the Company's CO(2) lasers and accessories obtained in the acquisition of Pfizer Laser, and Nd:YAG lasers and accessories, which lasers were developed prior to March 31, 1992 and are nearing the end of their product life cycle, (ii) the underabsorption of manufacturing costs due to low production volumes due in part to the unavailability of certain key components which require long lead-times for delivery, coupled with an increase in the number of manufacturing employees during fiscal 1996 from 12 to 17 employees resulting in an increase in payroll expense of approximately $280,000, and (iii) increased costs associated with higher sales volumes in fiscal 1996. Cost of sales for fiscal 1996 also included a fee of $122,000 to a third party pursuant to the Company's manufacturing arrangement relating to the MOD argon laser.

    Selling and marketing expenses increased 26.3% to $1,308,767 in fiscal 1996 from $1,035,863 in fiscal 1995. This increase was primarily attributable to marketing efforts related to the Company's dental products, which included a $219,000 expense related to the appointment of more than 25 new manufacturer's representatives during the third quarter, and associated expenses including training, promotional costs and commissions.

    Research and development expenses increased 17.2% to $1,213,471 in fiscal 1996 from $1,035,705 in fiscal 1995. This increase resulted primarily from increases in outside industrial and software design services of approximately $305,000, and expenses of approximately $196,000 associated with the development of new laser products. This increase was partially offset by a $175,000 reduction in clinical studies expense, due to the completion of the Company's dental hard tissue clinical trials and a $250,000 payment received by the Company under a SBIR grant.

    General and administrative expenses decreased 2.2% to $1,709,327 in fiscal 1996 from $1,747,090 in fiscal 1995. This decrease was the result of a reduction in legal expenses associated with the Fiber Litigation, partially offset by increases associated with becoming a public company. In 1995, the Company incurred legal expenses of approximately $400,000 in connection with the Fiber Litigation. Future legal expenses related to the Fiber Litigation (not including out-of-pocket expenses) are expected to be limited in accordance with the Company's agreement with its legal counsel, although if the litigation is successful, counsel will be entitled to certain contingency fees.

    Net interest income increased to $99,037 in fiscal 1996 from net interest expense of $322,540 in fiscal 1995, reflecting the investment of the Company's remaining net proceeds from its IPO and the repayment in December 1994 of a significant portion of the Company's outstanding debt.

    Net loss increased 51.1% to $5,752,895 in fiscal 1996 from $3,808,485 in fiscal 1995. This increase was principally attributable to increases in cost of sales, selling and marketing expenses and research and development expenses.

    FISCAL YEAR ENDED MARCH 31, 1995 COMPARED TO FISCAL YEAR ENDED MARCH 31,
1994

    Net sales decreased 39.9% to $1,249,403 in fiscal 1995 from $2,079,335 in fiscal 1994. Net sales during fiscal 1994 included substantial revenue from the introduction of the Company's Er:YAG laser.

Sales in fiscal 1995 of Nd:YAG lasers, Er:YAG lasers and other laser products were adversely affected by the lack of working capital to fund the purchase of inventory components (some of which require a three month lead time to supply) and manufacturing operations, and the limited availability of optical fibers for the Er:YAG laser. The decrease in sales of these products was partially offset by a general increase in sales of the Company's other products.

    Cost of sales decreased 25.9% to $1,298,420 in fiscal 1995 from $1,753,352 in fiscal 1994. This decrease was primarily attributable to reduced expenditures of raw materials resulting from lower sales.

    Selling and marketing expenses decreased 4.7% to $1,035,863 in fiscal 1995 from $1,087,461 in fiscal 1994.

    Research and development expenses increased 52.7% to $1,035,705 in fiscal 1995 from $678,279 in fiscal 1994 primarily due to increased efforts directed towards dental hard tissue clinical trials and the initial development efforts associated with two potential products.

    General and administrative expenses increased 32.1% to $1,747,090 in fiscal 1995 from $1,322,888 in fiscal 1994. This increase was primarily due to expenses incurred in connection with the Fiber Litigation, which were partially offset by reductions in management compensation.

    Net interest expense decreased 25.8% to $322,540 in fiscal 1995 from $434,851 in fiscal 1994.

    Net loss increased 19.1% to $3,808,485 in fiscal 1995 from $3,197,496 in fiscal 1994. This increase reflected the decreased level of sales and an increase in research and development and general and administrative expenses during fiscal 1995. The net loss for fiscal 1995 included a net extraordinary gain of $381,730 from the extinguishment of indebtedness.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's operations have been financed through the proceeds from the sale of the Company's equity securities, including the IPO, revenues from operations, the proceeds from an SBIR grant and funding from the Credit Facility with Silicon Valley Bank. The Company's principal capital requirements include the financing of inventory, accounts receivable, research and development activities, the development of an ophthalmic and a surgical sales force, the development of marketing programs and the acquisition and/or licensing of patents.

    At June 30, 1996, the Company had a cash balance of $135,881 and working capital of $4,449,812. This represents an increase from March 31, 1996 of $100,418 in cash and cash equivalents. This increase in cash and cash equivalents was largely due to borrowings under the Credit Facility and cash received from the exercise of Class A Warrants, partially offset by cash used in operations.

    In December 1995, the Company entered into a strategic marketing alliance with Mattan, a Canadian corporation whose stock is publicly traded on the Alberta Stock Exchange. Pursuant to this alliance, the Company entered into a Purchasing Agreement with Mattan which provides that the Company will supply all laser equipment and associated disposables for all laser surgery centers to be designed and opened by Mattan in Canada and the United States. In connection with this alliance, the Company entered into a Share Exchange Agreement with Mattan pursuant to which the Company issued 200,000 shares of the Company's Common Stock to two parties affiliated with Mattan, in exchange for 1,150,000 shares of Mattan's Common Stock, which constituted approximately 12% of Mattan's outstanding Common Stock as of the date of the transaction. The Company accounts for this investment as an available-for-sale security pursuant to SFAS 115.

    At June 30, 1996, the Company's indebtedness consisted of a $481,195 note payable to Pfizer HPG (the "Pfizer Note") and $400,000 due to Silicon Valley Bank on the Credit Facility. The Pfizer Note, which is secured by certain of the Company's tangible and intangible assets, is due in three installments. The first installment of $240,598, plus accrued interest was due in July 1996 and additional $120,299 quarterly principal payments, plus accrued interest, are due in October 1996 and

January 1997. Upon completion of the Offering, any remaining unpaid principal and accrued interest becomes immediately due and payable. Although the first installment was not made in July 1996, the Company is attempting to negotiate with Pfizer HPG for an extension of this payment date. There can be no assurance that such extension will be granted or that Pfizer will not seek to enforce its rights under the Pfizer Note.


    The Company's Credit Facility with Silicon Valley Bank permits borrowings of up to $1,000,000 based on the value of the 1,150,000 shares of common stock of Mattan Corporation (the "Mattan Shares") held by the Company. Borrowings under the Credit Facility are secured by the Mattan Shares, bear interest at the rate of 1.0% per annum over the prime rate of interest, and are due and payable in April 1997. In connection with the Credit Facility, the Company issued to such lender warrants to purchase up to 9,756 shares of the Company's Class A Common Stock at an exercise price equal to $10.25 per share. As of October 14, 1996, the Company had drawn approximately $1,000,000 on this Credit Facility.


    At March 31, 1996, the Company had net operating loss carryforwards for federal income tax purposes totaling approximately $16,319,249 which will begin to expire in fiscal 2007. Net operating loss carryforwards for state income tax purposes totaling approximately $7,895,167 at March 31, 1996 begin to expire in fiscal 1998. The Tax Reform Act of 1986 includes provisions which may limit the net operating loss carryforwards available for use in any given year if certain events occur, including significant changes in stock ownership. Utilization of the Company's net operating loss carryforwards to offset future income may be limited.

    The Company's future capital requirements will depend on many factors, including the progress of the Company's research and development activities, the scope and results of preclinical studies and clinical trials, the costs and timing of regulatory approvals, the rate of technology advances by the Company, competitive conditions within the medical laser industry, the establishment of manufacturing capacity and the establishment of collaborative marketing and other relationships which may either involve cash infusions to the Company, or require additional cash from the Company. Management believes that short-term assets, cash generated through expected future revenues, the Credit Facility and SBIR grants and the net proceeds of the Offering will be adequate to satisfy its working capital needs for at least the next 12 months. After that period the Company's ability to meet its working capital needs will be dependent on its ability to achieve a positive cash flow from operations and profitable operations, in addition to its ability to secure additional debt or equity financing. No assurance can be given that the Company will be able to achieve a positive cash flow from operations, profitable operations or secure financing on acceptable terms.

SEASONALITY OF BUSINESS

    To date, the Company's revenues have typically been significantly higher in the second and fourth calendar quarters. This seasonality reflects the timing of major medical and dental industry trade shows in these quarters, significantly reduced sales during the summer and the effect of year end tax planning influencing the purchasing of capital equipment for depreciation during the fourth calendar quarter. The Company expects that this seasonality will continue indefinitely.

GOVERNMENT GRANTS


    The Company has been awarded a SBIR grant for approximately $750,000 for the study of laser cataract emulsification. Approximately $698,000 of this amount was drawn at October 14, 1996. The remainder of the grant can be drawn over the next six months upon the achievement of specified criteria. The Company has also applied for new Phase I research grants related to dentistry, orthopedics, tissue melding and ophthalmology. No assurance can be given that the Company will be awarded any of these potential government grants.


POTENTIAL FUTURE CHARGE TO INCOME RESULTING FROM CONVERSION OF ESCROW SHARES

    The Commission has adopted a position with respect to arrangements such as the one entered into among the Company and the holders of its outstanding Escrow Shares which provides that in the event any shares are released from escrow to certain persons who are officers, directors, employees or consultants of the Company, compensation expense will be recorded for financial reporting purposes. Accordingly, the Company expects, in the event of the release of the Escrow Shares from escrow, to recognize substantial noncash charges to earnings during the periods in which the criteria for release of the Escrow Shares are met, which would have the effect of significantly increasing the Company's loss or reducing or eliminating earnings, if any, at such time. The recognition of such compensation expense by the Company may have a depressive effect on the market price of the Company's securities.

    The Escrow Shares will be automatically converted into Class A Common Stock (at a conversion rate of one share of Class A Common Stock for each Escrow Share) in the event that the Company meets certain criteria relating to the market price of the Class A Common Stock or the achievement by the Company of certain levels of "income," as defined. Different criteria relate to the Class E-1 Common Stock and Class E-2 Common Stock. For these purposes, "income" means the Company's net income before provision for income taxes, including earnings from joint ventures, distribution agreements and licensing agreements, but exclusive of any other earnings that are classified as an extraordinary item, and exclusive of charges to income that may result from conversion of the Escrow Shares into Class A Common Stock, as stated in the Company's financial statements audited by the Company's independent accountants. See "Description of Securities -- Common Stock."

    If none of the pretax net income or market price levels are attained, the Escrow Shares, as well as any dividends or other distributions made with respect thereto, will be cancelled. The pretax net income and market price levels were determined by negotiation between the Company and the Company's underwriter for the IPO and should not be construed to imply or predict any future earnings by the Company or any increase in the market price of its securities. There can be no assurance that such earnings and market price levels will be attained or that any or all of the Escrow Shares will be converted into Class A Common Stock.

                                    BUSINESS

OVERVIEW


    The Company develops, manufactures and markets several lines of proprietary medical lasers, fiberoptic delivery systems and associated products for a variety of dental, ophthalmic and surgical applications principally for use in surgical centers and medical offices. The Company's lasers and related products use the controlled application of thermal, acoustic and optical energy to allow the physician or dentist to perform selected minimally invasive procedures which, compared to conventional techniques not involving the use of lasers, vaporize or sever tissue with minimal blood loss and scarring, increase patient comfort and reduce patient treatment time and treatment costs. To date, the Company has received clearance to market 19 models of medical lasers, which are covered by 19 United States patents, 13 pending United States patent applications, 13 foreign patents and 41 pending foreign patents. While the Company has clearance to market laser products for a variety of medical applications, due to limited resources the Company has focused its marketing and distribution efforts to date on a limited number of products and applications (principally specific dental applications) which the Company believes have the most potential for commercial success. As future resources permit, the Company may introduce certain products for applications for which it already has all necessary approvals or may seek strategic alliances to develop, market and distribute such products.


MARKET OVERVIEW

    The use of laser technology in dentistry, ophthalmology and surgery involves the controlled application of laser light to hard or soft tissue causing an optical, thermal, acoustic or plasma interaction with the tissue. When applied to tissue, the laser light is partially absorbed. This process of absorption converts the light to heat, which in turn alters the state of the tissue. The degree of tissue absorption varies with the choice of wavelength and is an important variable in the application of laser technology in treating various tissues. The laser energy can also form a gas bubble in a water medium which provides an acoustic cutting effect as it bursts. The Company often uses its proprietary delivery systems to control the relative proportions of acoustic, thermal and optical energy applied to tissue resulting in enhanced cutting effects. These delivery systems include flexible fiberoptics, waveguides, articulated arms and micromanipulators which are used on a disposable or limited reuse basis which the Company intends will provide a recurring revenue stream for the Company. The Company's strategy is to target specific applications in the dental, ophthalmic and surgical markets, where management believes that the Company's technology and products have competitive strengths.

    DENTAL AND PERIODONTAL MARKET

    The current market for laser equipment in dental procedures is comprised of soft tissue procedures, composite curing and teeth whitening. If clearance or approval is obtained, this market may be expanded to include hard tissue and cavity prevention procedures.

    SOFT TISSUE. It is estimated that over 60 million periodontal procedures are performed by dentists and periodontists annually in the United States, many of which the Company believes can be addressed with laser technology. In a clinical study involving more than 900 procedures, periodontists used the Company's lasers during a new minimally invasive surgical technique used in lieu of traditional periodontal flap surgery, for which technique the Company has filed a patent application which is pending. The results demonstrated a reduction in bacteria, improved periodontal pocket depth, minimal or no pain when using the laser even without anesthesia, little or no prescription medication following surgery and a substantial reduction in surgical time. This study also demonstrated that the dental laser can also be used to treat early gum disease, postponing or in some cases eliminating the need for conventional periodontal surgery. While the Company has clearance to market six lasers (including the Aurora diode laser and Centauri Er:YAG laser) for soft tissue dental procedures, the Company focuses its marketing efforts on its Aurora diode laser in this area.

    COMPOSITE CURING. Approximately 48% of all respondents in a recent survey of dentists conducted by Clinical Research Associates, a dental market research firm, use composites, an alternate material to amalgams (gold and silver) for cavity filling. Composites are rapidly replacing amalgams as the material of choice for restoration of cavities because they more closely match the color of teeth and because amalgams have drawn increasing worldwide concern over safety due to the toxic gases which may be released when the amalgams are removed from teeth. Composite fillings are typically cured using a curing light which provides a broad spectrum of wavelengths. The use of an argon laser for this application has been shown to result in a stronger restoration than composites cured by traditional curing lights. The Company's argon lasers can also be used to cure the resins used in placing veneers or to bond orthodontic brackets. The Company has received clearance to market the MOD argon laser for use in these applications.


    TEETH WHITENING. In a recent survey conducted by Clinical Research Associates, approximately 79% of dentists surveyed used light accelerated bleaching materials with clinical success for teeth whitening. These materials are traditionally applied at night over a six to eight week period to whiten a patient's teeth while he or she sleeps. Lasers have been shown to facilitate the use of these light sensitive materials in the dentist's office by accelerating this process and resulting in an approximate three shade change in less than one hour. In August 1996, the Company received clearance to market its MOD argon laser for this application.

    HARD TISSUE (CAVITY PREPARATION). The American Dental Association estimates that more than 170 million hard tissue restorative procedures are performed each year in the United States. The Company believes that the use of its dental laser for certain of such procedures could reduce or eliminate the need for a high speed dental hand drill, reduce the need for anesthesia and assist in the prevention of dental caries. Potential dental laser applications for hard tissue procedures include pit and fissure sealing, etching, caries removal and cavity preparation. Based on user feedback from the Company's clinical sites, the Company believes that the use of a laser in dentistry reduces the pain associated with various traditional procedures performed with a dental drill. Although no lasers are currently approved by the FDA for hard tissue procedures, the Company has completed clinical trials to support its 510(k) application to the FDA for clearance to market its Centauri Er:YAG laser on teeth. There can be no assurance, however, that the FDA will not require the Company to submit a PMA application for this use, or require the Company to conduct additional clinical trials or that such product will ever be approved for this use.

    CAVITY PREVENTION. Studies performed by an outside university on human extracted teeth have demonstrated that lasers used in conjunction with fluoride treatments can be highly effective in the prevention of cavity formation. The Company is currently initiating clinical trials to use its lasers for cavity prevention applications. The Company's clinical trials are at an early stage and there can be no assurance that the Company will obtain clearance for these applications.

    OPHTHALMIC MARKET

    Lasers have been used for the treatment of eye disorders for many years and are widely accepted in the ophthalmic community. The original and most widely accepted use of lasers in ophthalmology has been for posterior capsulotomy. The Company does not promote its lasers for this market, which it believes is approaching saturation, but instead focuses on intraocular procedures including anterior capsulotomy, cataract removal, glaucoma treatment, corneal sculpting and occuloplastic or cosmetic procedures. The Company has developed the Centauri Er:YAG laser which is capable of performing all of these procedures, which are typically performed using several different types of medical lasers, although to date, the Centauri laser has only been cleared for use in anterior capsulotomies and certain cosmetic procedures.

    CATARACT REMOVAL PROCEDURES. According to the American Society of Cataract and Refractive Surgeons, approximately two million cataract extraction procedures are performed annually in the United States. The Company believes that no lasers have been approved to date for this application, and that lasers may result in less trauma and inflammation than traditional surgical methods, providing more comfort to the patient. The Company's Centauri Er:YAG laser has been cleared to market for anterior capsulotomy, a procedure which opens the capsule of the eye prior to the removal of the cataract. The Company is also currently conducting clinical trials on the Centauri laser for lens emulsification (the removal of the cataract itself), as an alternative to phacoemulsification (the breakup of the cataract by ultrasonic energy). The Company believes this patented technology for use in lens emulsification may provide an easier and safer method of cataract removal.

    TREATMENT OF GLAUCOMA. According to the National Institutes of Health, in 1995, approximately three million people in the United States suffered from glaucoma, a disease of the eye characterized by increased intraocular pressure within the eyeball and progressive loss of vision. Traditionally, glaucoma has been treated with drug therapy. When drug therapy is ineffective, periodic invasive surgery may be required. In these cases, lasers may be used to open the sclera and relieve pressure in the eye. This procedure, which must be repeated periodically, can be performed under local anesthesia with a self closing incision on an outpatient basis. The Company is currently conducting clinical trials to support investigational device exemption ("IDE") submittals for clearance to market its Centauri Er:YAG laser for this procedure. If clearance is obtained, as to which there can be no assurance, the Company's Er:YAG laser could provide a viable alternative to the traditional invasive surgical procedures.

    CORNEAL SCULPTING. Medical Insight, Inc. estimated in 1993 that 170 million people in the United States suffered from vision disorders including nearsightedness (myopia), farsightedness (hyperopia) and astigmatism. The Company believes that the recent approval of excimer lasers has resulted in greater acceptance and recognition of laser refractive surgery in the ophthalmic market. Medical lasers may be used for corneal sculpting (photorefractive keratectomy), a procedure in which the laser is used to sculpt the cornea of the eye to a desired curvature to correct the myopia, hyperopia or astigmatism. The Company plans to seek FDA approval to market the Centauri laser for corneal sculpting and has initiated animal studies for this application. No assurance can be given, however, that FDA approval will be given for this application.

    SURGICAL MARKET

    Lasers have been approved for and are currently being used in a variety of surgical applications including orthopedics, neurosurgery, urology, gastroenterology, ophthalmology, cardiology, dermatology, gynecology and plastic surgery. Although the Company's products are cleared to market in a number of specialty areas within the surgical market, the Company has specifically targeted tissue melding (tissue fusion) and cosmetic applications within the surgical market.

    TISSUE MELDING.  The Company believes a significant number of wound  closure procedures may be addressed with surgical lasers in conjunction with or independent of traditional sutures or staples. The Company believes that the benefits of the use of surgical lasers for tissue melding, as compared to suture and staples, include fluid-static seals, immediate strength of the closure and reduced surgical time. The Company and its strategic partner have conducted animal tests to support IDE submittals for the use of the Company's Polaris Nd:YAG laser in the areas of arteries, veins, blood vessels and ducts, and are currently conducting clinical studies for skin and hypospadias. The Company has also completed clinical trials for vasovasotomy (reversal of vasectomies) which demonstrated a success rate of approximately 89%. The Company is also beginning Phase I clinical trials for the treatment of hypospadias, the lengthening of the urethra to the end of the penis in infant boys, in which it is anticipated that the laser's fluid-static seal may minimize post-surgical complications such as the leakage of urine which requires secondary surgical procedures. The Company has clearance for Phase II clinical trials for skin closure following mastectomies and eyelid surgery at five clinical sites. Artery and vein melding is being tested in animals by the Company's strategic partner in Japan in preparation for clinical studies.

    COSMETIC SURGICAL PROCEDURES. The Company entered into a Purchasing Agreement and a Share Exchange Agreement dated December 20, 1995 with Mattan Corporation, the parent corporation of Medical Laser Institute of America ("MLIA"), pursuant to which the Company made an investment in and formed an alliance with MLIA. Mattan owns and operates or provides marketing support for a series of medical laser cosmetic surgery centers, which centers focus on wrinkle removal, treatment of varicose veins, acne scar removal, tattoo removal and refractive surgery. Pursuant to these agreements, Mattan has agreed to purchase all laser equipment, accessories and disposable laser products for use in its laser centers exclusively from the Company until December 31, 2005. To the extent the Company is unable to provide a requested laser to Mattan, the Company will act as purchasing agent for Mattan and purchase the lasers from a third party for resale to Mattan. During the 1996 Quarter, sales to Mattan accounted for $90,651 of the Company's revenues. Substantially all of such sales were resales of third party products.

    The Company has regulatory clearance to market its products for a variety of additional applications, including urology, orthopedics, gynecology, gastroenterology, podiatry, pulmonary and neurosurgery, among other areas. In areas where the Company's technology is not being fully utilized, the Company may seek agreements to supply its products under private label for other manufacturers or may enter into strategic alliances to develop and market the Company's lasers for other applications.

BUSINESS STRATEGY

    The Company's strategy is to seek to increase its market penetration in the dental, ophthalmic and surgical markets. Key elements of the Company's strategy include the following:

    FOCUS ON THE OFFICE AND SURGICAL CENTER MARKETS. Recognizing the cost containment environment of the medical industry, the Company intends to focus on clinical applications for lasers which may be performed in a surgical center or medical office. Management believes that the Company's compact and portable lasers offer cost efficiencies and can be used to take advantage of industry trends which favor minimally invasive medical procedures.

    INCREASE DOMESTIC MARKETING AND ACCEPTANCE OF LASER TECHNOLOGY. The Company intends to expand its domestic marketing organization through additional sales representatives and distributors to target the dental, ophthalmic and surgical markets in the United States. The Company also intends to continue to implement a doctor awareness and education program to address the individual doctor's training, practice management and marketing needs. The Company believes increased publicity and additional publications are essential to educate dentists, physicians and patients about the clinical benefits of medical lasers.

    EMPHASIZE EXPANSION IN INTERNATIONAL MARKETS. Foreign sales account for a substantial portion of the Company's revenues and the Company intends to devote additional resources to expand the worldwide marketing of its products, particularly in the Pacific Rim and Europe. The Company anticipates substantial growth opportunity in these markets and will seek to enter into marketing arrangements with recognized distributors who will aggressively market and service the Company's products in each region. Such expansion may include potential acquisitions of businesses which have a marketing presence in Europe and the Pacific Rim. There are no present negotiations or agreements with respect to any acquisitions, and no assurance may be given that the Company will be able to identify or consummate any such acquisitions.


    EXPAND CLINICAL APPLICATIONS FOR PROPRIETARY LASER TECHNOLOGY. The Company manufactures lasers which are multidisciplinary in their surgical applications and multifunctional in the specific procedures for which they have been cleared. The Company holds 19 United States patents and 13 foreign patents, and has pending 13 United States patents and 41 foreign patents. The Company intends to expand its proprietary laser technology by developing and marketing lasers for selected additional applications, which may include corneal sculpting, hard tissue (teeth and bone) cutting, teeth whitening procedures and tissue melding applications, subject to FDA approval or clearance.


    CAPITALIZE ON DISPOSABLE AFTERMARKET SALES. The Company manufactures a variety of disposable fiberoptic delivery systems and sculpted fiberoptic probes, optical tips, waveguides and catheters which are designed for single-patient use. The unique design of the Company's lasers, including the patented connecters, encourages the users of the Company's products to purchase the compatible disposable products distributed by the Company. The Company believes that the increasing demand for product sterility and cost containment will result in an increase in disposable product sales and will provide a recurring revenue stream. The Company intends to market these products to existing customers, as well as to hospital administrators on a custom basis for other surgical lasers.

    DEVELOP NEW MARKETS THROUGH STRATEGIC ALLIANCES. The Company will seek to establish strategic alliances in order to expedite and lower the cost of developing and bringing to market new products in current markets and existing products in new markets. The Company believes a substantial potential market exists for its laser technology and products both inside and outside the dental, ophthalmic and surgical markets. Strategic alliances could accelerate the Company's efforts to expand in several key areas including, but not limited to, tissue melding, bone shaping, removal of bone cement and discectomy in orthopedics, photo dynamic therapy, revascularization of the heart and interstitial treatment of the prostate. Pursuant to this strategy, the Company entered into an Exclusive Marketing Agreement dated July 26, 1994 with Nippon Shoji Kaisha, Ltd. ("NSK") to distribute the Company's Polaris Nd:YAG laser for tissue melding applications in Japan, China and Taiwan, subject to receipt of regulatory approval.

    Although   the  Company  will  continue  to  seek  to  increase  its  market penetration in the dental, opthalmic and surgical markets, there can be no assurance that the foregoing strategy will be commercially successful or that the Company's products will be accepted by the medical or dental community, or that a significant market for the Company's laser systems will be developed and sustained.

LASER PRODUCTS

    The Company's line of portable lasers are specifically designed for use in outpatient surgical centers and medical offices. The Company believes that its lasers are also well suited for the international market, particularly in facilities with many surgical suites where easy transportation of equipment is necessary. By employing techniques developed in the computer industry, the Company has designed a laser system that (i) is modularly designed and uses similar components for multiple laser systems thereby reducing their overall cost, (ii) allows for efficient and inexpensive repair by replacing a board or assembly in the field or through the mail, reducing the need for a field service force, and (iii) can be easily moved from the office to surgical centers because of its compact size and limited voltage requirements. The Company's Er:YAG lasers are currently priced from $35,000 to $115,000 and its Nd:YAG lasers are currently priced from $25,000 to $80,000. The Company's diode lasers are currently priced from $20,000 to $30,000, its argon laser is priced from $8,000 to $20,000 and its CO(2) lasers are currently priced from $5,500 to $20,000. The prices of lasers within these ranges depend upon each model's power capability and the features offered.

    PRINCIPAL LASER APPLICATIONS AND FDA STATUS

    The following table presents, in summary form, the Company's principal lasers and delivery systems, the primary applications for which the Company intends to use them, and the FDA status of such products.

           PRODUCT                                MEDICAL APPLICATION                     FDA REGULATORY STATUS(1)
-----------------------------  ---------------------------------------------------------  ------------------------
Centauri (Er:YAG)              Dental -- Soft Tissue....................................  Cleared to market
                               Dental -- Hard Tissue....................................  Clinical trials completed
                                                                                          Pending 510(k)
                               Ophthalmology (e.g. Anterior Capsulotomy)................  Cleared to market
                               Ab-externo and Ab-interno Sclerostomy, Laser Lens
                                Emulsification..........................................  Clinical trials
                               Corneal Sculpting........................................  Preclinical animal studies
                               General Surgery, Neurosurgery, Orthopedics,
                                Gastrointestinal and Genitourinary Procedures, Urology,
                                Gynecology and Oral Surgery.............................  Cleared to market
Pegasus (Nd:YAG) 20W           Dental -- Soft Tissue....................................  Cleared to market

                                                                                               FDA REGULATORY
           PRODUCT                                MEDICAL APPLICATION                            STATUS (1)
-----------------------------  ---------------------------------------------------------  ------------------------
Polaris (1.32m Nd:YAG)         Tissue Melding...........................................  Clinical trials
                               General Surgery, Ophthalmology, Arthroscopic Surgery,
                                Gastrointestinal and Genitourinary Procedures, Urology,
                                Gynecology and Oral Surgery.............................  Cleared to market
Aurora (diode)                 Dental -- Soft Tissue....................................  Cleared to market
                               Dental and General Surgery, Ophthalmology, Arthroscopic
                                Surgery, Gastrointestinal and Genitourinary Procedures,
                                Urology, Dermatology, Plastic Surgery, Podiatry,
                                Neurosurgery, Gynecology, Pulmonary Surgery and Oral
                                Surgery.................................................  Cleared to market
Arago and MOD (argon)          Dental -- Composite and Resin Curing.....................  Cleared to market
                               Dental -- Teeth Whitening (MOD only).....................  Cleared to market

------------------------
(1) The Company has made modifications to certain of its products which the Company believes do not require the submission of new 510(k) notifications. However, there can be no assurance that the FDA will agree with the Company's determinations and will not require the Company to discontinue marketing one or more of the modified devices until the modifications have been cleared by the FDA. There also can be no assurance that any such clearance of modifications would be granted should clearance be necessary. See "-- Government Regulation."

    CENTAURI ER:YAG LASER

    The Company's Centauri Er:YAG laser is a portable Er:YAG pulsed solid state laser which generates high frequencies (up to 30Hz) at relatively low peak power. These high frequencies allow faster cutting at lower energies. The 2.9 micron wavelength of the Er:YAG is highly absorbed by water, producing a cut similar to the scalpel. The Er:YAG wavelength is delivered through a fiber optic delivery system which enables the beams to be focused and angled. These fiberoptic catheters are difficult to produce and the Company has invested heavily in the technology to develop fibers which can handle adequate power. The Company has experienced difficulties in securing a consistent source for these fibers in the past, although it has recently procured two new sources for these fibers. See "-- Legal Proceedings."

    The Company's  Centauri  Er:YAG laser  has  many potential  applications  in different medical specialties, including cutting hard tissue such as bone and teeth, which could replace or minimize the use of noisy, high speed dental hand drills, and removing ocular structures or performing microsurgery with minimal thermal damage. Although presently marketed only for soft tissue dental procedures and anterior capsulotomy, the Centauri laser also has clearances to market for hemostasis (cessation of bleeding), excision and vaporization of tissues in ophthalmology, general surgery, neurosurgery, orthopedics, gastroenterology, urology, gynecology and oral surgery. See "-- Government Regulation." The Centauri laser is highly effective in cataract ophthalmic procedures because its wavelength is at the peak of the water absorption spectrum and water comprises greater than 60% of ophthalmic tissues. Therefore, the Centauri laser can emulsify cataracts, surgically excise tissue in the treatment of glaucoma and can precisely remove layers of cornea similarly to an excimer laser. This system, which currently is cleared for anterior capsulotomy and other procedures in ophthalmology, is estimated to be available for approximately one-third the price of refractive excimer lasers currently on the market and requires substantially lower maintenance costs than excimer lasers (an estimated annual expense of $10,000 as compared to approximately $70,000). In addition, the multiple application Centauri Er:YAG laser is completely portable, does not emit any toxic gases or cause any potentially mutagenic effect which may result from the use of the excimer laser.

    The Company has recently introduced what it believes to be the industry's first fully-integrated Er:YAG laser system for ophthalmic procedures. The new system incorporates the Centauri Er:YAG laser and provides the option of either a bi-manual or coaxial, uni-manual handpiece to accommodate an individual physician's technique. The Company has also recently introduced a new irrigation/ aspiration product for use in conjunction with the Centauri system, which integrates with the laser in performing the cataract removal procedure, and includes proprietary vacuum monitoring connectors that create a sterile aspiration line.

    While animal studies have been encouraging, there can be no assurance that the FDA will approve the use of the Company's Centauri laser for corneal sculpting, or that the laser will work effectively in clinical trials. Clinical trials are estimated to continue for two to five years before approval can be sought in the United States. There are several patents pending on this technology and application, although no assurances can be given that these patents will be approved or approved with the current claims.

    POLARIS AND PEGASUS ND:YAG LASERS

    The energy of Nd:YAG lasers is absorbed by blood in tissue and as a result these systems are the preferred lasers to limit bleeding during surgery and for procedures requiring fiberoptic delivery, such as laparoscopic surgery. The Nd:YAG fiberoptic delivery system allows the surgeon to perform surgery through small incisions, providing minimally invasive surgery to patients and usually reducing treatment costs and the length of hospital stays.

    The Company manufactures a variety of continuous wave solid state Nd:YAG lasers which are designed for use in dentistry and a number of medical specialties. The Company received its first clearance to market a continuous wave Nd:YAG laser system for dental (soft tissue) applications and introduced its 20 watt dental Pegasus Nd:YAG laser in February 1992. The Company also manufactures 40, 60 and 100 watt Pegasus Nd:YAG lasers which have clearance to market for various applications and procedures in general surgery, urology, gastrointestinal procedures, pulmonary procedures, gastroenterology, gynecology and ophthalmology.

    These lasers also utilize the Company's disposable and reusable unique TouchTIPS, AngleTIPS and sculptured fibers. By using the Pegasus laser with TouchTIPS, the surgeon is allowed direct contact with tissue and the tactile feeling of the scalpel or other surgical instruments. The Company believes that the availability of these technologies permits the use of lower power laser systems (20 watt in dental, 40-60 watt in surgery).

    In December 1993, the Company entered into an Asset Purchase Agreement with Proclosure pursuant to which the Company acquired from Proclosure the proprietary rights, including several patents, to manufacture and sell the Polaris laser, a 1.32 micron Nd:YAG laser (except in Japan, China and Taiwan), together with specialized software and delivery systems, for tissue melding. The Company is developing the Polaris laser for use in cosmetic skin closures, vascular surgeries and minimally invasive surgical procedures normally performed with sutures and staples. Although the use of the Polaris laser for tissue melding is still in the development stage, and no clearance for this application has been received, the Company believes that tissue melding offers clinical advantages over traditional sutures and staples.

    AURORA DIODE LASER

    The Aurora diode laser is the Company's first semiconductor laser and, to the Company's knowledge, is the first truly portable diode laser designed for dentistry. The Aurora diode laser replaces the 20 watt Pegasus laser for periodontal procedures, and is one-fourth the size and one-half of the cost of that system. The diode wavelength is absorbed by blood in pigmentation and has been cleared for use in multiple specialties such as general surgery, ophthalmology, urology and plastic surgery. The Aurora laser, which was introduced for soft tissue dental applications in February 1996, is designed to utilize the Nd:YAG delivery systems, including TouchTIPS, AngleTIPS and sculptured fibers, for soft tissue surgery with minimal bleeding or anesthesia. This dental laser can also be used to treat early stage gum disease, postponing or in some cases eliminating the need for periodontal surgery and providing the opportunity for overall cost savings. The Company believes the Aurora laser compares favorably with competitive products including pulsed Nd:YAG lasers, which cannot produce the required laser settings for use with TouchTIPs, or in the new technique for the treatment of periodontal disease, as well as with CO(2) lasers (which cannot be delivered through a fiber), and argon lasers (which tend to be slower in cutting and may produce charring).

    ARAGO AND MOD ARGON LASERS

    The Arago and the MOD are argon gas lasers which have been cleared to market in dentistry to accelerate the composite curing process. Composites are rapidly replacing amalgams (gold and silver) as the material of choice for the restoration of cavities. The argon wavelength penetrates through the composite and has been shown to result in a stronger restoration than composites cured by traditional curing lights. The Company's argon lasers can also be used to cure the resins used in placing veneers or bonding orthodontic brackets.

    The argon laser can also be used to enhance teeth whitening procedures using light activated bleaching materials which have traditionally been applied at night over a six to eight week period. Lasers have been shown to facilitate the use of these light activated products in a dentist's office by accelerating this process and resulting in an approximate three shade change in less than one hour. In August 1996, the Company received clearance to market its MOD argon laser for this application. No assurance may be given, however, that the use of the argon laser for teeth whitening will become a widely accepted practice in the dental industry. The Company plans to bundle its lasers with light activated whitening materials and co-market these products with the manufacturers of these materials.

    The MOD argon laser is manufactured by the Company pursuant to a letter agreement dated August 24, 1996 with International Biolaser Corporation ("IBC"). Pursuant to this agreement, the Company has guaranteed certain debt of IBC to a third party in the amount of approximately $201,000, plus future interest. The Company has also entered into a letter agreement dated August 14, 1996 with Lasermed, Inc., pursuant to which the Company maintains the non-exclusive right to purchase a limited number of the portable lightweight Arago argon lasers. This agreement terminates in November 1996. The Company will seek to extend this agreement or, if no extension can be obtained on acceptable terms, to find an alternative source for the argon laser, the Company's inability to extend the agreement or find a suitable replacement product could have a material adverse effect on the Company's business, results of operations and financial condition.

    ALTAIR CO(2) LASERS

    The CO(2) laser was the first available and the early standard in surgical laser applications. The 10.6 micron wavelength generated by the CO(2) laser is absorbed by water in tissue. The CO(2) laser acts like a surgical scalpel to vaporize tissue with minimal blood loss and scarring. The risk of infection is reduced by thermal sealing of blood and lymphatic vessels in the adjacent tissues. The characteristics of the CO(2) laser have provided a wide variety of medical specialists a modality of treatment that has significantly changed conventional invasive surgery in a number of clinical specialties.

    The Company's hand-held 10 and 20 watt CO(2) lasers acquired from Pfizer Laser are marketed primarily for office use by podiatrists, dermatologists, orthopedists, dentists and gynecologists. The laser weighs less than 40 pounds and packs in a suitcase. The Company and Pfizer Laser have sold a number of these lasers and the Company continues to provide service and support for these products. To expand its CO(2) laser product line, the Company has designed 35 watt and 65 watt Altair CO(2) lasers for hospital based surgeries. These lasers are portable, and laser energy may be delivered through a waveguide arm, reusable or disposable handpieces or more maneuverable flexible waveguide delivery systems.

    OTHER LASERS -- APPLICATIONS AND FDA STATUS

    The Company has developed other solid state pulsed lasers including the Sirius .532m Nd:YAG laser and the Orion Ho:YAG laser, and other applications for its existing lasers, but is not actively marketing these lasers at the present time. The following table sets forth in summary form, certain additional lasers owned by the Company which are not currently marketed by the Company, and the principal applications for which the Company has clearance to market such lasers.

           PRODUCT                                MEDICAL APPLICATION                     FDA REGULATORY STATUS(1)
-----------------------------  ---------------------------------------------------------  ------------------------
Altair (CO(2)) and a CO(2)     Orthopedics, General and Plastic Surgery, Dermatology,
 laser acquired from Pfizer     Podiatry, Ear, Nose and Throat, Gynecology, Pulmonary
 HPG                            Procedures, Neurosurgery and Ophthalmology..............  Cleared to market
                               Dental -- Soft Tissue....................................  Cleared to market
Pegasus (Nd:YAG) 40W/60W       General Surgery, Urology, Gastrointestinal Procedures,
                                Pulmonary Procedures, Gastroenterology, Gynecology and
                                Ophthalmology...........................................  Cleared to market
Pegasus (Nd:YAG) 100W          Oral, Arthroscopic and General Surgery, Gastroenterology,
                                Gastrointestinal and Genitourinary Procedures, Pulmonary
                                Procedures, Gynecology, Neurosurgery and
                                Ophthalmology...........................................  Cleared to market
Sirius (.532m Nd:YAG)          Dermatology, General and Plastic Surgery, Podiatry and
                                Orthopedic Applications.................................  Cleared to market
Orion (Ho:YAG)                 General Surgery, Orthopedics, Ear, Nose and Throat,
                                Ophthalmology, Gastroenterology, Pulmonary Procedures
                                and Urology.............................................  Cleared to market
Er:YAG/Nd:YAG combination      Various specialties......................................  Cleared to market

------------------------
(1) The Company has made modifications to certain of its products which the Company believes do not require the submission of new 510(k) notifications. However, there can be no assurance that the FDA will agree with the Company's determinations and will not require the Company to discontinue marketing one or more of the modified devices until the modifications have been cleared by the FDA. There also can be no assurance that any such clearance of modifications would be granted should clearance be necessary. See "-- Government Regulation."

DELIVERY SYSTEMS AND DISPOSABLE PRODUCTS

    An integral part of any laser system is the means of delivering laser energy to the target tissue. Delivery systems commonly employed in laser surgery include flexible fiberoptics, waveguides, articulated arms and micromanipulators. The Company's proprietary delivery systems control the relative proportions of acoustic, thermal and optical energy applied to tissue resulting in enhanced cutting efforts. Flexible fibers are a preferred method of delivery for most clinical procedures, but until recently were only available for Nd:YAG and argon lasers. The end of a fiber may be shaped or used with a detachable tip to control the mechanism of laser/tissue interaction, to give a tactile feel, to provide certain mechanical effects and to angle or focus the laser beam. The Company has also been granted a perpetual paid-up license to manufacture, use and sell flexible waveguides to deliver CO(2) energy pursuant to the Assignment and Modification Agreement dated July 26, 1991 among the Company, Pfizer HPG and Medical Laser Technologies Limited.

    While each laser system marketed by the Company consists of a laser and an integral fiber, these fibers and other products, such as tubing sets, are used by surgeons on a disposable or limited reuse basis for each clinical procedure. The Company believes that expansion into this market could provide it with a recurring revenue stream. The Company manufactures a variety of fiberoptic delivery systems, sculpted fiberoptic probes, optical tips (AngleTIPS and TouchTIPS), waveguides and catheters which are designed for single-patient use. The patented connectors and need for product sterility encourage the users of the Company's lasers to purchase only products which are compatible with this system. The Company believes it can sell these products on a custom basis to hospital administrators for other surgical laser systems at a significant discount to competitors' published prices, while maintaining gross margins through vertical integration and the extensive use of molds and tooling. The Company also assembles and distributes a full line of laser accessories, including glasses, goggles, laser signs and smoke evacuators.

    During fiscal 1994, 1995 and 1996, sales of laser accessories accounted for approximately 10%, 19% and 14%, respectively, of the Company's revenues.

MARKETING, SALES AND SERVICE

    MARKETING AND SALES

    The Company markets its products to the dental market in the United States directly to dentists and periodontists through its direct sales force consisting of five area sales managers and its recently expanded distributor and manufacturer's representative network consisting of more than 25 people. The Company markets its products primarily through conventions, educational courses, direct mail, telemarketing and other dental training programs. In March 1994, the Company entered into a sales and marketing arrangement for its dental lasers with Burkhart Dental Supply Company, a member of the American Dental Cooperative, Inc., which is one of the largest distributors of dental equipment and supplies in the United States. This agreement is terminable by either party at any time. If this strategic alliance is successful, the Company believes this relationship may be expanded to the other members of the American Dental Cooperative, Inc. which markets dental products to a significant number of the approximately 129,000 practicing dentists in the United States. Such alliance is expected to assist the Company if the Company receives clearance to market the Centauri laser for hard tissue applications.

    Through an active program of educational courses and preceptorships, the Company has trained dentists in ten countries during the past year using industry recognized dentists and periodontists. In the past two years, more than 20 dental papers have been presented by the Company or clinicians using the Company's products.

    The Company markets its products in the ophthalmic market through two direct sales managers who focus on sales to key ophthalmologists worldwide. The Company has entered into distribution agreements with distributors in nine countries in preparation for market introduction of the Centauri laser during calendar 1996. The Company grants exclusive distribution rights in select territories to its distributors who must maintain certain distribution minimums in order to retain their exclusive rights. The Company plans to expand its ophthalmic sales force both by enlarging its domestic sales force, either internally or through acquisition, and by acquiring or engaging additional international manufacturing representatives.

    In the surgical market, the Company intends to form strategic alliances in any specialty area where the partner has an established presence in the market selling to either the physician or the hospital. The Company has entered into such a strategic alliance with NSK, one of the leading suppliers of sutures in the Pacific Rim, pursuant to an Exclusive Marketing Agreement. Under this agreement, Proclosure granted to NSK, in exchange for a license fee, the exclusive rights to market and distribute the Polaris Nd:YAG laser in Japan, China and Taiwan. In addition, under this agreement, the Company granted to NSK an option to manufacture the Polaris, which if exercised would require NSK to pay the Company a $1.5 million fee and royalties. NSK has not yet indicated whether it intends to manufacture these products. There can be no assurance that the Company will receive any payments under this agreement.

    Sales in fiscal 1996 to one customer, Rockford Industries, Inc., a leasing company, accounted for 10% of the Company's net sales for that year. Sales in fiscal 1995 to LaserSight Centers, Inc. accounted for approximately 11% of the Company's net sales for that year.

    CUSTOMER SERVICE AND SUPPORT

    The Company is seeking to create a group of loyal customers by focusing on customer service, quality and reliability. In addition to its educational courses, the Company performs a complete installation of its lasers and trains the customers' staff in its proper use. Educational videos and papers are available upon request. The Company conducts service training courses for the representatives of its distributors. Prior to shipping, every laser is subjected to an extensive battery of quality control tests. The Company provides a one year warranty with all lasers and extended warranties are available at an additional cost. The Company generally provides service within one business day to all of its customers in the United States. An owner is either sent a loaner laser by overnight carrier or a service representative visits the owner to repair the unit. International service is provided either by the foreign distributor or by return of the laser to the Company. The Company has experienced and may continue to experience difficulties in providing prompt and cost-effective service of its medical lasers in foreign countries.

COMPETITION

    The Company is and will continue to be subject to competition in its targeted markets, principally from businesses providing other traditional surgical and nonsurgical treatments, including existing and developing technologies or therapies, some of which include medical lasers manufactured by competitors. In the dental market, the Company competes primarily with dental drills, traditional curing lights and other existing technologies, and to a lesser extent competitors' CO(2), argon, Er:YAG and Nd:YAG lasers. In the ophthalmic market, the Company is subject to competition principally from the
(i) traditional surgical treatments using a needle to tear a circle in the anterior capsule, (ii) phacoemulsification, an ultrasound device used to break up cataracts in cataract removal procedures, (iii) corrective eyewear (such as eyeglasses and contact lenses) and surgical treatments for refractive disorders such as photorefractive keratectomy which is typically performed with an excimer laser and radial keratotomy which is performed with a scalpel, and (vi) drug therapy or surgical treatment of glaucoma. In the surgical market, wound closure procedures are usually performed using sutures and staples, and traditional cosmetic surgical procedures may be performed with a scalpel or a CO(2) laser. The Company believes that for many applications its proprietary methods and fiberoptic delivery systems provide clinical benefits over other currently known technologies and competitors' laser products.

    The medical laser industry in particular is also subject to intense competition and rapid technological changes. The Company believes there are approximately 30 competitors in different sectors of the medical laser industry. The Company believes that the principal competitive factors in the medical laser industry are the products' technological capabilities, proven clinical ability, patent protection, price and scope of regulatory approval, as well as industry expert endorsements. Many conventional laser systems target one particular application, while the Company's Er:YAG system is designed to perform in multiple therapeutic applications. The Company's self-contained units are significantly smaller than competitive surgical models, have internal cooling devices and are powered primarily by dedicated readily available 110 volt lines instead of the 220 volt lines used by most surgical solid state lasers. The specialized menu-driven system software utilized in the Company's lasers also enhances safety and ease of use of the lasers.

    The Company believes that its ability to compete successfully against traditional treatments, competitive laser systems and treatments that may be developed in the future will depend on its ability to create and maintain advanced technology, develop proprietary products, obtain required regulatory approvals and clearances for its products, attract and retain scientific personnel, obtain patent or other proprietary protection for its products and technologies, and manufacture and successfully market products either alone or through other parties. Certain of the Company's competitors have substantially greater financial, technical and marketing resources than the Company. There can be no assurance that such competition will not adversely affect the Company's results of operations or its ability to maintain or increase market share.

RESEARCH AND DEVELOPMENT

    During the last two fiscal years, the Company has invested an aggregate of approximately $2.5 million in research and development programs. The Company's research and development programs have capitalized on the research and development activities conducted by Pfizer Laser wherein that company identified key military and aerospace technologies and adapted these technologies to portable, efficient, solid-state laser products that were modular in nature. This investment in research and development has resulted in the development of 19 models of lasers, more than 1,000 types of custom delivery systems and approximately 20 types of surgical tips and accessories. Approximately 41% of the Company's net sales for fiscal 1996 were derived from sales of three new lasers introduced during the last six months of that year. Five more lasers or related products are scheduled for introduction in fiscal 1997, subject to receipt of clearance to market such products, for which no assurance may be given.


    In order to maintain its technological advantage, the Company must continue to invest in new product development. The Company seeks to augment its funding of research and development through government grants. The Company has been awarded a Phase II SBIR grant of $750,000, of which approximately $698,000 has been drawn to date and the remainder of which can be drawn over the next six months to fund additional research and clinical trials regarding laser emulsification of cataracts. The Company has also applied for new Phase I research grants related to dentistry, orthopedics, tissue welding, and ophthalmology. No assurance can be given that the Company will be awarded any of these potential government grants.


    The Company's current research is focused on expanding the clinical applications of its existing products, reducing the size and cost of current laser systems, developing custom delivery systems and developing new innovative products. The Company's in-house research and development efforts have focused on the development of a systems approach to medical laser products with proprietary delivery systems designed to allow the laser to interact with tissue by a number of different mechanisms (e.g., acoustic, ablative and thermal) for unique laser/tissue effects. These disposable fiberoptic delivery systems, developed specifically for niche surgical applications, demonstrate the principal focus of the Company's research efforts. Examples of patented or patent pending products resulting from these research efforts include:
TouchTIPS, AngleTIPS, Er:YAG fiberoptics and CO(2) waveguides. Clinical research has also yielded several new surgical procedures.

PATENTS AND PATENT APPLICATIONS


    Patent protection is an important part of the Company's business strategy, and the Company's success depends, in part, on its ability to maintain patents and trade secret protection and on its ability to operate without infringing on the rights of third parties. The Company has sought to protect its unique technologies and clinical advances through the use of the patent process. Patent applications filed in the United States are frequently also filed in selected foreign countries. The Company focuses its efforts on filing only for those patents which the Company believes will provide it with key defensible features instead of filing for all potential minor device features. The Company holds 19 U.S. patents and has other patent applications pending in the United States, including divisional applications. In addition, the Company holds 13 foreign patents including two utility model patents and has other foreign patent applications pending. No assurance can be given that any additional U.S. or foreign patents will be issued, that the scope of any patent protection will exclude competitors or that any of the Company's patents will be held valid if subsequently challenged. The Company also has a nonexclusive license to a number of basic laser technologies which are commonly licensed on such basis in the laser industry.


    The Company's success will depend in part on its ability to obtain patent protection for its products and processes, to preserve trade secrets and to operate without infringing the rights of others. The Company is aware of certain patents which, along with other patents that may exist or be granted in the future, could restrict the Company's right to market certain of its technologies without a license, including, without limitation, patents relating to the Company's lens emulsification product and ophthalmic probes for its Er:YAG laser. In the past, the Company has received allegations that certain of the Company's laser products infringe other patents. There has been significant patent litigation in the medical industry in general, and in the medical laser industry in particular. Adverse determinations in litigation or other patent proceedings in which the Company may become a party could subject the Company to significant legal judgments or liabilities to third parties, and could require the Company to seek licenses from third parties that may or may not be economically viable. Patent and other intellectual property rights disputes often are settled through licensing arrangements. No assurance can be given that any licenses required under these or any other patents or proprietary rights would be available on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, it could encounter delays in product introductions while it attempts to design around such patents, or it could find that the development, manufacture or sale of products requiring such licenses could be enjoined. If the Company is found, in a legal proceeding, to have infringed the patents or other proprietary rights of others, it could be liable for significant damages. The Company also relies on unpatented trade secrets, and no assurance can be given that others will not independently develop or otherwise acquire substantially equivalent trade secrets.

GOVERNMENT REGULATION

    FDA REGULATION

    The lasers that are manufactured by the Company are regulated as medical devices by the FDA under the FDC Act. Satisfaction of applicable regulatory requirements may take several years and requirements vary substantially based upon the type, complexity and novelty of such devices as well as the clinical procedure. Pursuant to the FDC Act and the regulations promulgated thereunder, the FDA regulates the preclinical and clinical testing, manufacture, labeling, distribution, and promotion of medical devices. Noncompliance with applicable requirements can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, denial or withdrawal of premarket clearance or approval for devices, recommendations by the FDA that the Company not be allowed to enter into government contracts, and criminal prosecution. The FDA also has the authority to request recall, repair, replacement or refund of the cost of any device manufactured or distributed by the Company.

    The FDA classifies medical devices in commercial distribution into one of three classes: Class I, II or III. This classification is based on the controls the FDA deems necessary to reasonably ensure the safety and effectiveness of medical devices. Class I devices are subject to general control (E.G., labeling, premarket notification and adherance to GMPs) and Class II devices are subject to general and special controls (E.G., performance standards, postmarket surveillance, patient registries, and FDA guidelines). Generally, Class III devices are those which must receive premarket approval by the FDA to ensure their safety and effectiveness (E.G., life-sustaining, life-supporting and implantable devices, or new devices which have been found not to be substantially equivalent to legally marketed devices). Lasers typically are classified as Class II devices, but the FDA may classify certain indications or technologies into Class III and require a PMA.

    If a manufacturer or distributor of a medical device can establish that a proposed device is "substantially equivalent" to a legally marketed Class I or Class II medical device or to a pre-1976 Class III medical device for which the FDA has not called for a PMA, the manufacturer or distributor may seek FDA clearance for the device by filing a Section 510(k) premarket notification. If a manufacturer or distributor of a medical device cannot establish that a proposed device is substantially equivalent to another legally marketed device, the manufacturer or distributor will have to seek premarket approval for the proposed device. A 510(k) notification and the claim of substantial equivalence will likely have to be supported by various types of data and materials, possibly including test results or the results of clinical studies in humans. A PMA would have to be submitted and be supported by extensive data, including preclinical and clinical study data, to prove the safety and effectiveness of the device. There can be no assurance that some of the Company's products will not require the more rigorous and time consuming PMA approval, including laser uses for vasovasotomy or other tissue melding, dental hard tissue, cavity prevention, cosmetic surgery, sclerostomy and lens emulsification, among others.

    If human clinical studies of a proposed device are required, whether for a 510(k) or a PMA, and the device presents a "significant risk," the manufacturer or the distributor of the devices will have to file an IDE application with the FDA prior to commencing human clinical trials. The IDE application must be supported by data, typically including the results of animal and mechanical laboratory testing. If the IDE application is approved by the FDA and one or more appropriate Institutional Review Boards ("IRBs"), human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. Submission of an IDE does not give assurance that FDA will approve the IDE and, if it is approved, there can be no assurance that the FDA will determine that the data derived from these studies support the safety and efficacy of the device or warrant the continuation of clinical studies. Sponsors of clinical studies are permitted to charge for those devices distributed in the course of the study provided such compensation does not exceed recovery of the costs of manufacture, research, development and handling. Clinical studies of nonsignificant risk devices may be performed without prior FDA approval, but various regulatory requirements still apply, including the requirement for approval by an IRB, conduct of the study according to applicable portions of the IDE regulations, and prohibitions against commercialization of an investigational device.

    The manufacturer or distributor may not place the device into interstate commerce until an order is issued by the FDA granting premarket clearance for the device. The FDA has no specific time limit by which it must respond to a 510(k) premarket notification. The FDA has recently been requiring more rigorous demonstration of substantial equivalence in connection with 510(k) notifications and the review time can take four to 12 months or longer for a 510(k). If a PMA submission is filed, the FDA has by statute 180 days to review it; however, the review time is often extended significantly by the FDA asking for more information or clarification of information already provided in the submission. During the review period, an advisory committee may also evaluate the application and provide recommendations to the FDA as to whether the device should be approved. In addition, the FDA will inspect the manufacturing facility to ensure compliance with the FDA's good manufacturing practice requirements prior to approval of a PMA.

    Devices are cleared by 510(k) or approved by PMA only for the specific intended uses claimed in the submission and agreed to by the FDA. Labeling and promotional activities are also subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. Marketing or promotion of products for medical applications other than those that are cleared or approved could lead to enforcement action by the FDA.

    There can be no assurance that the Company will be able to obtain necessary regulatory approvals or clearances for its products on a timely basis or at all, and delays in receipt of or failure to receive such approvals or clearances, the loss of previously received approvals or clearances, limitations on intended use imposed as a condition of such approvals or clearances, or failure to comply with existing or future regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations. FDA or other governmental approvals of products developed by the Company in the future may require substantial filing fees which could limit the number of applications sought by the Company and may entail limitations on the indicated uses for which such products may be marketed. In addition, approved or cleared products may be subject to additional testing and surveillance programs required by the FDA and other regulatory agencies, and product approvals and clearances could be withdrawn for failure to comply with regulatory standards or by the occurrence of unforeseen problems following initial marketing.

    REGULATORY STATUS OF PRODUCTS


    The Company has received 510(k) clearance to market the following lasers in an aggregate of more than 100 specialty areas: CO(2) (four models: 10W, 20W, 35W, 65W); Nd:YAG (four models: 20W, 40W, 60W, 100W); Ho:YAG (one model); Er:YAG (two models); 1.32m Nd:YAG (two models: 15W, 25W); .532m Nd:YAG (one model); Argon (two models); diode (four models); Nd:YAG/Er:YAG combination laser (one model). Each of these lasers has clearances in multiple specialty areas. The Company also has received 510(k) clearance to market sculptured fibers, contact tip fibers, bare fibers, TouchTIPS, AngleTIPS and focusing tips for all cleared wavelengths of the Company's lasers as well as argon lasers. If a device for which the Company has already received 510(k) premarket clearance is changed or modified in design, components, method of manufacture or intended use, such that the safety or effectiveness of the device could be significantly affected, a new 510(k) premarket notification is required before the modified device can be marketed in the United States. The Company has made modifications to certain of its products which the Company believes do not require the submission of new 510(k) notifications. However, there can be no assurance that the FDA will agree with the Company's determinations and not require the Company to discontinue marketing one or more of the modified devices until they have been cleared by the FDA. There can also be no assurance that any such clearance of modifications would be granted should it become necessary.


    The Company currently is conducting preclinical animal studies and clinical trials, both under approved IDEs and as nonsignificant risk studies. There can be no assurance that the results of any of these clinical studies will be successful or that the FDA will not require the Company to discontinue any of these studies in the interest of the public health or due to any violations of the FDA's IDE regulations. There can be no assurance that the Company will receive approval from the FDA to conduct any of the significant risk studies for which the Company seeks IDE approval, or that the FDA will not disagree with the Company's determination that any of its studies are "nonsignificant risk" studies and require the Company to obtain approval of an IDE before the study can continue.

    ADDITIONAL REGULATORY REQUIREMENTS

    Any products manufactured or distributed by the Company pursuant to a 510(k) premarket clearance notification or PMA are or will be subject to pervasive and continuing regulation by the FDA. The FDC Act also requires the Company to manufacture its products in registered establishments and in accordance with cGMP regulations, which include testing, control and documentation requirements. The Company must also comply with Medical Device Reporting ("MDR") requirements that a firm report to the FDA any incident in which its product may have caused or contributed to a death or serious injury, or in which its product malfunctioned and, if the malfunction were to recur, would be likely to cause or contribute to a death or serious injury. The Company's facilities in the United States are subject to periodic inspections by the FDA. The FDA may require postmarketing surveillance with respect to the Company's products. The export of medical devices is also subject to regulation in certain instances.

    All lasers manufactured by the Company are subject to the Radiation Control for Health and Safety Act administered by the Center for Devices and Radiological Health of the FDA. The law requires laser manufacturers to file new product and annual reports and to maintain quality control, product testing and sales records, to incorporate certain design and operating features in lasers sold to end users pursuant to a performance standard, and to comply with labeling and certification requirements. Various warning labels must be affixed to the laser, depending on the class of the product under the performance standard.

    In addition, the use of the Company's products may be regulated by various state agencies. For instance, the Company is required to register as a medical device manufacturer with certain state agencies. In addition to being subject to inspection by the FDA, the Company also will be routinely inspected by the State of California for compliance with cGMP regulations and other requirements.

    Although the Company believes that it currently complies and will continue to comply with the applicable regulations regarding the manufacture and sale of medical devices, such regulations are always subject to change and depend heavily on administrative interpretations. There can be no assurance that future changes in law, regulations, review guidelines or administrative interpretations by the FDA or other regulatory bodies, with possible retroactive effect, will not adversely affect the Company's business, financial condition and results of operations. In addition to the foregoing, the Company is subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future, or that such laws or regulations will not have a material adverse effect upon the Company's ability to conduct business.

    Furthermore, the introduction of the Company's products in foreign countries may require obtaining foreign regulatory clearances, and additional safety and effectiveness standards are required in certain other countries. The Company believes that only a limited number of foreign countries currently have extensive regulatory requirements. These countries include the European Union countries, France, Germany, Canada, Mexico and Japan. Domestic manufacturing locations of American companies doing business in certain foreign countries, including European Union countries, may be subject to inspection. The time required for regulatory approval in foreign countries varies and can take a number of years. During the period in which the Company will be attempting to obtain the necessary regulatory approvals, the Company expects to market its products on a limited basis in certain other countries that do not require regulatory approval. There can be no assurance that the Company's products will be cleared or approved by the FDA or other governmental agencies for additional applications in the United States or in other countries or that countries that do not now require regulatory approval will not require such approval in the future.

MANUFACTURING AND MATERIALS

    Manufacturing consists of component assembly and systems integration of electronic, mechanical and optical components and modules. The Company's product costs are principally related to the purchase of raw materials while labor and overhead have been reduced due to the use of customized tooling and automated test systems. The Company believes that these manufacturing systems improve quality and manufacturing reliability resulting in lower overall manufacturing costs, and that these systems will allow the Company to expand production rapidly.

    The Company purchases certain raw materials, components and subassemblies included in the Company's products from a limited group of qualified suppliers and does not maintain long-term supply contracts with any of its key suppliers. While multiple sources of supply exist for most critical components used in the laser and fiberoptic delivery systems, the disruption or termination of these sources could have a material adverse effect on the Company's business and results of operations. Vendor delays or quality problems could also result in production delays of up to six months as several components have long production lead times. These long lead times, as well as the need for demonstration units, require a significant portion of working capital to fund inventory growth. The Company has in the past experienced and may continue to experience shortages in raw materials and certain supplies. See "Risk Factors -- Dependence on Suppliers."

    The Company owns the molds used to produce certain proprietary parts of its laser products and owns the software used in the operation of its laser systems. The Company designs and assembles its own fiberoptic delivery systems and laser accessory equipment such as laser carts, smoke evacuation devices and associated disposable supplies. The Company believes that its manufacturing practices are in accordance with cGMP regulations.

PRODUCT LIABILITY AND INSURANCE

    Since the Company's products are intended for use in the treatment of human medical conditions, the Company is subject to an inherent risk of product liability and other liability claims which may involve significant claims and defense costs. The Company currently has product liability insurance with coverage limits of $5.0 million per occurrence and $5.0 million in the aggregate per year. Product liability insurance is expensive and subject to various coverage exclusions, and in the future may not be available in acceptable amounts, on acceptable terms, or at all. Although the Company does not have any outstanding product liability claims, in the event the Company were to be held liable for damages exceeding the limits of its insurance coverage or outside of the scope of its coverage, the business and results of operations of the Company could be materially adversely affected. The Company's reputation and business could also be adversely affected by product liability claims, regardless of their merit or eventual outcome.

FACILITIES

    The Company leases approximately 28,000 square feet in one facility in Irvine, California pursuant to a lease which expires in December 2000. This facility contains the Company's executive offices, service center and manufacturing space. The Company is required to lease an additional 13,000 square feet in the same facility commencing in January 1999, or on such earlier date that the adjoining tenant's lease terminates. While the Company believes that its manufacturing and administrative facilities are adequate to satisfy the Company's needs through at least 2000, it may need to lease additional clean room facilities in the future.

EMPLOYEES


    As of October 14, 1996, the Company employed 41 people, two of whom are employed on a part-time basis. None of these employees are represented by a union. Eight employees perform sales, marketing and customer support activities. The remaining employees perform manufacturing, financial, administration, regulatory, research and development and quality control activities. The Company believes that its relationship with its employees is good.


LEGAL PROCEEDINGS

    In March 1994, the Company instituted litigation in the U.S. District Court, Central District of California, against Infrared Fiber Systems, Inc., a Delaware corporation ("IFS") which contracted to supply optical fiber to the Company for the Company's Er:YAG laser. Two of IFS's senior officers are also named as defendants. The Company's complaint in this matter alleges that IFS and two of its officers made misrepresentations to the Company and that IFS breached its agreement to supply fibers and certain warranties concerning the quality of the fiber to be provided. The Company is seeking damages and an injunction requiring IFS to subcontract the production of optical fiber to a third party, as provided in the supply agreement. In April 1994, IFS filed a general denial and a cross-complaint against the Company alleging breach of contract and intentional interference with prospective economic advantage, seeking compensatory damages "in excess of $500,000," punitive damages and a judicial declaration that the contract has been terminated and that IFS is free to market its fibers to others. In September 1996, IFS filed a new cross-complaint alleging the same causes of action and seeking substantially the same relief in the Orange County California Superior Court. The Company has filed an answer to the complaint, denying the allegations and asserting several affirmative defenses.

    IFS has agreed to license certain fiber technologies, to which the Company claims exclusive license rights, to Coherent, Inc. ("Coherent"), a competitor of the Company. Coherent joined the above federal litigation on behalf of IFS, seeking a declaration that IFS had the legal right to enter into this license and supply the fiber covered by that agreement, and then subsequently filed a new complaint in the Orange County California Superior Court for declaratory relief, seeking an order that the Company's original agreement with IFS applies only to a specific type of optical fiber. The Company has answered this complaint.

    In May 1995, the Company instituted litigation concerning this dispute in the Orange County, California Superior Court against Coherent, Westinghouse Electric Corporation ("Westinghouse") and an individual employee of Westinghouse who was an officer of IFS from 1986 to 1993, when the events involved in the federal action against IFS took place and while Westinghouse owned a substantial minority interest in IFS. The complaint charges that Coherent conspired with IFS in the wrongful conduct which is the subject of the federal lawsuit described above and interfered with the Company's contracts and relations with IFS and with prospective contracts and advantageous economic relations with third parties. The complaint asserts that Westinghouse is liable for its employee's wrongful acts as an IFS executive while acting within the scope of his employment at Westinghouse. The lawsuit seeks injunctive relief and compensatory damages. In October 1995, the federal action was stayed by order of the court in favor of the California state court action, in which the pleadings have been amended to include all claims asserted by the Company in the federal action.

    In July 1996, the court in the California state court action granted demurrers by Westinghouse and the employee of Westinghouse to all causes of action against them, as well as all but one of the Company's claims against Coherent. As a result, the claims that are the subject of the granted demurrers have been dismissed, subject to the Company's right to appeal. The Company has decided that it will file an appeal of these decisions. No trial date has been set as to the remaining outstanding causes of action.

    In September 1996, the Company instituted litigation in the Salt Lake City, Utah State Court against IBC. The Company's complaint alleges, among other things, conversion, breach of contract and breach of fiduciary duty by IBC as a result of actions taken by IBC with respect to the collection of accounts receivable due to the Company. The Court in this matter subsequently issued a temporary restraining order against IBC, prohibiting it from, among other things, taking actions to collect receivables generated by the Company's sale of its products. IBC has filed a cross complaint against the Company, alleging that the Company breached the August 24, 1996 agreement between the parties, and seeking monetary damages. Management of the Company believes, based in part on discussions with counsel, that IBC's cross complaint is without merit and intends to vigorously defend the action.

                                   MANAGEMENT

    The following table sets forth certain information regarding the Company's directors and executive officers.

               NAME                      AGE                                POSITION
-----------------------------------      ---      ------------------------------------------------------------
Colette Cozean, Ph.D...............          38   Chairman of the Board, Chief Executive Officer, President
                                                   and Director of Research
T. Daniel Caruso, Jr...............          53   Senior Vice President, Sales and Marketing
Ronald E. Higgins..................          54   Vice President, Regulatory Affairs and Quality Assurance,
                                                   and Secretary
James S. Polentz...................          53   Vice President, Finance and Chief Financial Officer
Richard Roemer.....................          62   Vice President, Operations and Industrial Lasers
Patrick J. Day.....................          69   Director (1)
Grace Ching-Hsin Lin...............          46   Director (1)(2)
E. Donald Shapiro..................          64   Director (1)(2)

------------------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

    The business experience, principal occupations and employment, as well as the periods of service, of each of the directors and executive officers of the Company during at least the last five years are set forth below.

DIRECTORS AND OFFICERS

    COLETTE COZEAN, PH.D. is a founder of the Company and has been Chairman of the Board of Directors, President and Director of Research of the Company since it began operations in August 1991 and became the Chief Executive Officer in 1994. From April 1987 to August 1991, Dr. Cozean served as Director of Research and Development, Regulatory Affairs and Clinical Programs at Pfizer Laser and in such capacities managed the development of the laser technologies which were acquired by the Company from Pfizer Laser. Prior to April 1987, Dr. Cozean held various research positions at Baxter Edwards, a division of Baxter Healthcare Corporation ("Baxter"), and American Technology and Ventures, a division of American Hospital Supply Company ("American Hospital"). Baxter and American Hospital are manufacturers and suppliers of advanced medical products. Dr. Cozean holds several patents, has published many articles and has served as a member of the National Institutes of Health grant review committee. Dr. Cozean holds a Ph.D. in biomedical engineering and an M.S. in Electrical Engineering from Ohio State University, a B.S. in biomedical engineering from the University of Southern California, and a B.A. in physical sciences from Westmont College.

    T. DANIEL CARUSO, JR. has been Vice President, Sales and Marketing of the Company since July 1992 and became a Senior Vice President in May 1996. From July 1989 to April 1992, Mr. Caruso was Vice President, Sales and Marketing at Hycor Biomedical, a laboratory diagnostics company. From March 1988 to July 1989, Mr. Caruso was President and Chief Executive Officer of Physicians Home Infusion Care, a home health care company. Mr. Caruso has a B.S. in Biology and Chemistry and an M.B.A. in marketing from the University of Southern California.

    RONALD E. HIGGINS is a founder and the Vice President, Regulatory Affairs and Quality Assurance of the Company, a position he has held since January 1995. From the founding of the Company in August 1991 to January 1995, Mr. Higgins was Vice President, Operations. From September 1989 to August 1991, Mr. Higgins was Manager of Regulatory Affairs and Quality Assurance at Pfizer Laser. From January 1987 to September 1989, Mr. Higgins was Director of Regulatory Affairs at Cardio Pulmonics, a medical device company. Mr. Higgins holds a B.S. in Zoology from the University of Utah and has completed post graduate work in the areas of biochemistry, educational training, regulatory affairs, manufacturing and engineering.

    JAMES S. POLENTZ joined the Company as Chief Financial Officer in April 1994. From October 1992 to April 1994, Mr. Polentz served as the Chief Financial Officer with Spector Entertainment Group, a telecommunications service company. From March 1991 through July 1992, Mr. Polentz served as the Vice President, Finance and Chief Financial Officer for Commstruct International, Inc., a telecommunications company. A subsidiary of Commstruct International, US Commstruct, Inc., filed a petition under Chapter 11 of the United States Bankruptcy Code within six months after the date Mr. Polentz left the employ of Commstruct International, Inc. Mr. Polentz is a certified public accountant and has a B.S. in Accounting from the University of Southern California and an M.B.A. from California State University.

    RICHARD ROEMER has been Vice President, Operations and Industrial Lasers of the Company since February 1995. From 1994 to 1995, Mr. Roemer was an independent consultant for the Company. From 1988 to 1994, Mr. Roemer was a consultant to and general manager of California Labs, JMED, Inc. and Pineridge Capital, which are manufacturers of laser-based medical products. Prior to 1988, Mr. Roemer founded the laser group of Melles Griot and served as the Chief Operating Officer of the laser division of Hughes Aircraft Corporation. Mr. Roemer holds a B.S. degree in Mechanical Engineering from Rutgers University.

    PATRICK J. DAY has served as a director of the Company since August 1991. Mr. Day is a Certified Public Accountant and owns a CPA firm which he established in 1967. He has served as a director for several organizations including the First Presbyterian Church of Hollywood and many private companies. Mr. Day is the father of Dr. Cozean, the Company's Chairman of the Board, Chief Executive Officer and President. Mr. Day has a B.A. in accounting from the University of Idaho.

    GRACE CHING-HSIN LIN has served as a director of the Company since February 1992, representing a group of original investors in the Company. Ms. Lin has been an agent providing real estate consulting services for Security Trust Realty since April 1988 and an owner of South Pacific Investment, an investment management company, since 1989.

    E. DONALD SHAPIRO joined the Board of Directors in August 1994. Since 1983, Mr. Shapiro has served as the Joseph Solomon Distinguished Professor of Law at New York Law School where he served as both Dean and Professor of Law from 1973 to 1983. He is Supernumerary Fellow of St. Cross College at Oxford University, England. Mr. Shapiro received a J.D. degree at Harvard Law School. He currently serves on the Boards of Directors for several public companies including Loral Space and Communications, Ltd., Eyecare Products PLC, Kranzco Realty Trust, Group Health Incorporated, Vasomedical Corporation, MacroChem Corporation, United Industrial, Telepad, Inc. and Food Entertainment, Inc. He also serves on the Board of Directors of Bank Leumi NY. Mr. Shapiro is special counsel to the law firm of Herzfeld and Rubin, which firm is representing the Company in the litigation described in "Business -- Legal Proceedings." Mr. Shapiro is not a partner of such firm and receives no compensation calculated by reference to such firm's profits.

KEY CONSULTANTS

    ROBERT J. FREIBERG, PH.D. is currently a Technical Advisor to the Company and from August 1991 has provided consulting services to the Company. From 1986 to 1991, Dr. Freiberg served in various capacities for Pfizer Laser, most recently holding the position of Director of Engineering and Manufacturing Operations. From 1983 to 1986, Dr. Freiberg was Director of Minimally Invasive Surgery Products for American Technology and Ventures, a division of American Hospital. Dr. Freiberg has also managed projects/departments at Hughes Research Laboratory, United Technologies and TRW. In addition to holding several patents, Dr. Freiberg identified and developed emerging medical technologies for American Hospital. Dr. Freiberg holds a Ph.D., M.S. and B.S. in physics from the University of Illinois and Rensselaer Polytechnic Institute. The Company pays Mr. Freiberg $85 per hour for services rendered to the Company.

    RICHARD P. KRATZ, M.D. became affiliated with the Company in April 1994 as a Medical Director. Dr. Kratz is a clinical professor of ophthalmology at the University of California, Irvine and a clinical professor emeritus at the University of Southern California. Dr. Kratz is on the Board of Directors for the University of California, Irvine, Beckman Laser Institute & Medical Clinic and a member of the Board of Directors of the American Board of Eye Surgeons, and is on the editorial boards for OCULAR SURGERY NEWS, OCULAR SURGERY NEWS INTERNATIONAL and the EUROPEAN JOURNAL OF IMPLANT AND REFRACTIVE SURGERY. Dr. Kratz received a M.D. from the University of Southern California. Dr. Kratz has published numerous papers and frequently lectures on topics in ophthalmology, including cataract surgery. Other than stock options granted at fair market value to Dr. Kratz from time to time at the discretion of the Company's Board of Directors, Dr. Kratz does not receive any other compensation for services rendered to the Company.

MEDICAL ADVISORY BOARDS

    The Company is advised by three Medical Advisory Boards (the "Advisory Boards") covering ophthalmology, dentistry and surgery, respectively. Each of the Advisory Boards is comprised of up to fifteen members who are active primarily in the Company's target markets and who are selected to provide a balance of university deans, researchers and clinicians, different subspecialties, and laser users of multiple wavelengths, users of the Company's systems and users who do not use lasers in their practice at all. The Advisory Board's function is to review clinical, regulatory, new product development and marketing programs and proposals for the Company. Members of these boards often serve as clinical investigators, course lecturers and perform research resulting in published papers. Other than stock options granted at fair market value from time to time at the discretion of the Company's Board of Directors, the Chairmen of the Medical Advisory Boards do not receive any other compensation for services rendered to the Company. Each Advisory Board is headed by a Chairman. Currently, the Chairmen of the Company's Advisory Boards are as follows:

    D. MICHAEL COLVARD, M.D., OPHTHALMOLOGY. Dr. Colvard is the founder of the Center for Ophthalmic Surgery in Encino, California, and has been responsible for its Outpatient Surgery Center for the past ten years. Dr. Colvard has also been a clinical faculty member at the University of Southern California since 1991 and has published widely in the field of ophthalmology. Dr. Colvard maintains a medical practice and is engaged by a major ophthalmic company to review its clinical trials, procedures and results. Dr. Colvard also served as the Medical Director for the Company during its first two years. The Company has entered into an Assignment Agreement with Dr. Colvard, pursuant to which Dr. Colvard assigned to the Company certain technology relating to the Er:YAG laser for use on ocular structures. While this agreement provides for the payment of royalties under certain circumstances to Dr. Colvard of 1.0% to 2.5% on sales of the Er:YAG intraocular and refractive lasers, fiberoptic intraocular catheters and intraocular probes, no royalties have been earned as of the date of this Prospectus.

    G. LYNN POWELL, D.D.S., DENTISTRY. Dr. Powell has been on the faculty at the University of Utah since 1982, where he currently serves as the Assistant Dean for Dental Education in the School of Medicine and Professor in the Department of Pathology. He is a patent holder who has performed extensive research in the field of dentistry serving as primary investigator on several funded grants and is author or co-author of over 45 papers in journals, a majority of which relate to the use of lasers in dentistry. He serves as a reviewer for three dental and laser journals, has lectured nationally as well as internationally and routinely presents his work at research meetings. Dr. Powell is the current President of the International Society for Lasers in Dentistry. Dr. Powell received his D.D.S. from the University of Washington and was on the full time faculty in Restorative Dentistry for ten years.

    WARREN SCOTT GRUNDFEST, M.D., GENERAL SURGERY. Dr. Grundfest, a Fellow of the American College of Surgeons, has been the Director, Laser Research and Technology Development Program at Cedars-Sinai Medical Center in Los Angeles since 1985. He is also the holder of the Dorothy and E. Phillip Lyon Chair in Laser Research at such hospital, as well as being an Assistant Director of Surgery. In addition, he is an Assistant Clinical Professor of Surgery at the UCLA School of Medicine, and the co-editor of the Journal of Laparoendoscopic Surgery. Dr. Grundfest has published more than 100 papers, 30 book chapters and conducted multiple courses in the fields of laser applications in medicine, microendoscopy and minimally invasive surgery. His laboratory has been involved in the development of minimally invasive surgery, from angioscopy to laparoscopic transcystic duct common bile duct exploration. Dr. Grundfest consults for a variety of governmental agencies including the FDA and the National Institutes of Health.

BOARD COMMITTEES AND DESIGNATED DIRECTORS

    The Board's Audit Committee consists of Ms. Lin and Messrs. Day and Shapiro. The Audit Committee meets periodically with management and the Company's independent accountants to review the results and scope of the audit and other services provided by the Company's independent auditors and the need for internal auditing procedures and the adequacy of internal controls.

    The Compensation Committee of the Board of Directors consists of Ms. Lin and Mr. Shapiro. The Compensation Committee establishes salaries, incentives and other forms of compensation for officers, directors and certain key employees and consultants (including the Chairmen of the Advisory Boards), administers the Company's various incentive compensation and benefit plans, including the Company's 1992 Employee Stock Option Plan, 1995 Employee Stock Option Plan and the 1996 Stock Option Plans and recommends policies relating to such plans.


    Until October 2001, the Company has agreed, if requested by the Underwriter, to nominate two designees of the Underwriter to the Company's Board of Directors. The Underwriter has designated Mr. Shapiro, a current director of the Company, pursuant to this provision. The Underwriter has not yet indicated whether it will nominate a second designee.


EXECUTIVE COMPENSATION

    The following table sets forth information concerning the annual compensation paid by the Company for the fiscal years indicated to the Chief Executive Officer and executive officers of the Company whose compensation exceeded $100,000 during the fiscal year ended March 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                                                 -------------------
                                                     ANNUAL COMPENSATION (1)         SECURITIES
                                        FISCAL    -----------------------------      UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR         SALARY          BONUS            OPTIONS        COMPENSATION
-------------------------------------  ---------  --------------  -------------  -------------------  -------------
Colette Cozean, Ph.D. ...............       1996  $   112,200     $       --           140,000         $  19,800(5)
 Chairman of the Board,                     1995  $    97,500     $   37,500           358,650(4)      $   4,800(6)
 Chief Executive Officer, President         1994  $    97,500(2)  $       --                --         $   5,376(6)
 and Director of Research
T. Daniel Caruso, Jr. ...............       1996  $               $       --(3)        109,522         $      --
 Senior Vice President,                                90,625
 Sales and Marketing
Ronald E. Higgins ...................       1996  $    92,625     $       --(3)         90,000         $      --
 Vice President, Regulatory
 Affairs and Quality
 Assurance and Secretary

------------------------

(1) Excludes perquisites and other personal benefits, securities and properties otherwise categorized as salary or bonuses which in the aggregate, for each of the named persons did not exceed the lesser of either $50,000 or 10% of the total annual salary reported for such person. The Company has also entered into Employment Agreements with each of the named persons which provide for two to four months of severance benefits upon their termination of employment. Based upon salary levels as of October 14, 1996, such severance benefits range from approximately $15,000 to $33,000 for each of the named persons.


(2) Includes $19,500 which was deferred until January 1995.

(3) Bonuses for fiscal 1996 have not yet been determined, but the Company anticipates paying such bonuses in October 1996. The Company estimates that such bonuses will be between approximately $8,000 and $16,000 for each of Messrs. Caruso and Higgins.

(4) The exercise price for these options is $5.00 per share. One-half of such options will vest in five equal annual installments commencing on August 8, 1995. The remaining options will vest on the earlier of August 8, 2005, or when the Company attains certain financial criteria. Vesting of these options is accelerated in the event of certain acquisitions of the Company.

(5) Represents the full amount of premiums paid by the Company ($15,000) for a split-dollar life insurance policy in the amount of $2 million on the life of Dr. Cozean, and an auto allowance for Dr. Cozean ($4,800).

(6) Represents an auto allowance for Dr. Cozean.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

    The following table sets forth certain information concerning stock options granted to the named executive officers during the fiscal year ended March 31, 1996:


                                               NUMBER OF
                                               SHARES OF      PERCENT OF TOTAL
                                              COMMON STOCK     OPTIONS GRANTED     EXERCISE OR
                                               UNDERLYING       TO EMPLOYEES       BASE PRICE    EXPIRATION
NAME                                            OPTIONS          DURING 1996      PER SHARE (1)     DATE
-------------------------------------------  --------------  -------------------  -------------  ----------
Colette Cozean, Ph.D.......................      140,000(2)            20.2%        $   4.625      02/23/06
T. Daniel Caruso, Jr.......................       60,000(3)            13.7%        $   4.625      02/23/06
                                                  35,000(4)                         $   5.625      06/01/05
Ronald E. Higgins..........................       45,000(3)            11.6%        $   4.625      02/23/06
                                                  35,000(4)                         $   5.625      06/01/05


------------------------
(1) The options were granted at an exercise price at least equal to the fair market value of the Class A Common Stock on the date of grant. The exercise price may be paid by delivery of cash or already owned shares, subject to certain conditions.

(2) Such options vest in four equal annual installments commencing March 31, 1996.

(3) Such options vest in three equal annual installments commencing March 31, 1997.

(4) 15,000 of the options held by each of Messrs. Caruso and Higgins vest on September 21, 1997. The remaining 20,000 options held by each of Messrs. Caruso and Higgins vest on the earlier of June 1, 2005, or when the Company attains certain financial criteria.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

    The following table sets forth certain information regarding stock options exercised by the named executive officers during the fiscal year ended March 31, 1996, as well as the number of exercisable and unexercisable in-the-money stock options and their values at fiscal year end. An option is in-the-money if the fair market value for the underlying securities exceeds the exercise price of the option.


                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                                 OPTIONS AT           IN-THE-MONEY OPTIONS
                                  SHARES                       MARCH 31, 1996        AT MARCH 31, 1996 (1)
                                ACQUIRED ON      VALUE     -----------------------  ------------------------
                                 EXERCISE      REALIZED    EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
                               -------------  -----------  -----------------------  ------------------------
Colette Cozean, Ph.D.........       --            --              70,865/427,785      $270,011/$1,590,096
T. Daniel Caruso, Jr.........       --            --               2,500/102,500        $9,063/$372,188
Ronald E. Higgins............       --            --                2,500/87,500        $9,063/$312,188


------------------------
(1) Represents the last sale price of underlying securities at fiscal year end as reported by the Nasdaq National Market, less the exercise price of the options.

DIRECTOR COMPENSATION

    All directors are elected annually and hold office until the next annual meeting of the shareholders and until their successors are duly elected and qualified. The Company pays to all nonemployee directors $1,000 per Board meeting attended, $1,000 per committee meeting attended which is not in conjunction with a Board meeting, $500 per committee meeting attended in conjunction with a Board meeting, and $500 per telephonic Board or committee meeting. Directors are also reimbursed for their out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees. Mr. Shapiro also receives a fee of $1,000 per month as compensation for additional consulting services relating to the Company's pending litigation matter and to new business issues. The Company may also periodically award options or warrants to its Directors. On November 30, 1994, the Company granted to each nonemployee director warrants to purchase, at an exercise price of $5.00 per share, (i) 45,000 shares of Class A Common Stock, which warrants vest on the earlier of August 8, 2005 or when the Company attains certain financial conditions (subject to earlier vesting upon certain acquisitions of the Company, and subject to the requirement that the director remains on the Board through the vesting date);
and (ii) 20,000 shares of Class A Common Stock, which warrants vested immediately upon grant. On February 23, 1996, the Company also granted to Mr. Day, the only nonemployee director of the Company not on the Board's Compensation Committee, an option to purchase 10,000 shares at an exercise price of $4.63 per share.

    The Company's 1996 Stock Option Plan provides that each person who was or is a member of the Compensation Committee of the Board on February 23, 1996, February 23, 1997 and February 23, 1998 will be issued on each such date, under that plan, options to purchase 10,000 shares of the Company's Class A Common Stock. These options will have an exercise price equal to the fair market value of the Company's Class A Common Stock on the trading day prior to the grant date and a term of ten years. These options are issued subject to approval by the Company's shareholders at the 1996 Annual Meeting of Shareholders, and will terminate if such approval is not given.

    The Company's Articles of Incorporation and indemnification agreements entered into between the Company and certain of the Company's directors and officers require the Company to indemnify such officers and directors to the fullest extent permitted by applicable law against liabilities incurred in connection with their duties as officers and directors of the Company. Such indemnification rights may extend to liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

STOCK OPTION PLANS

    Each of the Company's Stock Option Plans is administered by the Board of Directors which has sole discretion and authority, consistent with the provisions of the plans, to determine which eligible participants will receive options, the time when options will be granted, the terms of options granted and the number of shares which will be subject to options. The Board may also appoint a committee (the "Committee") to administer the plans and, subject to applicable law, to exercise all of the powers of the Board under the plans.

    1992 STOCK OPTION PLAN AND 1995 STOCK OPTION PLAN


    The Company's 1992 Stock Option Plan and 1995 Stock Option Plan each provide for the granting of "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Incentive Stock Options"), and nonstatutory options. The exercise price of Incentive Stock Options must be not less than the fair market value of a share of Class A Common Stock on the date the option is granted (110% with respect to optionees who own at least 10% of the outstanding Common Stock). Under the 1992 Stock Option Plan, options covering an aggregate of 54,264 shares of the Company's Common Stock may be granted and under the 1995 Stock Option Plan options covering an aggregate of 225,000 shares of the Company's Class A Common Stock may be granted, in each case to directors, employees and consultants of the Company, except that Incentive Stock Options may not be granted to nonemployee directors or nonemployee consultants. The 1992 Stock Option Plan terminates in August 2002, and the 1995 Stock Option Plan terminates in 2005. As of October 14, 1996 there were options to purchase an aggregate of 31,896 shares of Class A Common Stock and 1,678 shares of each of Class E-1 and Class E-2 Common Stock outstanding under the 1992 Stock Option Plan, at an exercise price ranging from $1.00 to $11.06, which were held by 17 former and current employees, and 177,250 options outstanding under the 1995 Stock Option Plan at an exercise price of $5.625 per share, held by 30 employees and consultants.


    FEBRUARY 1996 STOCK OPTION PLAN AND 1996 STOCK OPTION PLAN


    In February 1996, the Board of Directors adopted two option plans, the February 1996 Stock Option Plan and the 1996 Stock Option Plan which provide for the grant of options covering an aggregate of 550,000 shares and 500,000 shares, respectively, of the Company's Class A Common Stock to employees and directors of, and consultants to the Company. Both plans terminate in February 2006. The 1996 Stock Option Plan provides for the granting of Incentive Stock Options and nonstatutory stock options. The 1996 Stock Option Plan provides that each person who was or is a member of the Company's Compensation Committee of the Board of Directors on February 23, 1996, February 23, 1997 and February 23, 1998 will be issued on each such date, options to purchase 10,000 shares of the Company's Common Stock. These options will have a term of ten years and an exercise price equal to the fair market value of the Company's Class A Common Stock on the trading day prior to the grant date. As of October 14, 1996, there were options to purchase an aggregate of 20,000 shares of the Company's Class A Common Stock outstanding under the 1996 Stock Option Plan, at an exercise price of $4.625 per share, which options were held by two directors of the Company. The February 1996 Stock Option Plan provides for the grant of nonstatutory options to certain key employees and consultants to the Company, but does not permit grants to nonemployee directors of the Company. The February 1996 Stock Option Plan is administered by the Compensation Committee of the Board of Directors. As of October 14, 1996, there were options to purchase an aggregate of 494,650 shares of Class A Common Stock outstanding under the February 1996 Stock Option Plan, at an exercise price of $4.625 per share, which options were held by 49 employees, directors and consultants.


    Except for formula grants under the 1996 Stock Option Plan, the Board of Directors (or a committee thereof) has the authority to determine the time or times at which options granted under the Stock Option Plans become exercisable, provided that options expire no later than ten years from the date of grant (five years with respect to optionees who own at least 10% of the outstanding Class A Common Stock). Options are nontransferable, other than by will and the laws of descent and distribution, and generally may be exercised only by an employee while employed by the Company or within 60 days after termination of employment (one year for termination resulting from death or disability).

                             PRINCIPAL SHAREHOLDERS


    The following table sets forth certain information as of October 14, 1996, and as adjusted to reflect the sale of 11,000 Units by the Company in this Offering, regarding the beneficial ownership of the Company's Common Stock by:
(i) all persons known by the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each director and executive officer of the Company, and (iii) all directors and executive officers as a group. The following table treats the Common Stock, the Class E-1 Common Stock and the Class E-2 Common Stock as a single class.



                                                                                                      PERCENT OF
                                                                                  AMOUNT AND         COMMON STOCK
                                                                                   NATURE OF   ------------------------
                                                                                  BENEFICIAL     BEFORE        AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                                           OWNERSHIP    OFFERING     OFFERING
--------------------------------------------------------------------------------  -----------  -----------  -----------
Colette Cozean, Ph.D. (2).......................................................     247,320          3.4%         2.6%
Patrick J. Day (3)..............................................................     232,981          3.2          2.5
E. Donald Shapiro (4)...........................................................     108,000          1.5          1.1
Ronald E. Higgins (5)...........................................................     100,320          1.4            *
Grace Chin-Hsin Lin (6).........................................................      52,801            *            *
T. Daniel Caruso, Jr. (7).......................................................      52,767            *            *
James S. Polentz (8)............................................................       5,000            *            *
Richard Roemer..................................................................          --                         *
All directors and executive officers
 as a group (8 persons) (9).....................................................     799,189         10.5%         8.2%


------------------------

 *  Less than 1%.

(1) The address of each of Dr. Cozean, Ms. Lin and Messrs. Day, Caruso, Higgins and Shapiro is 3 Morgan, Irvine, California 92718. Unless otherwise noted, the Company believes that all persons named in the table have sole investment and voting power with respect to all shares of Class A Common Stock beneficially owned by such person, subject to community property laws where applicable.


(2) Includes 49,144 shares of Class A Common Stock, 43,514 shares of Class E-1 Common Stock and 43,514 shares of Class E-2 Common Stock held by Dr. Cozean and 1,594 shares of Class A Common Stock, 1,412 shares of Class E-1 Common Stock and 1,412 shares of Class E-2 Common Stock held by Dr. Cozean as custodian for her two minor children. Also includes 106,730 shares of Class A Common Stock subject to options exercisable within 60 days.


(3) Includes 54,263 shares of Class A Common Stock, 48,047 shares of Class E-1 Common Stock and 48,047 shares of Class E-2 Common Stock. Also includes 48,992 shares of Class A Common Stock, 16,816 shares of Class E-1 Common Stock and 16,816 shares of Class E-2 Common Stock subject to warrants and options exercisable within 60 days.

(4) Includes 108,000 shares of Class A Common Stock subject to Class A Warrants and other warrants and options exercisable within 60 days.

(5) Includes 34,400 shares of Class A Common Stock, 30,460 shares of Class E-1 Common Stock and 30,460 shares of Class E-2 Common Stock. Also includes 5,000 shares of Class A Common Stock subject to options exercisable within 60 days.

(6) Includes 6,330 shares of Class A Common Stock, 5,605 shares of Class E-1 Common Stock and 5,605 shares of Class E-2 Common Stock held by Linco Investments, a limited partnership in which Ms. Lin's husband serves as a general partner, and 1,899 shares of Class A Common Stock, 1,681 shares of Class E-1 Common Stock and 1,681 shares of Class E-2 Common Stock held by the pension plan for Ms. Lin's husband. Also includes 30,000 shares of Class A Common Stock subject to warrants and options exercisable within 60 days.

(7) Includes 13,722 shares of Class A Common Stock, 12,150 shares of Class E-1 Common Stock and 12,150 shares of Class E-2 Common Stock. Also, includes 8,517 shares of Class A Common Stock, 3,114 shares of Class E-1 Common Stock and 3,114 shares of Class E-2 Common Stock subject to options exercisable within 60 days.


(8) Consists of 5,000 shares of Class A Common Stock subject to options exercisable within 60 days.


(9) Includes 161,352 shares of Class A Common Stock, 142,869 shares of Class E-1 Common Stock and 142,869 shares of Class E-2 Common Stock. Also includes 304,236 shares of Class A Common Stock, 19,486 shares of Class E-1 Common Stock and 19,486 shares of Class E-2 Common Stock subject to warrants and options exercisable within 60 days.

                              CERTAIN TRANSACTIONS

    As of September 30, 1994, the Company owed an aggregate of approximately $226,000 to its officers for unreimbursed expenses and deferred salaries. Included in that amount was $52,000 owed to an immediate family member of an officer of the Company for consulting services rendered to the Company. All of these amounts were paid in December 1994 and January 1995. In addition, between June and September 1994, the Company borrowed an aggregate of $55,000 and $25,000 from Messrs. Patrick J. Day (a director) and Irving M. Frankman (a former director), respectively, pursuant to short-term promissory notes bearing interest at 10% per annum (18% upon the occurrence of an event of a default). These loans have been repaid in full.

    In March 1994, the Company's Board of Directors agreed to extend Mr. Day's outstanding warrants to purchase 100,000 shares of Series A Preferred Stock for two years. In December 1994, the Company exchanged these warrants for warrants to purchase 9,044 shares of Class A Common Stock, and 8,008 shares of each of Class E-1 and Class E-2 Common Stock for an aggregate purchase price of $100,000. In May 1996, the Company's Board of Directors agreed to extend such warrants until March 31, 1997.

    In connection with the Company's private placement in August 1994, Mr. Shapiro, a director of the Company, purchased $100,000 principal amount of promissory notes and 70,000 warrants (which converted by their terms in December 1994 into Class A Warrants) for an aggregate purchase price of $100,000. These promissory notes were repaid in full in December 1994.

                           DESCRIPTION OF SECURITIES

    The following description of the Company's capital stock and selected provisions of its Articles of Incorporation and Bylaws is a summary and is qualified in its entirety by the Company's Articles of Incorporation and Bylaws, copies of which have been filed with the Securities and Exchange Commission as exhibits to the Registration Statement of which this Prospectus is a part.

UNITS


    Each Unit consists of 190 shares of the Company's Class A Common Stock and 95 of the Company's Class B Warrants. See "-- Common Stock; Class A Common Stock," "-- Redeemable Warrants; Class B Warrants," and "Underwriting -- Pricing the Offering."


COMMON STOCK

    The Company is authorized to issue 35,600,000 shares of Class A Common Stock, no par value, 2,200,000 shares of Class E-1 Common Stock, no par value, and 2,200,000 shares of Class E-2 Common Stock. The Class A Common Stock, Class E-1 Common Stock and the Class E-2 Common Stock have equal voting rights and are entitled to share equally in dividends from sources available therefor when, as and if declared by the Board of Directors, subject to certain escrow conditions pertaining to dividends declared with respect to the Class E-1 and Class E-2 Common Stock. See "Dividend Policy."

    CLASS A COMMON STOCK


    Shareholders have no preemptive rights and no right to convert their Class A Common Stock into any other securities. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, except that holders of Class A Common Stock are entitled to cumulative voting with respect to the election of directors upon giving notice as required by law. In cumulative voting, the holders of Class A Common Stock are entitled to cast for each share held the number of votes equal to the number of directors to be elected. In the event of a liquidation, dissolution or winding up of the Company, holders of Class A Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. There are no redemption or sinking fund provisions applicable to the Class A Common Stock. All outstanding shares are, and all shares to be sold and issued as contemplated hereby will be, fully paid and nonassessable and legally issued. The Board of Directors is authorized to issue additional shares of Class A Common Stock within the limits authorized by the Company's charter and without shareholder action. As of
October  14,  1996  there  were  4,750,554  shares  of  Class  A  Common   Stock
outstanding.


    CLASS E-1 COMMON STOCK


    The Company is authorized to issue 2,200,000 shares of Class E-1 Common Stock, no par value. As of October 14, 1996, there were outstanding 1,256,818 shares of Class E-1 Common Stock and 1,256,818 shares of Class E-2 Common Stock (the "Escrow Shares"). The Escrow Shares are not transferrable (but may be voted), and each Escrow Share will automatically convert into one share of Class A Common Stock and be released to the owners thereof upon the achievement of the objectives described below. On June 30, 2000, all Escrow Shares not previously converted into Class A Common Stock will be cancelled. This arrangement was required by the representative of the underwriters for the Company's initial public offering as a condition of such offering.


    All of the shares of Class E-1 Common Stock will be automatically converted into Common Stock in the event that: (a) the Company's net income before provision for income taxes, including earnings from joint ventures, distribution agreements and licensing agreements, but exclusive of any other earnings that are classified as an extraordinary item, and exclusive of any charges to income that may result from the conversion of the Escrow Shares into Class A Common Stock (as stated in the Company's financial statements audited by the Company's independent accountants) ("Minimum Pretax Income") amounts to at least $5,500,000 for the fiscal year ending March 31, 1997; (b) the Minimum Pretax Income amounts to at least $6,850,000 for the fiscal year ending March 31, 1998;

(c) the Minimum Pretax Income amounts to at least $8,425,000 for the fiscal year ending March 31, 1999; (d) the Minimum Pretax Income amounts to at least $9,900,000 for the fiscal year ending March 31, 2000; or (e) the Closing Price of the Company's Class A Common Stock for any 30 consecutive business days shall average in excess of $19.25 during the period commencing June 1996 and ending in November 1997 (subject to adjustment in the event of any reverse stock splits or similar events). The Closing Price shall be the closing sale price as reported by the Nasdaq National Market. In the event additional shares are issued, all of the Minimum Pretax Income amounts will be increased proportionately.

    CLASS E-2 COMMON STOCK

    The Company is authorized to issue 2,200,000 shares of Class E-2 Common Stock, no par value. All of the shares of Class E-2 Common Stock will be automatically converted into Class A Common Stock in the event that: (a) the Minimum Pretax Income amounts to at least $11,800,000 for the fiscal year ending March 31, 1997; (b) the Minimum Pretax Income amounts to at least $14,750,000 during the fiscal year ending March 31, 1998; (c) the Minimum Pretax Income amounts to at least $20,475,000 during the fiscal year ending March 31, 1999;
(d) the Minimum Pretax Income amounts to at least $26,750,000 during the fiscal year ending March 31, 2000; or (e) the Closing Price of the Company's Common Stock for any 30 consecutive business days shall average in excess of $24.00 during the period commencing June 1996 and ending November 1997. In the event any additional shares are issued, all of the Minimum Pretax Income amounts referenced above will be proportionately increased.

    Any money, securities, rights or property distributed in respect of the Escrow Shares, including any property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution or total or partial liquidation of the Company, shall be held by the Company in escrow until conversion of the Escrow Shares. If none of the foregoing earnings or market price levels are attained, the Escrow Shares, as well as any dividends or other distributions made with respect thereto, will be cancelled. The earnings and market price levels set forth above were determined by negotiation between the Company and the representative of the underwriter in the Company's initial public offering and should not be construed to imply or predict any future earnings by the Company or any increase in the market price of its securities. There can be no assurance that such earnings and market price levels will be attained or that any or all of the Escrow Shares will be converted into Class A Common Stock. However, the conversion to Class A Common Stock of all or any portion of the Escrow Shares may result in a charge to earnings to the extent that such shares are held by management or employees. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Potential Future Charge to Income."

PREFERRED STOCK

    The Company's authorized preferred stock consists of 20,000,000 shares, no par value (the "Preferred Stock"), of which 11,150,000 shares have been cancelled or already designated. The Board of Directors has the authority, without further action by the shareholders, to issue from time to time up to 8,850,000 shares of Preferred Stock in one or more series and to fix the dividend rights and terms, conversion rights, voting rights (whole, limited or none), redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of Preferred Stock. The purpose of authorizing the Board of Directors to determine such rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of the Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Class A Common Stock and, under certain circumstances, could make it more difficult for a third party to gain control of the Company. Such issuance of Preferred Stock could also adversely affect the distributions on and liquidation preference of the Class A Common Stock by creating more series of Preferred Stock with distribution or liquidation preferences senior to the Class A Common Stock. The Company has no present plan to issue any shares of Preferred Stock.

REDEEMABLE WARRANTS

    The Company has outstanding redeemable Class A Warrants and Class B Warrants (collectively, the "Warrants") which are currently listed on the Nasdaq National Market. These Warrants were or will be issued pursuant to Warrant Agreements (the "Warrant Agreements") among the Company, the Underwriter and American Stock Transfer and Trust Company as warrant agent, and are or will be evidenced by warrant certificates in registered form. The exercise prices of the Warrants were determined by negotiation between the Company and the Underwriter at the time of the IPO and should not be construed to predict or imply that any price increases will occur in any of the Company's securities.

    The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the respective expiration dates (or earlier redemption dates), accompanied by payment of the full exercise price (by certified or bank check payable to the order of the Company) for the number of shares with respect to which the Warrants are being exercised. Holders of the Warrants do not have any voting or other rights of a shareholder of the Company. Upon notice to the holders of the Warrants, the Company has the right to unilaterally reduce the exercise price or extend the expiration date of the Warrants. The Warrants provide for the adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect the holders of the Warrants against dilution in the event of a stock dividend, stock split, combination or reclassification of the Class A Common Stock or upon issuance of additional shares of Class A Common Stock at prices lower than the market price then in effect other than issuances upon exercise of options granted to employees, directors and consultants to the Company.

    CLASS A WARRANTS


    Each Class A Warrant entitles the registered holder to purchase one share of Common Stock and one redeemable Class B Warrant at an exercise price of $6.50 at any time prior to November 30, 1999. As of October 14, 1996, the Company has outstanding 4,120,149 Class A Warrants. The Company has the right to redeem all of the Class A Warrants at a price of $0.05 per Class A Warrant upon not less than 30 days' prior written notice at any time after November 30, 1997, provided that before any such redemption can take place, the last sale price of the Company's Class A Common Stock in the over-the-counter market shall have averaged in excess of $9.10 per share for 30 consecutive business days ending within 15 days of the date of the notice of redemption. During the 30-day notice period, a holder shall have the option to exercise his Class A Warrants. This right of redemption shall not apply to the Class A Warrants that are components of the IPO Unit Purchase Options.


    CLASS B WARRANTS


    Each Class B Warrant entitles the registered holder to purchase one share of Common Stock at an exercise price of $8.00 per share at any time prior to November 30, 1999. As of October 14, 1996, the Company had outstanding 3,127,049 Class B Warrants. The Company has a right to redeem all of the Class B Warrants at a price of $.05 per Class B Warrant upon not less than 30 days' prior written notice at any time after November 30, 1997, provided that before any such redemption can take place, the last sale price of the Company's Class A Common Stock in the over-the-counter market shall have averaged in excess of $11.20 per share for 30 consecutive business days ending within 15 days prior to the date of the notice of redemption. During the 30-day notice period, a holder shall have the option to exercise his Class B Warrants. This right of redemption shall not apply to the Class B Warrants that are components of the IPO Unit Purchase Options or the Unit Purchase Option to be granted in connection with this Offering.


IPO UNITS

    The Company also has outstanding IPO Units which are currently listed on the Nasdaq SmallCap Market. Each IPO Unit consists of (i) one share of Class A Common Stock, (ii) one Class A Warrant and (iii) one Class B Warrant. The Class A Common Stock, Class A Warrants and Class B Warrants were separately transferable immediately upon issuance.

IPO UNIT PURCHASE OPTIONS


    In connection with the Company's IPO, the Company granted to the Underwriter and three finders IPO Unit Purchase Options to purchase up to an aggregate of 240,000 units. These units issuable upon exercise of the IPO Unit Purchase Options will be identical to the publicly traded IPO Units except that the Class A Warrants and the Class B Warrants included in the IPO Unit Purchase Options will not be subject to redemption by the Company, except if at the time the Warrants are called for redemption, the IPO Unit Purchase Options have been exercised and the underlying warrants are outstanding. The IPO Unit Purchase Options are exercisable at any time prior to November 30, 1999 at an exercise price of $7.00 per IPO Unit subject to adjustment in certain events to protect against dilution. The IPO Unit Purchase Options cannot be transferred, sold, assigned or hypothecated until November 30, 1997, except in the case of a transfer to any officer of the underwriter for the IPO or a member of that selling group.


LIMITATION OF LIABILITY OF DIRECTORS AND INDEMNIFICATION OF DIRECTORS AND
OFFICERS

    The Company's Bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by California law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and certain others and to purchase insurance on behalf of any person it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and executive officers and certain key consultants.


    In addition, the Company's Articles of Incorporation provides that, to the fullest extent permitted by California law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company or its shareholders. This provision in the Articles of
Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of nonmonetary relief would remain available under California law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions involving intentional misconduct or knowing and culpable violations of law, for acts or omissions that involve the absence of good faith on the part of the director, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its shareholders when the director was aware or should have been aware of a risk of serious injury to the Company or its shareholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, for improper transactions between the director and the Company, for improper distributions to shareholders and loans to directors and officers or for acts or omissions by the director as an officer. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.


    There is no pending litigation or proceeding involving a director or officer of the Company concerning which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

    The Company believes the foregoing provisions are necessary to attract and retain qualified persons as directors and officers.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSFER AND WARRANT AGENT

    The Company's transfer agent for the IPO Units, Class A Common Stock, the Class A Warrants and the Class B Warrants is American Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of the Offering, the Company will have outstanding (excluding outstanding options and warrants) an aggregate of 6,840,554 shares of Class A Common Stock. Of these shares, all of the shares issued in the Offering and 3,708,997 shares outstanding immediately prior to the Offering will be freely transferable without restriction under the Securities Act. 1,041,557 shares of Class A Common Stock outstanding immediately prior to the Offering are "restricted securities" (the "Restricted Shares") within the meaning of Rule 144 promulgated under the Securities Act and may not be sold in the absence of a registration under the Securities Act unless an exemption from registration is available, including an exemption contained in Rule 144.



    In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated for purposes of Rule 144) who has beneficially owned "restricted securities," as that term is defined in Rule 144, for at least two years (including, in the case of a nonaffiliate holder, any period of ownership of preceding nonaffiliate holders) is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Class A Common Stock of the Company, or (ii) the average weekly trading volume in Class A Common Stock during the four calendar weeks preceding such sale, provided that certain public information about the Company, as required by Rule 144, is then available and the seller complies with the manner of sale and notification requirements of the rule. A person who is not an affiliate and has not been an affiliate within three months prior to the sale and has, together with any previous owners who were not affiliates, beneficially owned restricted securities for at least three years is entitled to sell such shares under Rule 144(k) without regard to any of the volume limitations described above. Approximately 861,932 of the Restricted Shares are presently eligible for sale upon compliance with Rule 144(k).



    As of October 14, 1996, 11,367,347 shares of Class A Common Stock were issuable upon exercise in full of the outstanding Warrants and their underlying securities, all of which have been registered under the Securities Act and will be freely tradeable upon issuance. An additional 2,380,336 shares of Class A Common Stock are issuable upon exercise of other stock options and warrants outstanding as of October 14, 1996. Of these shares, 1,147,006 shares have been registered under the Act (or carry registration rights) and 718,680 shares of Class A Common Stock are issuable upon exercise of the remaining options and warrants and may be resold pursuant to Rule 701 under the Securities Act. Rule 701 under the Securities Act provides an exemption from the registration requirements of the Securities Act for offers and sales of securities issued pursuant to certain compensatory benefit plans or written contracts of a company not subject, at the time of issuance, to the reporting requirements of Section 13 or 15(d) of the Exchange Act. Securities issued pursuant to Rule 701 are defined as restricted securities for purposes of Rule 144. However, 90 days after the issuer becomes subject to the reporting provisions of the Exchange Act, the Rule 144 resale restrictions, except for the broker's transaction requirements, are inapplicable for nonaffiliates. Affiliates are subject to all Rule 144 restrictions after this 90-day period, but without the Rule 144 holding period requirement. The officers and directors of the Company (who hold an aggregate of 161,352 shares of Class A Common Stock) have agreed not to sell or otherwise transfer any shares of Class A Common Stock, or any securities convertible into or exercisable for shares of Class A Common Stock, for at least 13 months following the effective date of the Registration Statement of which this Prospectus forms a part without the consent of the Underwriter.


    The Company is unable to predict the effect, if any, that future sales of shares of Class A Common Stock, or the availability of shares for future sale will have on the market price of the Class A Common Stock prevailing from time to time. Sales of substantial amounts of Class A Common Stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market prices of the Class A Common Stock. See "Principal Shareholders," "Description of Securities" and "Underwriting."

                                  UNDERWRITING

    D.H. Blair Investment Banking Corp., the Underwriter, has agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase the 11,000 Units offered hereby from the Company on a "firm commitment" basis, if any are purchased. It is expected that Blair & Co. will distribute, as a selling group member, substantially all of the Units offered hereby. It is also expected that Blair & Co. will continue to make a market in the Company's securities following the Offering. Blair & Co. is substantially owned by family members of J. Morton Davis. Mr. Davis is the sole stockholder of the Underwriter.

    The Underwriter has advised the Company that it proposes to offer the Units to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers who are members of the NASD at such prices
less concessions of not in  excess of $       per Unit,  of which not more  than
$       per Unit may be  reallowed to other dealers who are members of the NASD.
After commencement of the Offering, the public offering price, the concession and reallowance may be changed by the Underwriter.

    The Company has granted to the Underwriter an option, exercisable for 45 days from the date of this Prospectus, to purchase from the Company at the public offering price, less underwriting discounts, up to 1,650 additional Units solely for the purpose of covering over-allotments, if any.

    The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act. The Company has also agreed to pay the Underwriter a nonaccountable expense allowance of 3% of the gross proceeds derived from the sale of the Units offered hereby, including any Units purchased pursuant to the Over-Allotment Option.

    All of the Company's current officers and directors, as well as certain shareholders of the Company, have agreed not to sell, assign, transfer or otherwise dispose of any of their shares of the Company's securities for a period of 13 months following the consummation of the Offering without the prior written consent of the Underwriter. See "Shares Eligible for Future Sale."


    The Company has agreed, if requested by the Underwriter, to nominate two designees of the Underwriter to the Company's Board of Directors for a period of five years from the date of this Prospectus. Such designees may be a director, officer, partner, employee or affiliate of the Underwriter. The Underwriter has designated Mr. Donald Shapiro, a current director of the Company, pursuant to this provision, but has not determined whether it will continue to exercise this right in the future or whether it will nominate a second designee. Mr. Shapiro is not affiliated with the Underwriter.


    Until the fifth anniversary of the closing of the Offering, in the event that the Underwriter originates a financing or a merger, acquisition or transaction to which the Company is a party, the Underwriter will be entitled to receive a finder's fee in consideration for the origination of such transaction. The fee is based on a percentage of the consideration paid in the transaction, ranging from 7% of the first $1,000,000 to 2.5% of any consideration in excess of $9,000,000.


    The Company has agreed not to solicit Warrant exercises other than through the Underwriter, unless the Underwriter refuses or fails to make such solicitation. Upon any exercise of the Class B Warrants after the first anniversary of the date of this Prospectus, the Company will pay the Underwriter a fee of 5% of the aggregate exercise price (the "Warrant Fee"), if (i) the market price of the Company's Class A Common Stock on the date the Warrants are exercised is greater than the then exercise price of the Warrants; (ii) the exercise of the Warrants was solicited by a member of the NASD; (iii) the warrant holder designates in writing that the exercise of the Warrant was solicited by a member of the NASD; (iv) the Warrants are not held in a discretionary account; (v) disclosure of compensation arrangements was made both at the time of the offering and at the time of exercise of the Warrants; and
(vi) the solicitation of exercise of the Warrant was not in violation of Rule 10b-6 promulgated under the Exchange Act; provided, however, that to the extent Warrants are exercised prior to the first anniversary of the date of this Prospectus, the Underwriter shall only be entitled to receive the Warrant Fee with respect to the Warrants issued at the time of the IPO. For purposes of determining which Warrants have been exercised, it will be assumed that the first 6,605,000 Class B Warrants (which include the 3,845,000 Class B Warrants originally issuable upon exercise of the Class A Warrants) exercised were those issued at the time of the IPO.


    Rule 10b-6 may prohibit Blair & Co. from engaging in any market making activities with regard to the Company's securities for the period from nine business days (or such other applicable period as Rule 10b-6 may provide) prior to any solicitation by the Underwriter of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of Warrants following such solicitation. As a result, Blair & Co. may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable.


    The Company has agreed to sell to the Underwriter and its designees, for nominal consideration, the Unit Purchase Option to purchase up to 1,100 Units (the "Option Units") substantially identical to the Units being offered hereby, except that the Warrants included therein are subject to redemption by the Company at any time after the Unit Purchase Option has been exercised and the underlying warrants are outstanding. See "Description of Securities--Unit Purchase Options." The Unit Purchase Option is exercisable during the three year period commencing two years from the date of this Prospectus at an exercise price of $1,200 per Unit (120% of the initial public offering price) subject to adjustment in certain events to protect against dilution. After the expiration date of the Warrants, the Unit Purchase Option will be exercisable only with respect to the Class A Common Stock component of the Option Units. The Unit Purchase Option is not transferable for a period of two years from the date of this Prospectus, except to officers of the Underwriter or to members of the selling group. Subject to certain procedural requirements and limitations relating to underwritten offerings, the Company has agreed upon request to register under the Securities Act securities issuable upon exercise of the Underwriter's Unit Purchase Option on two separate occasions during the four year period commencing one year from the date of this Prospectus. The initial such registration is to be at the Company's expense and the second registration is to be at the expense of the holders. The Unit Purchase Option includes a provision permitting the holders to elect a cashless exercise. The Company has also granted certain "piggyback" registration rights to holders of the Unit Purchase Option.



    The  Company  has agreed  to  pay $35,000  to  a former  underwriter  of the
Offering  as  reimbursement  for  expenses  incurred  by  such  underwriter   in
connection with the Offering.


    The public offering price of the Units offered hereby and the exercise prices and other terms of the Warrants have been determined by negotiation between the Company and the Underwriter and are not necessarily related to the Company's asset value, net worth, financial condition or any other established criteria of value. Among the factors considered in determining such prices and terms, in addition to prevailing market conditions, are the history of and the prospects for the industry in which the Company competes, the present state of the Company's development and its future prospects, an assessment of the Company's management and the Company's capital structure.

    The Underwriter has informed the Company that sales of the Units offered hereby to discretionary accounts will not exceed 2% of the total number of Units offered.


    The Underwriter acted as placement agent for the Company's private placement in August 1994 and received a 10% commission and 3% nonaccountable expense allowance aggregating $201,500. The Underwriter also acted as the underwriter of the Company's initial public offering in December 1994 and received an 8% commission and 3% nonaccountable expense allowance, as well as the IPO Unit Purchase Options, in connection with such offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


    The Commission is conducting an investigation concerning various business activities of the Underwriter and Blair & Co., a selling group member which will distribute substantially all of the Units offered hereby. The investigation appears to be broad in scope, involving numerous aspects of the Underwriter's and Blair & Co.'s compliance with the federal securities laws and compliance with the federal securities laws by issuers whose securities were underwritten by the Underwriter or Blair & Co., or in which the Underwriter or Blair & Co. made over-the-counter markets, persons associated with the Underwriter or Blair & Co., such issuers and other persons. The Company has been advised by the Underwriter that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. The Underwriter cannot predict whether this investigation will ever result in any type of formal enforcement action against the Underwriter or Blair & Co., or, if so, whether any such action might have an adverse effect on the Underwriter or the securities offered hereby. The Company has been advised that Blair & Co. will make a market in the securities following this offering. An unfavorable resolution of the Commission's investigation could have the effect of limiting such firm's ability to make a market in the Company's securities, which could affect the liquidity or price of such securities.

PRICING THE OFFERING


    The number of shares of Class A Common Stock and Class B Warrants included in each Unit has been determined by the Underwriter based on the current market price of the Class A Common Stock, but also reflecting the Underwriter's determination of the number of the shares per Unit needed to successfully market the Units in light of the size of the Offering relative to the previously outstanding number of shares of Class A Common Stock.


                                 LEGAL MATTERS

    The validity of the issuance of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Rutan & Tucker, LLP, Costa Mesa, California. Certain statements in this Prospectus under the captions "Risk Factors -- Dependence on Patents and Proprietary Technology" and "Business -- Patents," specifically the second sentence under the former caption and the fifth sentence under the latter caption, which relate to United States patent and proprietary rights have been passed upon by the Company's patent counsel, Knobbe, Martens, Olson & Bear, LLP, Newport Beach, California. Certain other legal matters in connection with the sale of Common Stock offered hereby will be passed upon for the Underwriter by Bachner, Tally, Polevoy & Misher LLP, New York, New York.

                                    EXPERTS

    The financial statements of the Company as of March 31, 1996 and for each of the two fiscal years in the period ended March 31, 1996 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 4 to the financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

    The  Company  has  filed  with  the  Commission,  450  Fifth  Street,  N.W.,
Washington, D.C. 20549, a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the Common Stock being offered pursuant to this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and the exhibits and financial statements filed as a part thereof. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. All of these documents may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained therefrom at prescribed rates.

    The  Company  is  subject  to  certain  informational  requirements  of  the
Securities Exchange Act of 1934 and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Regional Offices of the Commission at 210 South Dearborn Street, Room 1204, Chicago, Illinois 60604; 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies of such reports, proxy statements and other information concerning the Company may also be inspected and copied at the library of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006, upon which the Common Stock of the Company is listed.

    The Company intends to furnish its security holders with annual reports containing audited financial statements and such interim unaudited reports as it deems appropriate.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of Independent Accountants..........................................................................         F-2
Balance Sheet at March 31, 1996 and June 30, 1996 (unaudited)..............................................         F-3
Statement of Operations for the Years Ended March 31, 1995 and 1996 and for the Three Months Ended June 30,
 1995 and 1996 (unaudited).................................................................................         F-4
Statement of Shareholders' Equity for the Years Ended March 31, 1995 and 1996 and for the Three Months
 Ended June 30, 1996 (unaudited)...........................................................................         F-5
Statement of Cash Flows for the Years Ended March 31, 1995 and 1996 and for the Three Months Ended June 30,
 1995 and 1996 (unaudited).................................................................................         F-6
Notes to Financial Statements..............................................................................         F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
 and Shareholders of
Premier Laser Systems, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Premier Laser Systems, Inc. at March 31, 1996, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has suffered recurring losses from operations which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PRICE WATERHOUSE LLP

Costa Mesa, California
May 17, 1996, except as to
Note 18, which is as
of June 25, 1996

                          PREMIER LASER SYSTEMS, INC.

                                 BALANCE SHEET

                                                                                    MARCH 31,
                                                                                      1996
                                                                                 ---------------     JUNE 30,
                                                                                                       1996
                                                                                                  ---------------
                                                                                                    (UNAUDITED)
                                             ASSETS
Current assets:
  Cash and cash equivalents....................................................  $        35,463  $       135,881
  Short-term investments (Note 6)..............................................        4,547,377        3,372,260
  Accounts receivable, net of allowance for doubtful accounts of $154,677 and
   $126,327....................................................................          508,315        1,114,200
  Inventories (Note 7).........................................................        2,185,355        2,466,839
  Prepaid expenses and other current assets....................................          419,504          807,365
                                                                                 ---------------  ---------------
      Total current assets.....................................................        7,696,014        7,896,545
  Property and equipment, net (Note 8).........................................          493,942          476,510
  Intangibles, net (Note 9)....................................................        7,353,462        7,211,072
  Other assets (Note 6)........................................................          131,150           86,150
                                                                                 ---------------  ---------------
                                                                                 $    15,674,568  $    15,670,277
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------
                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............................................................  $     1,208,219  $     2,313,391
  Accrued liabilities (Note 10)................................................          188,108          252,147
  Notes payable to related party (Notes 11, 12 and 19).........................          481,195          481,195
  Notes payable other (Note 18)................................................               --          400,000
                                                                                 ---------------  ---------------
      Total current liabilities................................................        1,877,522        3,446,733
                                                                                 ---------------  ---------------
Commitments and contingencies (Note 14)
Shareholders' equity (Notes 5 and 16):
  Preferred stock -- 8,850,000 shares authorized, no shares issued and outstanding
  Common stock -- Class A -- no par value, 35,600,000 shares authorized;
   4,702,808 and 4,748,758 shares issued and outstanding at March 31, 1996 and
   June 30, 1996, respectively.................................................       16,317,376       16,565,250
  Common stock -- Class E-1 -- no par value, 2,200,000 shares authorized;
   1,256,818 shares issued and outstanding at March 31, 1996 and June 30,
   1996........................................................................        4,769,878        4,769,878
  Common stock -- Class E-2 -- no par value, 2,200,000 shares authorized;
   1,256,818 shares issued and outstanding at March 31, 1996 and June 30,
   1996........................................................................        4,769,878        4,769,878
  Class A warrants.............................................................        2,321,057        2,295,328
  Class B warrants.............................................................          376,774          453,304
  Warrants to purchase Class A common stock....................................          192,130          192,130
  Unrealized holding gain on short-term investments............................        3,666,367        2,491,250
  Accumulated deficit..........................................................      (18,616,414)     (19,313,474)
                                                                                 ---------------  ---------------
      Total shareholders' equity...............................................       13,797,046       12,223,544
                                                                                 ---------------  ---------------
                                                                                 $    15,674,568  $    15,670,277
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------

        The accompanying notes are an integral part of these statements.

                          PREMIER LASER SYSTEMS, INC.

                            STATEMENT OF OPERATIONS

                                                                                          THREE MONTHS ENDED
                                                          YEAR ENDED MARCH 31,                 JUNE 30,
                                                     ------------------------------  -----------------------------
                                                          1995            1996            1995           1996
                                                     --------------  --------------  --------------  -------------
Net sales..........................................  $    1,249,403  $    1,704,390  $      112,564  $   1,254,082
Cost of sales......................................       1,298,420       3,324,757         450,353      1,028,611
                                                     --------------  --------------  --------------  -------------
Gross profit (loss)................................         (49,017)     (1,620,367)       (337,789)       225,471
Selling and marketing expenses.....................       1,035,863       1,308,767         195,831        461,772
Research and development expenses..................       1,035,705       1,213,471         255,959        126,779
General and administrative expenses................       1,747,090       1,709,327         501,078        326,786
                                                     --------------  --------------  --------------  -------------
    Loss from operations...........................      (3,867,675)     (5,851,932)     (1,290,657)      (689,866)

Interest income (expense), net.....................        (322,540)         99,037          94,449         (7,194)
                                                     --------------  --------------  --------------  -------------
    Loss before extraordinary items................      (4,190,215)     (5,752,895)     (1,196,208)      (697,060)
Extraordinary gain from extinguishment of
 indebtedness......................................         381,730                                             --
                                                     --------------  --------------  --------------  -------------
    Net loss.......................................  $   (3,808,485) $   (5,752,895) $   (1,196,208) $    (697,060)
                                                     --------------  --------------  --------------  -------------
                                                     --------------  --------------  --------------  -------------
Loss per share:
  Net loss.........................................                  $        (1.26) $        (0.27) $       (0.15)
                                                                     --------------  --------------  -------------
                                                                     --------------  --------------  -------------
  Weighted average number of shares outstanding....                       4,556,959       4,501,899      4,719,923
                                                                     --------------  --------------  -------------
                                                                     --------------  --------------  -------------
Pro forma loss per share (unaudited):
  Loss before extraordinary items..................  $        (1.59)
  Extraordinary gain from extinguishment of
   indebtedness....................................             .15
                                                     --------------
  Net loss.........................................  $        (1.44)
                                                     --------------
                                                     --------------
  Weighted average number of shares outstanding....       2,584,722
                                                     --------------
                                                     --------------

        The accompanying notes are an integral part of these statements.

                          PREMIER LASER SYSTEMS, INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY
                  FOR THE YEARS ENDED MARCH 31, 1996 AND 1995

                                                COMMON STOCK             COMMON STOCK             COMMON STOCK
                                                  CLASS A                  CLASS E-1                CLASS E-2
                                          ------------------------  -----------------------  -----------------------    CLASS A
                                            SHARES       AMOUNT       SHARES      AMOUNT       SHARES      AMOUNT      WARRANTS
                                          ----------  ------------  ----------  -----------  ----------  -----------  -----------
Balance, March 31, 1994.................   1,432,636  $  5,372,022   1,268,488  $ 4,756,528   1,268,488  $ 4,756,528
  Exercise of common stock options......       4,936         2,848       3,011        1,081       3,011        1,081
  Common stock issued in lieu of cash
   payments.............................       1,635        13,046       1,447       11,552       1,447       11,552
  Common stock forfeited due to
   cessation of employment..............      (7,798)      (20,124)     (6,905)     (17,818)     (6,905)     (17,818)
  Warrants issued in connection with
   private placement units..............
  Repurchase of common stock............     (17,681)       (6,910)    (15,752)      (6,119)    (15,752)      (6,119)
  Initial public offering of units, net
   proceeds.............................   2,400,000     7,633,504                                                    $ 1,622,222
  Conversion of warrants................                                                                                  186,000
  Conversions of certain related party
   notes and associated accrued
   interest.............................       7,072        28,448       6,260       24,596       6,260       24,596
  Conversion of debentures and
   associated accrued interest..........     321,099     1,284,397                                                        272,934
  Exercise of over-allotment option.....     360,000     1,128,947                                                        239,901
  Net loss..............................
                                          ----------  ------------  ----------  -----------  ----------  -----------  -----------
  Balance, March 31, 1995...............   4,501,899    15,436,178   1,256,549    4,769,820   1,256,549    4,769,820    2,321,057
  Common stock issued for investment in
   Mattan (Note 6)......................     200,000       881,010
  Exercise of stock options.............         909           188         269           58         269           58
  Unrealized holding gain on short-term
   investments..........................
  Net loss..............................
                                          ----------  ------------  ----------  -----------  ----------  -----------  -----------
Balance, March 31, 1996.................   4,702,808    16,317,376   1,256,818    4,769,878   1,256,818    4,769,878    2,321,057
Unaudited information:
  Exercise of Class A Warrants..........      45,950       247,874                                                        (25,729)
  Change in unrealized holding gain.....
  Net loss..............................
                                          ----------  ------------  ----------  -----------  ----------  -----------  -----------
Balance, June 30, 1996 (unaudited)......   4,748,758  $ 16,565,250   1,256,818  $ 4,769,878   1,256,818  $ 4,769,878  $ 2,295,328
                                          ----------  ------------  ----------  -----------  ----------  -----------  -----------
                                          ----------  ------------  ----------  -----------  ----------  -----------  -----------


                                                       COMMON     UNREALIZED
                                           CLASS B     STOCK       HOLDING      ACCUMULATED
                                          WARRANTS    WARRANTS       GAIN         DEFICIT        TOTAL
                                          ---------  ----------  ------------  -------------  ------------
Balance, March 31, 1994.................             $  192,130                $  (9,055,034) $  6,022,174
  Exercise of common stock options......                                                             5,010
  Common stock issued in lieu of cash
   payments.............................                                                            36,150
  Common stock forfeited due to
   cessation of employment..............                                                           (55,760)
  Warrants issued in connection with
   private placement units..............                186,000                                    186,000
  Repurchase of common stock............                                                           (19,148)
  Initial public offering of units, net
   proceeds.............................  $ 286,274                                              9,542,000
  Conversion of warrants................               (186,000)
  Conversions of certain related party
   notes and associated accrued
   interest.............................                                                            77,640
  Conversion of debentures and
   associated accrued interest..........     48,165                                              1,605,496
  Exercise of over-allotment option.....     42,335                                              1,411,183
  Net loss..............................                                          (3,808,485)   (3,808,485)
                                          ---------  ----------  ------------  -------------  ------------
  Balance, March 31, 1995...............    376,774     192,130                  (12,863,519)   15,002,260
  Common stock issued for investment in
   Mattan (Note 6)......................                                                           881,010
  Exercise of stock options.............                                                               304
  Unrealized holding gain on short-term
   investments..........................                         $  3,666,367                    3,666,367
  Net loss..............................                                          (5,752,895)   (5,752,895)
                                          ---------  ----------  ------------  -------------  ------------
Balance, March 31, 1996.................    376,774     192,130     3,666,367    (18,616,414)   13,797,046
Unaudited information:
  Exercise of Class A Warrants..........     76,530                                                298,675
  Change in unrealized holding gain.....                           (1,175,117)                  (1,175,117)
  Net loss..............................                                            (697,060)     (697,060)
                                          ---------  ----------  ------------  -------------  ------------
Balance, June 30, 1996 (unaudited)......  $ 453,304  $  192,130  $  2,491,250  $ (19,313,474) $ 12,223,544
                                          ---------  ----------  ------------  -------------  ------------
                                          ---------  ----------  ------------  -------------  ------------

        The accompanying notes are an integral part of these statements.

                          PREMIER LASER SYSTEMS, INC.

                            STATEMENT OF CASH FLOWS

                                                                                             THREE MONTHS ENDED
                                                                   YEAR ENDED MARCH 31,           JUNE 30,
                                                                 ------------------------  -----------------------
                                                                    1995         1996         1995         1996
                                                                 -----------  -----------  -----------  ----------
                                                                                                 (UNAUDITED)
Cash flows from operating activities:
  Net loss.....................................................  $(3,808,485) $(5,752,895) $(1,196,208) $ (697,060)
  Adjustment to reconcile net loss to net cash used in
   operating activities:
    Depreciation and amortization..............................      812,196      814,401      201,362     208,892
    Extraordinary gain from extinguishment of debt.............     (381,730)
    Amortization of debt discount..............................      119,230
    Exchange of product for clinical studies...................                  (158,250)                 (28,468)
    Amortization of clinical program expense...................      227,000       31,367        7,842      94,000
    Issuance of stock options and stock in lieu of consulting
     payments..................................................       36,150
    Common stock forfeited upon cessation of employment........      (55,760)
    Provision for doubtful accounts receivable.................                  (151,751)      (9,625)    (28,350)
    Changes in operating assets and liabilities:
      (Increase) decrease in accounts receivable...............      142,591      (92,716)      32,947    (577,535)
      Increase in inventories..................................      (21,880)     (14,665)    (403,185)   (281,484)
      Decrease (increase) in prepaid expenses and other current
       assets..................................................     (320,569)      22,468       29,497    (453,393)
      (Increase) decrease in other assets......................      230,793       (6,150)                  45,000
      Increase (decrease) in accounts payable..................     (411,197)     594,654     (297,102)  1,104,649
      (Decrease) increase in accrued liabilities...............       28,907     (598,847)     (95,678)     64,039
                                                                 -----------  -----------  -----------  ----------
        Net cash used in operating activities..................   (3,402,754)  (5,312,384)  (1,730,150)   (549,710)
                                                                 -----------  -----------  -----------  ----------
Cash flows from investing activities:
  Purchases of property and equipment..........................      (45,785)    (219,723)      (3,232)    (17,666)
  Note receivable pursuant to strategic alliance agreement
   (Note 6)....................................................                  (125,000)
  Patent expenditures..........................................     (204,838)    (195,971)     (54,348)    (31,404)
                                                                 -----------  -----------  -----------  ----------
    Net cash used in investing activities......................     (250,623)    (540,694)     (57,580)    (49,070)
                                                                 -----------  -----------  -----------  ----------
Cash flows from financing activities:
  Proceeds from exercise of Class A Warrants...................                                            299,198
  Proceeds from exercise of common stock options...............                       304
  Proceeds from issuance of common stock prior to initial
   public offering.............................................        5,010
  Proceeds from issuance of common stock warrants..............      186,000
  Proceeds from initial public offering and exercise of over-
   allotment option............................................   10,953,183
  Cash paid for repurchase of common stock.....................      (19,148)
  Proceeds from issuance of notes payable......................    1,519,000                               400,000
  Cash paid for repurchase of mandatorily redeemable
   warrants....................................................     (285,000)
  Principal payments on notes payable..........................   (3,126,195)
                                                                 -----------  -----------  -----------  ----------
    Net cash provided by financing activities..................    9,232,850          304                  699,198
                                                                 -----------  -----------  -----------  ----------
Net (decrease) increase in cash................................    5,579,473   (5,852,774)  (1,787,730)    100,418
                                                                 -----------  -----------  -----------  ----------
Cash and cash equivalents, beginning of period.................      308,764    5,888,237    5,888,237      35,463
                                                                 -----------  -----------  -----------  ----------
Cash and cash equivalents, end of period.......................  $ 5,888,237  $    35,463  $ 4,100,507  $  135,881
                                                                 -----------  -----------  -----------  ----------
                                                                 -----------  -----------  -----------  ----------

        The accompanying notes are an integral part of these statements.

                          PREMIER LASER SYSTEMS, INC.
                         NOTES TO FINANCIAL STATEMENTS

                    (INFORMATION AS OF JUNE 30, 1996 AND FOR
          THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

1.  ORGANIZATION AND NATURE OF OPERATIONS
    Premier Laser Systems, Inc. (the Company) was incorporated in July 1991 and commenced operations in August 1991 after acquiring substantially all of the assets and certain liabilities of Pfizer Laser Systems (Pfizer), a division of Pfizer Hospital Products Group, Inc. The Company designs, develops, manufactures and markets several lines of lasers for surgical and other medical purposes, laser waveguides and fiber optic devices, disposables and associated accessory products for the medical market.

    The financial statements as of March 31, 1996 and for each of the two years in the period ended March 31, 1996 give effect to the Company's recapitalization and reverse stock splits discussed in Note 16.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    REVENUE RECOGNITION

    The Company recognizes revenue upon shipment of product to customers, and when no significant contractual obligations remain outstanding.

    CASH EQUIVALENTS

    Cash equivalents represent short-term, highly liquid investments that have original maturities of three months or less and are readily convertible to cash. Such investments consist primarily of U.S. Treasury Notes and commercial paper. Cost of such investments is equal to the related fair value at March 31, 1996.

    SHORT-TERM INVESTMENTS

    In fiscal 1995, the Company adopted SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS 115, the Company's investments are classified as "available-for-sale" securities and are reported at fair market value. Any unrealized holding gains or losses are reported as a separate component of stockholders' equity. Realized gains and losses are reported on the specific identification method and are reported in the statement of operations. The Company's marketable securities portfolio at March 31, 1996 consists of its investments in the common stock of Mattan Corporation (see Note
6).

    INVENTORIES

    Inventories are stated at the lower of cost or market and include material, labor, and related manufacturing overhead. The Company determines cost using the first-in, first-out (FIFO) method.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Expenditures for replacements and improvements are capitalized and expenditures for repairs, maintenance and routing replacements are charged to operating expense as incurred. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is included in operations.

    Depreciation of furniture, machinery and equipment is calculated on a straight-line basis over the estimated useful lives of the assets ranging from three to eight years.

    INTANGIBLES

    Intangible assets consists primarily of patents, technology rights and license agreements. The costs assigned to acquired intangible assets, based in part upon independent appraisals, are being

                          PREMIER LASER SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    (INFORMATION AS OF JUNE 30, 1996 AND FOR
          THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
amortized on a straight-line basis over the estimated useful lives of the assets ranging from 2 to 15 years. Periodically, the Company evaluates the recoverability of intangibles based on estimated undiscounted future cash flows from operating activities compared with the carrying values of the intangibles.

    DEFERRED OFFERING COSTS

    Costs incurred directly related to the Company's proposed secondary public offering totalling $444,910 at June 30, 1996 have been capitalized and included in other current assets. Upon successful completion of this offering, these costs will be offset against the proceeds received and charged to shareholders' equity.

    RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are expensed as incurred. A substantial portion of the research and development expense is related to developing new products, improving existing products or processes, and clinical research programs.

    The Company enters into agreements with certain doctors to exchange a portion of a product's sales price for completion of certain portions of clinical studies necessary for obtaining product approval by the U.S. Food and Drug Administration. Typically, the amounts consist of a portion of the product sales price which is equal to the fair value of the services to be rendered by the doctor. Pursuant to the agreements, in the event the doctor is unable to complete the agreed upon clinical study, the doctor is required to remit cash payment for the entire amount. The amounts are capitalized as prepaid research and development expense and amortized upon completion of certain milestones of the clinical study. These studies are generally completed within one year. Research and development expenses included in prepaid expenses totaled $204,000 at March 31, 1996.

    INCOME TAXES

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), ACCOUNTING FOR INCOME TAXES. SFAS 109 requires the liability method for accounting for income taxes. This method mandates the recognition of deferred tax liabilities and assets for expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities.

    NET LOSS PER SHARE

    Net loss per share was computed based on the weighted average number of the Company's common shares outstanding during fiscal 1996 and excludes all shares of Class E-1 and Class E-2 Common Stock, discussed in Note 16, outstanding, or subject to option, because all such shares of stock are subject to escrow and the conditions for the release of shares from escrow have not been satisfied. Common stock equivalents were not considered in the net loss per share calculation because the effect on the net loss would be antidilutive.

    PRO FORMA NET LOSS PER SHARE (UNAUDITED)

    Net loss per common share was computed based on the weighted average number of the Company's common shares outstanding during the fiscal year ended March 31, 1995 after giving retroactive adjustment for the recapitalization discussed in Note 16 and the conversion of the Company's debentures into units (as defined in Note 5) which occurred upon completion of the Company's initial public offering (see Note 5). The effect on net loss per common share of the conversion of the Company's debentures was to reduce historical net loss by $67,995 and to increase weighted average

                          PREMIER LASER SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    (INFORMATION AS OF JUNE 30, 1996 AND FOR
          THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) shares outstanding by 321,099 shares for the fiscal year ended March 31, 1995. Class E-1 and E-2 common stock shares, discussed in Note 16, were excluded from the net loss per share calculation because the conditions for release of shares from escrow have not been satisfied. Other common stock equivalents were not considered in the net loss per share calculation because the effect on the net loss per share would be antidilutive. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, all stock options and warrants granted and common shares issued within one year of the Company's initial public offering and not in escrow have been included as outstanding for the six months ended September 30, 1994 (the date of the most recent financial statements included in the Company's initial public offering prospectus) using the treasury stock method.

    ACCOUNTING FOR STOCK-BASED COMPENSATION

    The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), effective for years beginning after December 15, 1995, which establishes a fair value-based method of accounting for stock-based compensation plans. The statement allows companies to continue to use the intrinsic value-based approach, supplemented by footnote disclosure of the pro forma net income and earnings per share of the fair value-based approach. The Company intends to follow this method allowed by SFAS 123.

    USE OF ESTIMATES BY MANAGEMENT

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Significant estimates and assumptions include those made surrounding inventory valuation and the realizability of certain intangible assets. The Company's inventory and intangibles largely relate to technologies which have yet to gain wide spread market acceptance. Management believes no loss will be incurred on the disposition of its inventory and that the remaining economic life of the Company's tangible assets is reasonable. If wide spread market acceptance of the Company's products is not achieved, the carrying amount of inventory and intangible assets could be materially reduced.

    INTERIM RESULTS (UNAUDITED)

    The accompanying balance sheet at June 30, 1996, and the statements of operations and cash flows for the three month periods ended June 30, 1995 and 1996, and the statement of shareholders' equity for the three month period ended June 30, 1996 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of results of the interim periods. The data disclosed in these notes to the financial statements for those periods are also unaudited.

                          PREMIER LASER SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    (INFORMATION AS OF JUNE 30, 1996 AND FOR
          THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

3.  SUPPLEMENTAL CASH FLOW INFORMATION
    Supplemental disclosures of cash flows information:

                                                              YEAR ENDED MARCH 31,
                                                             ----------------------
                                                                1995        1996
                                                             -----------  ---------
Cash paid for:
  Interest.................................................  $   550,962  $  52,129
  Income taxes.............................................          800        800

    SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES

    In fiscal 1996, the Company issued 200,000 shares of Class A Common Stock in connection with the acquisition of 1,150,000 shares of Mattan Corporation's common stock. The value of the Mattan Corporation common stock shares was $881,010 on the date of the transaction (see Note 6).

    Concurrent with the completion of the Company's initial public offering, certain notes payable to shareholders totaling $66,500 and convertible debentures totaling $1,500,000, plus related accrued interest, were converted into 7,072 shares of Class A Common Stock and 6,260 shares of each Class E-1 and E-2 Common Stock, and 321,099 Units, respectively.

4.  BASIS OF PRESENTATION
    The Company has suffered recurring losses from operations and may continue to incur losses for the foreseeable future due to the significant costs anticipated to be incurred in connection with manufacturing, marketing and distributing its laser products. In addition, the Company intends to conduct continuing research and development activities, including regulatory submittals and clinical trials to develop additional applications for its laser technology. The Company operates in a highly competitive environment and is subject to all of the risks inherent in a new business enterprise. The Company is presently attempting to borrow funds and/or complete a public offering of its common stock to provide working capital for operations in the near term. The outcome of such efforts to raise working capital cannot be assured. The ultimate timeframe in which a sufficient level of product or market acceptance can be achieved is uncertain. As such, there is substantial doubt about the Company's ability to continue as a going concern.

    The Company's financial statements have been prepared on the basis of accounting principles applicable to a going concern. Accordingly, they do not purport to give effect to adjustments, if any, that may be necessary should the Company be required to realize its assets and liquidate its liabilities, contingent liabilities and commitments in other than the normal course of business at amounts different from those disclosed in the financial statements.

5.  INITIAL PUBLIC OFFERING
    On December 7, 1994, the Company completed an initial public offering consisting of 2,400,000 Units of the Company's securities, each unit consisting of one share of Class A Common Stock, one redeemable Class A Warrant and one redeemable Class B Warrant (the "Units"). The Company realized net proceeds of $9,542,000 from this offering. Each Class A Warrant consists of the right to purchase one share of Class A Common Stock and one Class B Warrant at any time through the fifth anniversary date of the initial public offering at an exercise price of $6.50. Each Class B Warrant consists of the right to purchase one share of Class A Common Stock from the date of issuance through the fifth anniversary date of the initial public offering's effective date at an exercise price of $8.00.

                          PREMIER LASER SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    (INFORMATION AS OF JUNE 30, 1996 AND FOR
          THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

5.  INITIAL PUBLIC OFFERING (CONTINUED)
    On January 12, 1995, the underwriter in the initial public offering exercised its over-allotment option to purchase 360,000 Units at the initial public offering price, resulting in net proceeds of $1,411,183 to the Company.

6.  STRATEGIC ALLIANCES
    In December 1995, the Company entered into a strategic marketing alliance with Mattan Corporation (Mattan), a Canadian corporation whose stock is publicly traded on the Alberta Stock Exchange. The purchasing agreement (the Agreement) stipulates that the Company will supply all laser equipment and associated disposables for all laser surgery centers to be designed and opened by Mattan in Canada and the United States. It is anticipated that these surgery centers will be operated under the name of Medical Laser Institute of America. In connection with this alliance, the Company also entered into a share exchange agreement pursuant to which the Company issued 200,000 shares of the Company's Class A Common Stock, to certain parties affiliated with Mattan, who purchased 1,150,000 shares of Mattan's common stock, representing approximately 12% of Mattan's common stock, for approximately $881,010 on the Company's behalf. Prior to March 31, 1996, the Mattan affiliates sold the 200,000 shares of the Company's Class A Common Stock and released the shares of the Mattan common stock to the Company. The Company accounts for this investment as an available-for-sale security pursuant to SFAS 115 (See Note 2). At March 31, 1996, the fair value of this investment totaled approximately $4,547,377 and the related unrealized holding gain totaled approximately $3,666,367.

    In October 1995, the Company entered into a strategic business alliance with International Biolaser Corporation (IBC). This agreement specifies that the Company will manufacture IBC's CO(2) and argon lasers and that such products will be jointly marketed by the two companies. Pursuant to the agreement, the Company advanced $125,000 to IBC in exchange for a convertible note payable due in October 1997, bearing interest at 10% per annum and secured by substantially all of IBC's intangible assets. This note payable is convertible, at the Company's sole option, into an 80% ownership interest in IBC only after IBC has repaid certain pre-existing indebtedness. See Note 19 for further discussion regarding amendments to the Company's agreement with IBC.

7.  INVENTORIES
    Inventories consist of the following:

                                                          MARCH 31, 1996  JUNE 30, 1996
                                                          --------------  --------------
Raw materials...........................................   $    938,560   $      940,100
Work-in-progress........................................        276,998          211,099
Finished goods..........................................        969,797        1,315,640
                                                          --------------  --------------
                                                           $  2,185,355   $    2,466,839
                                                          --------------  --------------
                                                          --------------  --------------

                          PREMIER LASER SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    (INFORMATION AS OF JUNE 30, 1996 AND FOR
          THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

8.  PROPERTY AND EQUIPMENT
    Property and equipment consist of the following:

                                                          MARCH 31, 1996  JUNE 30, 1996
                                                          --------------  --------------
Machinery, equipment, molds and tooling.................   $  1,032,188   $    1,049,854
Furniture, fixtures and office equipment................        433,286          433,286
                                                          --------------  --------------
                                                              1,465,474        1,483,140
  Less: accumulated depreciation........................        971,532        1,006,630
                                                          --------------  --------------
                                                           $    493,942   $      476,510
                                                          --------------  --------------
                                                          --------------  --------------

9.  INTANGIBLES
    Intangibles consist of the following:

                                                          MARCH 31, 1996  JUNE 30, 1996
                                                          --------------  --------------

Patents and technology rights...........................   $  9,413,088   $    9,444,492
License agreements......................................        255,000          255,000
Other...................................................        201,000          201,000
                                                          --------------  --------------
                                                              9,869,088        9,900,492
Less: accumulated amortization..........................      2,515,626        2,689,420
                                                          --------------  --------------
                                                           $  7,353,462   $    7,211,072
                                                          --------------  --------------
                                                          --------------  --------------

10. ACCRUED LIABILITIES
    Accrued liabilities consist of the following:

                                                          MARCH 31, 1996  JUNE 30, 1996
                                                          --------------  --------------
Accrued payroll, vacation and related taxes.............   $     96,132   $       92,358
Accrued other...........................................         91,976          159,789
                                                          --------------  --------------
                                                           $    188,108   $      252,147
                                                          --------------  --------------
                                                          --------------  --------------

11. RELATED PARTY TRANSACTIONS
    As discussed in Note 1, the Company commenced operations after acquiring substantially all of the assets and certain liabilities of Pfizer in August 1991. At March 31, 1996, notes payable to Pfizer totaled $481,195 (see Note 12).

    Consulting fees aggregating $12,000 and $26,000 for the fiscal years ended March 31, 1996 and 1995, respectively, were paid to a consultant of the Company, directly related to an officer of the Company.

12. NOTES PAYABLE TO RELATED PARTY AND EXTRAORDINARY GAIN
    Prior to the completion of the initial public offering described in Note 5, the Company's notes payable to Pfizer amounted to $2,517,390. Pursuant to an agreement between the Company and Pfizer, the Company paid $1,386,195 of the notes payable to Pfizer immediately subsequent to the closing of the initial public offering and Pfizer forgave $650,000 of the total indebtedness. The remaining balance of $481,195, bearing interest at 10% per annum at March 31, 1996, and related accrued interest are payable in quarterly installments commencing July 8, 1996 with the first principal payment totaling $240,598, plus accrued interest, and the remaining two quarterly principal payments totaling $120,299, plus accrued interest. If the Company completes a private or public

                          PREMIER LASER SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    (INFORMATION AS OF JUNE 30, 1996 AND FOR
          THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

12. NOTES PAYABLE TO RELATED PARTY AND EXTRAORDINARY GAIN (CONTINUED) equity offering which raises net proceeds of at least $3 million, the note payable balance outstanding at the time of that offering becomes immediately due and payable. The note payable to Pfizer is secured by certain of the tangible and intangible assets of the Company. See further discussion concerning this note payable under Note 19.

    In June 1994, notes payable to third parties of $1,500,000 were converted into convertible debentures. These debentures and related accrued interest were converted into 321,099 Units concurrent with the closing of the initial public offering. Also concurrent with the close of the offering, notes payable to shareholders totaling $66,500 plus related accrued interest were converted into 7,072 shares of Class A Common Stock and 6,260 shares of each Class E-1 and E-2 Common Stock.

    In August 1994, the Company completed a private placement of debt units, whereby $1,550,000 of notes payable bearing interest at 10% per annum (the "Bridge Notes") and warrants to purchase 1,085,000 shares of Class A common stock were issued. In connection with this private placement, the Company incurred placement costs of $201,500 and issued the notes at a discount totaling $186,000. These notes payable were also paid in full in December 1994.

    In connection with the debt forgiven by Pfizer and the extinguishment of the bridge notes, the Company recognized a net extraordinary gain on extinguishment of debt totaling $381,730.

13. GRANTS
    In September, 1995, the Company obtained a Small Business Innovative Research Grant totaling approximately $750,000 for the study of laser emulsification. Pursuant to the terms of the grant, the Company is eligible to receive reimbursement for research and development costs incurred in connection with the laser emulsification study up to $750,000 upon the achievement of certain deliverables, as defined. During fiscal 1996, the Company received approximately $250,000 under the grant. The amounts received under the grant were offset against research and development costs incurred in the study.

14. COMMITMENTS AND CONTINGENCIES

    COMMITMENTS

    The Company leases its facilities and certain equipment under noncancellable operating leases. Total rental expense for operating leases was $348,059 and $387,055 for the fiscal years ended March 31, 1996 and 1995, respectively. At March 31, 1996, future minimum lease payments under noncancellable operating leases are as follows:

YEAR ENDING MARCH 31,
-----------------------------------------------------------
    1997...................................................  $     241,536
    1998...................................................        244,634
    1999...................................................        247,811
    2000...................................................        252,448
    2001...................................................        250,488
                                                             -------------
                                                             $   1,236,917
                                                             -------------
                                                             -------------

    Pursuant to the Company's facility lease, effective January 1997, the Company becomes guarantor of a lease agreement between the Company's lessor and a third party lessee. The guaranteed future minimum lease payments relating to the third party are $108,456, $111,624, and $85,500 for the years ended March 31, 1997, 1998 and 1999, respectively.

                          PREMIER LASER SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    (INFORMATION AS OF JUNE 30, 1996 AND FOR
          THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

14. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Company entered into employment agreements with three members of its executive management team. These agreements provide for two to four months of severance benefits upon termination of employment. Based upon salary levels as of March 31, 1996, such severance benefits range from approximately $15,000 to $33,000 for each of the above members of management.

    CONTINGENCIES

    The Company  entered into  an agreement  with Infrared  Fiber Systems,  Inc.
(IFS), as a supplier of certain fiberoptics that expires in the fiscal year ending March 31, 2002 and requires the supplier to sell exclusively to the Company fiberoptics for medical and dental applications as long as the Company purchases defined minimum amounts.

    In March 1994, the Company initiated litigation against IFS. The Company's complaint alleges that IFS and two of its officers misrepresented IFS' ability to supply optical fibers, and that IFS breached its supply agreement and certain warranties. In April 1994, IFS filed a cross-complaint alleging breach of contract and intentional interference with prospective economic advantage, seeking declaratory relief that the contract has been terminated and that IFS is free to market its fibers to others. In July 1994, Coherent, Inc., a major shareholder of IFS and a manufacturer of medical lasers which employ IFS optical fibers, joined the lawsuit for the express purpose of defending their rights to the IFS optical fibers. In May 1995, the Company instituted litigation concerning this dispute in the Orange County, California Superior Court against Coherent, Westinghouse Electric Corporation ("Westinghouse") and an individual employee of Westinghouse who was an officer of IFS from 1986 to 1993, when the events involved in the federal action against IFS took place and while Westinghouse owned a substantial minority interest in IFS. The complaint charges that Coherent conspired with IFS in the wrongful conduct which is the subject of the federal lawsuit and interfered with the Company's contracts and relations with IFS and with prospective contracts and advantageous economic relations with third parties. The complaint asserts that Westinghouse is liable for its employee's wrongful acts as an IFS executive while acting within the scope of his employment at Westinghouse. The lawsuit seeks injunctive relief and compensatory damages. In October 1995 the federal action was stayed by order of the court in favor of the California state court action, in which the pleadings have been amended to include all claims asserted by the Company in the federal action. No trial date has been set. The Company believes that the likely liability of the Company, if any, arising from this litigation would not have a materially adverse impact upon the Company.

    The Company is involved in various disputes and other lawsuits from time to time arising from its normal operations. The litigation process is inherently uncertain and it is possible that the resolution of the IFS litigation, disputes and other lawsuits may adversely affect the Company. It is the opinion of management, that the outcome of such matters will not have a material adverse impact on the Company's financial position, results of operations, or cash flows.

15. INCOME TAXES
    The Company incurred losses totaling $5,752,895 and $3,808,485 for fiscal years ended March 31, 1996 and 1995, respectively. As a result, no provision for income taxes has been charged to continuing operations during these periods.

                          PREMIER LASER SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    (INFORMATION AS OF JUNE 30, 1996 AND FOR
          THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

15. INCOME TAXES (CONTINUED)
    Deferred tax assets at March 31, 1996 are comprised as follows:

Accounts receivable reserves...........................  $    62,084
Research and development expenditures capitalized for
 tax purposes..........................................      410,247
Research and development federal tax credits...........      187,436
Depreciation of property and equipment.................       40,289
Net operating loss carryforwards.......................    6,033,150
Other..................................................      852,876
                                                         -----------
Gross deferred tax assets..............................    7,586,082
Deferred tax asset valuation allowance.................   (7,586,082)
                                                         -----------
                                                         $        --
                                                         -----------
                                                         -----------

    The net change in the valuation allowance for deferred tax assets was an increase of approximately $2,634,142 from the balance at March 31, 1995. The change primarily relates to additional net operating loss carryforwards generated as well as changes in other deferred assets in fiscal 1996, which were fully reserved for at March 31, 1996.

    At March 31, 1996, the Company had net operating loss carryforwards for federal income tax purposes totaling approximately $16,319,249 which begin to expire in fiscal 2007. Operating loss carryforwards for state income tax purposes totaling approximately $7,895,167 at March 31, 1996 begin to expire in fiscal 1998. Pursuant to provisions in the Tax Reform Act of 1986, the net operating loss carryforwards and research and development credits available for use in any given year may be limited as a result of the significant changes in stock ownership attributable to the initial public offering.

16. SHAREHOLDERS' EQUITY

    COMMON STOCK AND RECAPITALIZATION

    On June 11, 1994, the Company effected a recapitalization pursuant to an Amendment of its Articles of Incorporation. In this recapitalization: (i) the Company authorized for issuance three new classes of Common Stock, designated as Class A Common Stock, Class E-1 Common Stock and Class E-2 Common Stock, of which 35,600,000 shares of Class A Common Stock were authorized, 2,200,000 shares of Class E-1 Common Stock were authorized and 2,200,000 shares of Class E-2 Common Stock were authorized; (ii) the Company authorized for issuance a new class of Preferred Stock (having rights, preferences and privileges to be determined in the future) of which 8,850,000 shares were authorized for issuance; (iii) the Common Stock outstanding immediately prior to the recapitalization was reclassified as Class A Common Stock; and (iv) each share of Common Stock outstanding immediately prior to the recapitalization was converted, through a reverse stock split, into 0.1292 shares of Class A Common Stock.

    Following the above Amendment of the Articles of Incorporation, the Company declared a stock split effected as a stock dividend to the holders of its Common Stock, providing for the issuance of approximately 0.1144 shares of Class E-1 Common Stock and 0.1144 shares of Class E-2 Common Stock for each share of Common Stock held immediately prior to the recapitalization.

    As a result of this recapitalization and stock split, each share of the Company's outstanding Series A Preferred Stock and Series B Preferred Stock was converted into 0.1292 shares of Class A Common Stock, 0.1144 shares of Class E-1 Common Stock and 0.1144 shares of Class E-2 Common

                          PREMIER LASER SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    (INFORMATION AS OF JUNE 30, 1996 AND FOR
          THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

16. SHAREHOLDERS' EQUITY (CONTINUED)
Stock. Conversion of Series A and Series B Preferred Stock into Class A Common Stock, Class E-1 Common Stock and Class E-2 Common Stock was effected upon the closing of the Company's initial public offering.

    On October 20, 1994, the Company voted to effect a 7:1 reverse stock split pursuant to an amendment of its Articles of Incorporation. As a result thereof, the shares of Series A Common Stock, E-1 Common Stock, and E-2 Common Stock, discussed above, were reduced in number by a factor of 0.7.

    STOCK OPTION PLANS AND WARRANTS

    The Company has adopted several stock option plans that authorize the granting of options to employees, officers and/or consultants to purchase shares of the Company's Class A Common Stock. The stock option plans are administered by the Board of Directors or a committee appointed by the Board of Directors, which determines the terms of the options, including the exercise price, the number of shares subject to option and the exercisability of the option. The options are generally granted at the fair market value of the shares underlying the options at the date of the grant and expire within ten years of the grant date.

    In addition to options granted pursuant to the stock option plans, the Company has issued to certain Board of Directors members, consultants and former notes payable holders warrants to purchase shares of the Company's Class A Common Stock.

    A summary of the activity related to stock options and warrants for the fiscal years ended March 31, 1995 and 1996 is as follows:

                                                                     WARRANT/OPTION
                                                                       PRICE PER
                                                          SHARES         SHARE
                                                        -----------  --------------
Outstanding at March 31, 1994.........................      228,590   $ 1.00-17.69
Granted...............................................    1,733,650     5.00- 6.50
Exercised.............................................       (1,535)    1.00- 1.77
Cancelled.............................................      (50,872)    8.85
                                                        -----------  --------------
Outstanding and exercisable at March 31, 1995.........    1,909,833       1.00-17.69
Granted...............................................      706,305       4.63- 5.63
Exercised.............................................         (909)          1.00
Cancelled.............................................      (31,236)      1.00-11.06
                                                        -----------  --------------
Outstanding at March 31, 1996.........................    2,583,993  $    1.00-17.69
                                                        -----------  --------------
                                                        -----------  --------------

    Warrants to purchase 89,357 shares of the Company's common stock issued in connection with the acquisition of certain patents and technology rights during fiscal 1994 will expire by December 31, 1998 and the warrants to purchase 9,044 shares of common stock issued to a related party will expire by March 31, 1997.

    Effective December 30, 1993, the Company issued warrants to purchase 50,872 shares of common stock, under the 1993 Limited Warrant Plan, with an exercise price of $8.85 per share for services rendered by consultants in connection with the acquisition of technology rights. In January 1995, the warrant holders exercised their right to receive a cash payment of $285,000, an amount equal to the liability owed to the consultants on the date of issuance in exchange for and cancellation of the warrants.

                          PREMIER LASER SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    (INFORMATION AS OF JUNE 30, 1996 AND FOR
          THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

16. SHAREHOLDERS' EQUITY (CONTINUED)
    In connection with the initial public offering in December, 1994 and exercise of the underwriter's over-allotment option, the Company issued 2,760,000 of each of Class A Warrants and Class B Warrants. Both the Class A and Class B Warrants will expire in November 1999.

    The Company has the right, commencing three years from the November 30, 1994, the effective date of the initial public offering, to redeem the Class A and Class B Warrants at a price of $.05 per warrant subject to certain conditions regarding the bid price of the Class A Common Stock.

    CLASS E-1 AND CLASS E-2 COMMON STOCK

    The Company's Class E-1 Common Stock and Class E-2 Common Stock are held in escrow, are not transferable, can be voted and will be converted into Class A Common Stock only upon the occurrence of specified events. All the Class E-1 Common Stock shares will be automatically converted into Class A Common Stock shares in the event that: (1) the Company's net income before provision for income taxes, as defined, amounts to at least $4,800,000 for the years ending March 31, 1995 or 1996, or at least $5,500,000, $6,850,000, $8,425,000,
$9,900,000 for the fiscal years ending March 31, 1997 through 2000, respectively, provided that if additional shares are issued earnings must increase proportionately; or (2) the closing price, as defined, of the Company's Class A Common Stock shall average in excess of $15.00 for any 30 consecutive trading days during the 18 months following the November 30, 1994 effective date of the Company's initial public offering or average in excess of $19.25 for any 30 consecutive trading days during the period commencing with the nineteenth month after November 30, 1994 and ending 36 months from that date. If none of the above events occur, the Class E-1 Common Stock shares will be cancelled by the Company on June 30, 2000. All of the Class E-2 Common Stock shares will be automatically converted into Class A Common Stock shares in the event that: (1) the Company's net income before provision for income taxes, as defined, amounts to at least $8,625,000 for the years ending March 31, 1995 or 1996 or at least $11,800,000, $14,750,000, $20,475,000 or $26,750,000 for the years ending March
31, 1997 through 2000, respectively, provided that if additional shares are issued earnings must increase proportionally; or (2) the closing price, as defined, of the Company's Class A Common Stock shall average in excess of $19.75 for any 30 consecutive trading days during the 18 months following the November 30, 1994 effective date of the Company's initial public offering or average in excess of $24.00 for any 30 consecutive trading days during the period commencing with the nineteenth month after November 30, 1994 and ending 36 months from November 30, 1994. If none of the above events occur, the Class E-2 Common Stock shares will be cancelled by the Company on June 30, 2000.

    The Company will, in the event of the release of the Class E-1 Common Stock and Class E-2 Common Stock, recognize during the period in which the earnings thresholds are met or such minimum bid prices are achieved, a substantial noncash charge to earnings equal to the fair value of such shares on the date of their release, which would have the effect of significantly increasing the Company's loss or reducing or eliminating earnings, if any, at such time.

17. CONCENTRATION OF CREDIT RISK AND FOREIGN SALES
    The Company generates revenues principally from sales in the medical field. As a result, the Company's accounts receivable are concentrated primarily in this industry. In addition, sales to one customer represented 10% of the Company's sales in fiscal 1996 and 11% to a different customer in

                          PREMIER LASER SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    (INFORMATION AS OF JUNE 30, 1996 AND FOR
          THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

17. CONCENTRATION OF CREDIT RISK AND FOREIGN SALES (CONTINUED)
fiscal 1995. Sales in foreign countries accounted for approximately 63% and 40% of the Company's total sales in fiscal 1995 and 1996, respectively. A summary of sales in geographic locations for the fiscal years ended March 31, 1995 and 1996 is as follows:

                                                                      1995           1996
                                                                  -------------  -------------
United States...................................................  $     465,400  $   1,014,327
Europe..........................................................                       210,386
Asia............................................................        583,500        190,458
Other Foreign...................................................        200,503        289,219
                                                                  -------------  -------------
                                                                  $   1,249,403  $   1,704,390
                                                                  -------------  -------------
                                                                  -------------  -------------

    The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Generally, letters of credit are obtained on international sales. The Company maintains reserves for potential credit losses and such losses have been within management expectations.

18. SUBSEQUENT EVENTS

    On June 3, 1996, the Company entered into a loan agreement (the Loan Agreement) with a bank which allows the Company to borrow the lesser of $1 million or 40% of the market value of the 1,150,000 shares of Mattan Corporation common stock (the Mattan shares) held by the Company. Borrowings outstanding under this loan agreement bear interest at the bank's prime rate (8.25% at June 3, 1996) plus 1%, are secured by the Mattan shares and are due and payable in November 1996 (see Note 19 below). The Loan Agreement also provides for the issuance of warrants to purchase 9,756 shares of the Company's Class A Common Stock at $10.25 per share to the bank.


19. SUBSEQUENT EVENTS (UNAUDITED)
    The Company has not made the first installment payment under the Pfizer note payable discussed in Note 12 which was due in July 1996. The Company is attempting to negotiate with Pfizer for an extension of this payment date. There can be no assurance that such extension will be granted on this note or that Pfizer will not seek to enforce its rights on this note.

    Effective August 24, 1996, the Company and IBC amended their agreement (Note
6). Pursuant to the terms of this amendment the Company will (i) act as guarantor of approximately $201,000 of indebtedness owed by IBC to a third party and (ii) receive all proprietary rights, intellectual property and technology from IBC used in the manufacturing of argon MOD lasers.


    On October 9, 1996, the Company amended the Loan Agreement extending the expiration date of the agreement to April 1997.

INSIDE BACK COVER
CORPORATE COMMITMENTS
From Research and Development To Customer Satisfaction, Premier Laser Systems,
Inc. ...
Four photographs, including corporate headquarters

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------


  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                               ------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           7
Use of Proceeds................................          14
Price Range of Securities......................          15
Dividend Policy................................          15
Capitalization.................................          16
Selected Financial Data........................          17
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          18
Business.......................................          24
Management.....................................          42
Principal Shareholders.........................          49
Certain Transactions...........................          50
Description of Securities......................          51
Shares Eligible for Future Sale................          55
Underwriting...................................          56
Legal Matters..................................          58
Experts........................................          58
Available Information..........................          58
Index to Financial Statements..................         F-1


                                     [LOGO]

                                  11,000 UNITS


                            EACH UNIT CONSISTING OF
                       190 SHARES OF CLASS A COMMON STOCK
                       AND 95 REDEEMABLE CLASS B WARRANTS


                                 --------------

                                   PROSPECTUS

                                 --------------

                             D.H. BLAIR INVESTMENT
                                 BANKING CORP.

                                          , 1996

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the Registrant and its officers and directors, and by the Registrant of the Underwriters for certain liabilities arising under the Securities Act or otherwise.


    The California General Corporation Laws provides that California corporations may include provisions in their articles of incorporation relieving directors of monetary liability for breach of their fiduciary duty as directors, except for the liability of a director resulting from (i) any transaction from which the director derives an improper personal benefit, (ii) acts or omissions involving intentional misconduct or a knowing and culpable violation of law,
(iii) acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involves the absence of good faith on the party of the director (iv) acts or omissions constituting an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (v) acts or omissions showing a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or its shareholders, (vi) any improper transaction between a director and the Registrant in which the director has a material financial interest, or (vii) the making of an illegal distribution to shareholders or an illegal loan or guaranty. The Registrant's Articles of Incorporation provide that the Registrant's directors are not liable to the Registrant or its shareholders for monetary damages for breach of their fiduciary duties to the fullest extent permitted by California law.


    The inclusion of the above provision in the Articles of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Registrant and its shareholders. At present, there is no litigation or proceeding pending involving a director of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any director.

    The Registrant's Articles of Incorporation provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by
California law, including circumstances in which indemnification is otherwise discretionary under California law. The Registrant has entered into indemnification agreements with certain of its directors and officers that require the Registrant to indemnify such directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    It is estimated that the following expenses will be incurred in connection with the proposed offering hereunder. All of such expenses will be borne by the
Company:

                                                                                                         AMOUNT
                                                                                                       -----------
SEC filing fee.......................................................................................  $    10,410
NASD filing fee......................................................................................  $     3,519
NASDAQ National Market fee...........................................................................  $    17,500
Legal fees and expenses..............................................................................  $   250,000
Accounting fees and expenses.........................................................................  $   140,000
Blue sky fees and expenses (including counsel fees)..................................................  $    25,000
Printing expenses....................................................................................  $   120,000
Miscellaneous including tombstone advertisement......................................................  $    78,571
                                                                                                       -----------
    TOTAL............................................................................................  $   645,000
                                                                                                       -----------
                                                                                                       -----------

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

    During the prior three years, the Registrant has sold and issued the following unregistered securities:

    1. During the period, the Registrant granted incentive stock options (net of cancelled options) to employees, officers and consultants of the Registrant under its 1992 Stock Option Plan to purchase an aggregate of 32,375 shares of the Registrant's Class A Common Stock at a weighted average exercise price of $4.80 per share. Upon exercise of these options, the holders will also receive 2,103 shares of each of Class E-1 Common Stock and Class E-2 Common Stock. These options vest over a period of time following their respective dates of grant. As of May 17, 1996, certain employees exercised options to purchase an aggregate of 423 shares of Class A Common Stock and 374 shares of each of Class E-1 and Class E-2 Common Stock.

    2. In September 1993, the Registrant sold to two officers of and two consultants to the Company an aggregate of 16,721 shares of Class A Common Stock at an aggregate purchase price of $16,721 payable in cash or for the cancellation of indebtedness, and 311 shares of Series A Preferred Stock at an aggregate purchase price of $310. Also in September 1993, the Registrant issued 904 shares of Common Stock to a former director of the Registrant upon exercise of outstanding stock options, at an aggregate purchase price of $904.

    3. In November 1993, the Registrant granted an officer an option to purchase up to 4,522 shares of Class A Common Stock at an exercise price of $11.06 per share.

    4. In December 1993, the Registrant sold 18,992 shares of Class A Common Stock and 70,000 shares of Series A Preferred Stock to three accredited investors at an aggregate purchase price of $280,311.

    5. In December 1993, the Registrant purchased certain technology rights from Proclosure. As partial payment, the Registrant issued to Proclosure 227,898 shares of Class A Common Stock and warrants to purchase 89,356 shares of Class A Common Stock at an average exercise price of $15.54 per share. The Registrant issued to a consultant to Proclosure 5,217 shares of Class A Common Stock in cancellation of outstanding indebtedness assumed by the Registrant in the acquisition. In connection with the acquisition, the Registrant issued secured promissory notes to three venture capital firms in the original principal amount of $1,500,000. In June 1994, the Registrant exchanged the promissory notes with the venture capital firms for Convertible Debentures in an aggregate of $1,500,000. The Convertible Debentures converted into 321,099 Units in December 1994.

    6.  In  December 1993,  the Registrant  issued warrants  to purchase  50,872 shares of Class A Common Stock to two consultants to the Registrant at an exercise price of $8.85 per share pursuant to the Company's 1993 Limited Warrant Plan (which warrants have been subsequently cancelled).

    7. Between February and June 1994, the Registrant issued convertible notes to certain accredited or sophisticated investors in the original principal amount of $66,500, which notes converted into an aggregate of 7,072 shares of Class A Common Stock, 6,260 shares of Class E-1 Common Stock and 6,260 shares of Class E-2 Common Stock at the closing of the IPO.

    8. Between July 1993 and September 30, 1994, the Registrant sold and issued shares of Series B Preferred Stock convertible into an aggregate of 8,175 shares of Class A Common Stock and 7,239 shares of each of Class E-1 and Class E-2
Common Stock to certain consultants to the Registrant accredited or sophisticated investors for cash and forgiveness of indebtedness in the aggregate amount of $180,894.

    9. In March 1994, a former director of the Registrant and his employee entered into an agreement pursuant to which they exchanged warrants to purchase an aggregate of 318,918 shares of Series A Preferred Stock for an aggregate of 14,420 shares of Class A Common Stock, 12,768 shares of Class E-1 Common Stock and 12,768 shares of Class E-2 Common Stock pursuant to a cashless exchange. No additional consideration was paid for the shares.

    10. In June 1994, the Registrant effected a .1292 for 1 reverse stock split. In October 1994, the Registrant effected a .7 for 1 reverse stock split. All numbers of shares in this Item 11 have been adjusted to reflect these reverse stock splits.

    11. In June 1994, the Registrant's Board of Directors declared a stock dividend of .1144 shares of each of Class E-1 Common Stock and Class E-2 Common Stock for each share of Class A Common Stock outstanding on the date of the dividend.

    12. In connection with the private placement by the Registrant in August 1994, the Registrant issued to certain accredited investors, for an aggregate price of $1,550,000, $1,550,000 principal amount of 10% promissory notes and warrants to purchase 1,085,000 shares of Class A Common Stock at an exercise price equal to $6.64 per share. Upon consummation of the IPO, these warrants were exchanged for 1,085,000 Class A Warrants. The representative of the underwriters for the Registrant's IPO acted as placement agent for this offering and received aggregate commissions in the amount of $155,000, together with $46,500 as reimbursement for nonaccountable expenses.

    13. In November 1994, the Registrant granted to a consultant of the Registrant a warrant to purchase up to 3,165 shares of the Registrant's Class A Common Stock at an exercise price of $7.00 per share. The Registrant also granted to the Registrant's Chief Executive Officer an option to purchase up to 358,650 shares of Class A Common Stock at an exercise price of $5.00 per share.

    14. In September 1995, the Registrant granted incentive stock options (net of cancelled options) to employees and consultants of the Registrant under its 1995 Stock Option Plan to purchase an aggregate of 179,250 shares of Class A Common Stock at an exercise price of $5.625 per share.

    15. In February 1996, the Registrant granted nonqualified stock options under its February 1996 Stock Option Plan to purchase an aggregate of 499,200 shares of Class A Common Stock at an exercise price of $4.625 per share. In addition, the Registrant granted to two nonemployee directors options to purchase an aggregate of 20,000 shares of Class A Common Stock at an exercise price of $4.625 per share pursuant to a formula granted under the Registrant's 1996 Stock Option Plan. These options are subject to the shareholders approval of this plan.

    16. In December 1995, the Registrant issued 200,000 shares of Class A Common Stock to two affiliates of Mattan Corporation pursuant to the Share Exchange Agreement between the Registrant and Mattan as consideration for the issuance to the Registrant of 1,150,000 shares of Mattan Corporation's Common Stock.

    The issuances of securities described in paragraphs 10 and 11 above were deemed to be exempt from registration under the Securities Act by virtue of
Section 2(3) thereof in that the securities were issued in transactions not involving a "sale" of securities as such term is used in Section 2(3) of the Securities Act.

    The sales and issuances of securities in the remaining transactions described above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2), Regulation D or Rule 701 promulgated under the Securities Act. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions.

ITEM 27.  EXHIBITS.


 EXHIBIT
 NUMBER                                             DESCRIPTION
---------  ---------------------------------------------------------------------------------------------
     1.1   Form of Underwriting Agreement.
     3.1   Amended and Restated  Articles of  Incorporation as filed  with the  California Secretary  of
           State on November 23, 1994.**
     3.2   Bylaws of the Registrant, as amended.**
     4.1   Form of Common Stock Certificate.**
     4.2   Form of Underwriter's Unit Purchase Option.*
     4.3   Form of Amendment to Warrant Agreement dated as of November 30, 1994.
     5.1   Opinion of Rutan & Tucker.*
    10.1   Letter  Agreement and Patent  License Agreement dated  August 29, 1991  among the Registrant,
           Patlex Corporation and Gordon Gould.**
    10.2   Assignment Agreement dated July 27, 1992 between the Registrant and Michael Colvard, M.D.**
    10.3   Gold Catalyst Licensing  Agreement dated April  16, 1992 between  the Registrant and  Optical
           Engineering, Inc.**
    10.4   Assignment  and  Modification Agreement  dated  July 26,  1991  among the  Registrant, Pfizer
           Hospital Products Group and Medical Laser Technologies Limited.**
    10.5   Letter Agreement  dated  October  13,  1987  between Pfizer  Laser  Systems,  Inc.  and  Duke
           University,  together with Patent Assignment as filed in the U.S. Patent and Trademark Office on October 23, 1993.**
  + 10.6   Lead Generation/Distribution  Agreement  dated March  17,  1994 between  the  Registrant  and
           Burkhart Dental Supply Company.**
    10.7   Form of International Distribution Agreement.**
    10.8   Letter  of Intent between the Registrant and Richard Leaderman, D.D.S., together with related
           Patent Assignments as filed in the U.S. Patent and Trademark Office on February 22, 1994.**
  + 10.9   Exclusive Marketing Agreement dated  July 26, 1994 between  the Registrant, Proclosure,  Inc.
           and Nippon Shoji Kaisha, Ltd.**
    10.10  Amended  and Restated Registration Rights Agreement dated June 17, 1994 among the Registrant,
           Onset Enterprise  Associates, L.P.,  New  Enterprise Associates  IV Limited  Partnership  and
           Franklin Capital Associates, LLP.**
    10.11  Subordinated Note dated August 8, 1991 payable to Pfizer Hospital Products Group, Inc. in the original principal amount of $1,343,658.**
    10.12  Letter Agreement dated July 21, 1994 between the Registrant and Pfizer, Inc., as amended.**
    10.13  Letter  Agreement dated February 29, 1996 between the Registrant and Pfizer Hospital Products
           Group.***
    10.14  Form of Indemnification Agreement.**
    10.15  Industrial Lease dated December 6, 1995 between the Registrant and Irvine Company.***
    10.16  Use and Cost  Sharing Agreement dated  December 1,  1995 between the  Registrant and  Biopsys
           Medical, Inc.***
    10.17  Purchase/Supply  Agreement dated  January 13, 1987  between Infrared Fiber  Systems, Inc. and
           Pfizer Hospital Products Group, Inc., as amended.**

 EXHIBIT
 NUMBER                                             DESCRIPTION
---------  ---------------------------------------------------------------------------------------------
    10.18  Security Agreement dated August 8, 1991  between the Registrant and Pfizer Hospital  Products
           Group, Inc.**
    10.19  Letter  of Intent dated  October 19, 1995  between the Registrant  and International Biolaser
           Corporation, together  with  related  Promissory  Note dated  October  19,  1995  payable  to
           Registrant in the original principal amount of $125,000, and Security Agreement dated October
           19, 1995 between the Registrant and International Biolaser Corporation.****
    10.20  Share  Exchange Agreement dated December 20, 1995  among the Registrant, 658994 Alberta Ltd.,
           658997 Alberta Ltd. and Mattan Corporation.****
    10.21  Purchasing  Agreement   dated  December   20,  1995   between  the   Registrant  and   Mattan
           Corporation.****
    10.22  Exclusive  Licensing  Agreement dated  June 1,  1992  between the  Registrant and  Quentin M.
           Murphy, D.D.S.***
    10.23  Distribution Agreement dated August 31, 1995 between the Registrant and Lasermed, Inc.***
    10.24  Broker Agreement  dated  March  13,  1996 among  the  Registrant,  First  National  Marketing
           Services, Inc. and William F. Sullivan.***
    10.25  Form of Consulting Agreement.***
    10.26  Radiation  Services Agreement dated  January 10, 1994 between  the Registrant and SteriGenics
           International.***
    10.27  Form of  Nonstatutory  Stock Option  Agreement  between  the Registrant  and  Colette  Cozean
           (granting option to purchase 358,650 shares of Registrant's Common Stock).***
    10.29  1996 Stock Option Plan.***
    10.30  Form of Warrant Agreement (including forms of Class A and Class B Warrant Certificates).**
    10.31  Form of Underwriter's IPO Unit Purchase Option.**
    10.32  Form of Finders' IPO Unit Purchase Option.**
    10.33  1992  Employee Stock Option Plan,  together with form of  Nonqualified Stock Option Agreement and form of Incentive Stock Option Agreement.**
    10.34  1995 Employee Stock Option  Plan, together with form  of Nonqualified Stock Option  Agreement and form of Incentive Stock Option Agreement.***
    10.35  February   1996  Stock  Option  Plan,  together   with  form  of  Nonqualified  Stock  Option
           Agreement.***
    10.36  Loan Agreement dated June 3,  1996 between the Registrant  and Silicon Valley Bank,  together with Schedule to Loan Agreement dated June 3, 1996.*
    10.37  Pledge Agreement dated June 3, 1996 between the Registrant and Silicon Valley Bank.*
    10.38  Warrant to Purchase Stock dated June 3, 1996 issued to Silicon Valley Bank.*
    10.39  Registration  Rights Agreement dated June  3, 1996 between the  Registrant and Silicon Valley
           Bank.*
    10.40  Antidilution Agreement dated June 3, 1996 between the Registrant and Silicon Valley Bank.*
    10.41  Letter Agreement dated August 14, 1996 between the Registrant and LaserMed.*
    10.42  Agreement dated August 12, 1996 between the Registrant and Circuit Tree Medical, Inc.*
    10.43  Letter Agreement dated  August 24,  1996 between the  Registrant, Tower  Finanical Group  and
           International Biolaser Corporation.*
    10.44  Amendment  to Loan Agreement dated October 9,  1996 between the Registrant and Silicon Valley
           Bank.
    23.1   Consent of Price Waterhouse LLP.

 EXHIBIT
 NUMBER                                             DESCRIPTION
---------  ---------------------------------------------------------------------------------------------
    23.2   Consent of Rutan & Tucker LLP (included in the opinion filed as Exhibit 5).*
    23.3   Consent of Knobbe, Martens, Olson & Bear LLP.*
    24     Power of Attorney.*


------------------------
   + Confidential treatment was granted with respect to portions of this Exhibit.

   * Previously filed.

  ** Incorporated by reference from the Company's Registration Statement on Form
     SB-2 (Registration No. 33-83984).

 *** Incorporated by reference from the Company's Annual Report on Form 10-KSB for the year ended March 31, 1996.

**** Incorporated by  reference  from the  Company's  Quarterly Report  on  Form
     10-QSB for the quarter ended December 31, 1995.

ITEM 28.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 24 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person thereof in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, California, on October 14, 1996.


                                          PREMIER LASER SYSTEMS, INC.

                                          By: ________/s/_COLETTE COZEAN________
                                              Colette Cozean, Ph.D.,
                                             Chairman of the Board,
                                             President and Chief Executive
                                              Officer

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


                      NAME                                        TITLE                            DATE
------------------------------------------------  --------------------------------------  -----------------------

                                                  Chairman of the Board, President and
               /S/COLETTE COZEAN                   Chief Executive Officer (Principal     October 14, 1996
             Colette Cozean, Ph.D.                 Executive Officer)

                       *
                 Patrick J. Day                   Director                                October 14, 1996

                       *
              Grace Ching-Hsin Lin                Director                                October 14, 1996

                       *
            E. Donald Shapiro, J.D.               Director                                October 14, 1996

                                                  Vice President, Finance and Chief
              /s/JAMES S. POLENTZ                  Financial Officer (Principal
                James S. Polentz                   Financial Officer and Principal        October 14, 1996
                                                   Accounting Officer)

             *By: /s/COLETTE COZEAN
             Colette Cozean, Ph.D.,
                ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER                                             DESCRIPTION
---------  ---------------------------------------------------------------------------------------------
     1.1   Form of Underwriting Agreement.
     3.1   Amended  and Restated  Articles of  Incorporation as filed  with the  California Secretary of
           State on November 23, 1994.**
     3.2   Bylaws of the Registrant, as amended.**
     4.1   Form of Common Stock Certificate.**
     4.2   Form of Underwriter's Unit Purchase Option.*
     4.3   Form of Amendment to Warrant Agreement dated as of November 30, 1994.
     5.1   Opinion of Rutan & Tucker.*
    10.1   Letter Agreement and  Patent License Agreement  dated August 29,  1991 among the  Registrant,
           Patlex Corporation and Gordon Gould.**
    10.2   Assignment Agreement dated July 27, 1992 between the Registrant and Michael Colvard, M.D.**
    10.3   Gold  Catalyst Licensing Agreement  dated April 16,  1992 between the  Registrant and Optical
           Engineering, Inc.**
    10.4   Assignment and  Modification Agreement  dated  July 26,  1991  among the  Registrant,  Pfizer
           Hospital Products Group and Medical Laser Technologies Limited.**
    10.5   Letter  Agreement  dated  October  13,  1987 between  Pfizer  Laser  Systems,  Inc.  and Duke
           University, together with Patent Assignment as filed in the U.S. Patent and Trademark  Office on October 23, 1993.**
  + 10.6   Lead  Generation/Distribution  Agreement  dated March  17,  1994 between  the  Registrant and
           Burkhart Dental Supply Company.**
    10.7   Form of International Distribution Agreement.**
    10.8   Letter of Intent between the Registrant and Richard Leaderman, D.D.S., together with  related
           Patent Assignments as filed in the U.S. Patent and Trademark Office on February 22, 1994.**
  + 10.9   Exclusive  Marketing Agreement dated  July 26, 1994 between  the Registrant, Proclosure, Inc.
           and Nippon Shoji Kaisha, Ltd.**
    10.10  Amended and Restated Registration Rights Agreement dated June 17, 1994 among the  Registrant,
           Onset  Enterprise  Associates, L.P.,  New Enterprise  Associates  IV Limited  Partnership and
           Franklin Capital Associates, LLP.**
    10.11  Subordinated Note dated August 8, 1991 payable to Pfizer Hospital Products Group, Inc. in the original principal amount of $1,343,658.**
    10.12  Letter Agreement dated July 21, 1994 between the Registrant and Pfizer, Inc., as amended.**
    10.13  Letter Agreement dated February 29, 1996 between the Registrant and Pfizer Hospital  Products
           Group.***
    10.14  Form of Indemnification Agreement.**
    10.15  Industrial Lease dated December 6, 1995 between the Registrant and Irvine Company.***
    10.16  Use  and Cost  Sharing Agreement dated  December 1,  1995 between the  Registrant and Biopsys
           Medical, Inc.***
    10.17  Purchase/Supply Agreement dated  January 13, 1987  between Infrared Fiber  Systems, Inc.  and
           Pfizer Hospital Products Group, Inc., as amended.**
    10.18  Security  Agreement dated August 8, 1991 between  the Registrant and Pfizer Hospital Products
           Group, Inc.**
    10.19  Letter of Intent  dated October 19,  1995 between the  Registrant and International  Biolaser
           Corporation,  together  with  related  Promissory  Note dated  October  19,  1995  payable to
           Registrant in the original principal amount of $125,000, and Security Agreement dated October
           19, 1995 between the Registrant and International Biolaser Corporation.****
    10.20  Share Exchange Agreement dated December 20,  1995 among the Registrant, 658994 Alberta  Ltd.,
           658997 Alberta Ltd. and Mattan Corporation.****
    10.21  Purchasing   Agreement  dated   December  20,   1995  between   the  Registrant   and  Mattan
           Corporation.****

 EXHIBIT
 NUMBER                                             DESCRIPTION
---------  ---------------------------------------------------------------------------------------------
    10.22  Exclusive Licensing  Agreement dated  June 1,  1992  between the  Registrant and  Quentin  M.
           Murphy, D.D.S.***
    10.23  Distribution Agreement dated August 31, 1995 between the Registrant and Lasermed, Inc.***
    10.24  Broker  Agreement  dated  March  13,  1996 among  the  Registrant,  First  National Marketing
           Services, Inc. and William F. Sullivan.***
    10.25  Form of Consulting Agreement.***
    10.26  Radiation Services Agreement dated  January 10, 1994 between  the Registrant and  SteriGenics
           International.***
    10.27  Form  of  Nonstatutory  Stock Option  Agreement  between  the Registrant  and  Colette Cozean
           (granting option to purchase 358,650 shares of Registrant's Common Stock).***
    10.29  1996 Stock Option Plan.***
    10.30  Form of Warrant Agreement (including forms of Class A and Class B Warrant Certificates).**
    10.31  Form of Underwriter's IPO Unit Purchase Option.**
    10.32  Form of Finders' IPO Unit Purchase Option.**
    10.33  1992 Employee Stock Option  Plan, together with form  of Nonqualified Stock Option  Agreement and form of Incentive Stock Option Agreement.**
    10.34  1995  Employee Stock Option Plan,  together with form of  Nonqualified Stock Option Agreement and form of Incentive Stock Option Agreement.***
    10.35  February  1996  Stock  Option  Plan,  together   with  form  of  Nonqualified  Stock   Option
           Agreement.***
    10.36  Loan  Agreement dated June 3,  1996 between the Registrant  and Silicon Valley Bank, together with Schedule to Loan Agreement dated June 3, 1996.*
    10.37  Pledge Agreement dated June 3, 1996 between the Registrant and Silicon Valley Bank.*
    10.38  Warrant to Purchase Stock dated June 3, 1996 issued to Silicon Valley Bank.*
    10.39  Registration Rights Agreement dated  June 3, 1996 between  the Registrant and Silicon  Valley
           Bank.*
    10.40  Antidilution Agreement dated June 3, 1996 between the Registrant and Silicon Valley Bank.*
    10.41  Letter Agreement dated August 14, 1996 between the Registrant and LaserMed.*
    10.42  Agreement dated August 12, 1996 between the Registrant and Circuit Tree Medical, Inc.*
    10.43  Letter  Agreement dated  August 24,  1996 between the  Registrant, Tower  Finanical Group and
           International Biolaser Corporation.*
    10.44  Amendment to Loan Agreement dated October 9,  1996 between the Registrant and Silicon  Valley
           Bank.
    23.1   Consent of Price Waterhouse LLP.
    23.2   Consent of Rutan & Tucker LLP (included in the opinion filed as Exhibit 5).*
    23.3   Consent of Knobbe, Martens, Olson & Bear LLP.*
    24     Power of Attorney.*


------------------------
   + Confidential treatment was granted with respect to portions of this Exhibit.

   * Previously filed.

  ** Incorporated by reference from the Company's Registration Statement on Form
     SB-2 (Registration No. 33-83984).

 *** Incorporated by reference from the Company's Annual Report on Form 10-KSB for the year ended March 31, 1996.

**** Incorporated  by  reference from  the  Company's Quarterly  Report  on Form
     10-QSB for the quarter ended December 31, 1995.